Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

AFFINITY GAMING, LLC,

VARIOUS LENDERS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

Dated as of May 9, 2012

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES LLC, MACQUARIE CAPITAL (USA) INC.
and JEFFERIES FINANCE LLC,

as JOINT LEAD ARRANGERS and JOINT BOOK RUNNING MANAGERS

JEFFERIES FINANCE LLC and MACQUARIE CAPITAL (USA) INC.,

as CO-DOCUMENTATION AGENTS

i

SECTION 4.	Commitment Commission; Fees; Reductions of Commitment	67

4.01	Fees	67
4.02	Voluntary Termination of Unutilized Revolving Loan Commitments	68
4.03	Mandatory Reduction of Commitments	69

SECTION 5.	Prepayments; Payments; Taxes	69

5.01	Voluntary Prepayments	69
5.02	Mandatory Repayments	71
5.03	Method and Place of Payment	75
5.04	Net Payments	76

SECTION 6.	Conditions Precedent to Credit Events on the Initial Borrowing Date	78

6.01	Effective Date; Notes	78
6.02	Officer’s Certificate	78
6.03	Opinions of Counsel	78
6.04	Corporate Documents; Proceedings; etc.	78
6.05	Refinancing; Senior Notes	79
6.06	Adverse Change, Approvals	79
6.07	Litigation	79
6.08	Gaming Pledge Agreement	79
6.09	Guaranty and Collateral Agreement	80
6.10	Financial Statements; Pro Forma Financials; Projections; etc.	80
6.11	Solvency Certificate; Insurance Certificates	81
6.12	Fees, etc.	81
6.13	Patriot Act	81

SECTION 7.	Conditions Precedent to All Credit Events	81

7.01	No Default; Representations and Warranties	81
7.02	Notice of Borrowing; Letter of Credit Request	82

SECTION 8.	Representations, Warranties and Agreements	82

8.01	Organizational Status	82
8.02	Power and Authority	82
8.03	No Violation	83
8.04	Approvals	83
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	83
8.06	Litigation	84
8.07	True and Complete Disclosure	84
8.08	Use of Proceeds; Margin Regulations	85
8.09	Tax Returns and Payments	85
8.10	Compliance with ERISA	85
8.11	The Security Documents	86

8.12	Properties	87
8.13	Capitalization	87
8.14	Subsidiaries	87
8.15	Compliance with Statutes, etc.	87
8.16	Investment Company Act	87
8.17	Environmental Matters	88
8.18	Employment and Labor Relations	88
8.19	Intellectual Property, etc.	89
8.20	Insurance	89
8.21	Anti-Terrorism Law	89

SECTION 9.	Affirmative Covenants	90

9.01	Information Covenants	90
9.02	Books, Records and Inspections; Quarterly Conference Calls	93
9.03	Maintenance of Property; Insurance	94
9.04	Existence; Franchises	94
9.05	Compliance with Statutes, etc.	95
9.06	Compliance with Environmental Laws	95
9.07	ERISA	95
9.08	Maintenance of Company Separateness	96
9.09	Interest Rate Protection	96
9.10	Payment of Taxes	97
9.11	Use of Proceeds	97
9.12	Additional Security; Further Assurances; etc.	97
9.13	Maintenance of Ratings	98
9.14	Permitted Acquisitions	99
9.15	End of Fiscal Years; Fiscal Quarters	99

SECTION 10.	Negative Covenants	100

10.01	Liens	100
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	103
10.03	Dividends	105
10.04	Indebtedness	107
10.05	Advances, Investments and Loans	109
10.06	Transactions with Affiliates	111
10.07	Interest Expense Coverage Ratio; Total Net Leverage Ratio	112
10.08	Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitation on Voluntary Payments, etc.	114
10.09	Limitation on Certain Restrictions on Subsidiaries	115
10.10	Limitation on Issuance of Equity Interests	116
10.11	Business, etc.	117
10.12	Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person	117
10.13	Capital Expenditures	117

SECTION 11.	Events of Default	118

11.01	Payments	118
11.02	Representations, etc.	118
11.03	Covenants	119
11.04	Default Under Other Agreements	119
11.05	Bankruptcy, etc.	119
11.06	ERISA	119
11.07	Security Documents	120
11.08	Guaranties	120
11.09	Judgments	120
11.10	Gaming Authority	121
11.11	Change of Control	121

SECTION 12.	The Administrative Agent	121

12.01	Appointment	121
12.02	Nature of Duties	122
12.03	Lack of Reliance on the Administrative Agent	122
12.04	Certain Rights of the Administrative Agent	122
12.05	Reliance	123
12.06	Indemnification	123
12.07	The Administrative Agent in its Individual Capacity	123
12.08	Holders	123
12.09	Resignation by the Administrative Agent	123
12.10	Collateral Matters	124
12.11	Delivery of Information	125

SECTION 13.	Miscellaneous	125

13.01	Payment of Expenses, etc.	125
13.02	Right of Setoff	127
13.03	Notices	127
13.04	Benefit of Agreement; Assignments; Participations	128
13.05	No Waiver; Remedies Cumulative	131
13.06	Payments Pro Rata	132
13.07	Calculations; Computations	132
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	133
13.09	Counterparts	134
13.10	Effectiveness	134
13.11	Headings Descriptive	134
13.12	Amendment or Waiver; etc.	134
13.13	Survival	137
13.14	Domicile of Loans	137
13.15	Register	137
13.16	Confidentiality	138

13.17	PATRIOT Act	138
13.18	No Advisory or Fiduciary Responsibility	139
13.19	Interest Rate Limitation	139
13.20	Application of Gaming Regulations	139
13.21	REVOLVING CREDIT FACILITY PRIORITY	140
13.22	Post-Closing Requirements	141

SCHEDULES

SCHEDULE 1.01	Commitments
SCHEDULE 2.17	Reverse Dutch Auction Procedures
SCHEDULE 8.12	Real Property
SCHEDULE 8.13	Capitalization
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.17	Environmental Matters
SCHEDULE 8.20	Insurance
SCHEDULE 10.01	Existing Liens
SCHEDULE 10.04(iv)	Existing Indebtedness
SCHEDULE 10.05	Existing Investments
SCHEDULE 10.06	Existing Affiliate Transactions
SCHEDULE 10.09	Existing Subsidiary Restrictions
SCHEDULE 13.03	Lender Addresses

EXHIBITS

EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B-1	Initial Term Note
EXHIBIT B-2	Revolving Note
EXHIBIT B-3	Swingline Note
EXHIBIT B-4	Incremental Term Note
EXHIBIT B-5	Extended Term Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 5.04(b)(ii) Certificate
EXHIBIT E-1	Incremental Term Loan Commitment Agreement
EXHIBIT E-2	Incremental RL Commitment Agreement
EXHIBIT F	Officers’ Certificate
EXHIBIT G	Pledge Agreement
EXHIBIT H	Guaranty and Collateral Agreement
EXHIBIT I	Solvency Certificate
EXHIBIT J	Compliance Certificate
EXHIBIT K	Assignment and Assumption Agreement
EXHIBIT L	Joinder Agreement
EXHIBIT M	Subordination Provisions
EXHIBIT N	Shareholder Subordinated Note

v

CREDIT AGREEMENT, dated as of May 9, 2012, among AFFINITY GAMING, LLC, a Nevada limited liability company (the “Borrower”), the Lenders party hereto from time to time, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the “Administrative Agent”).  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.         Definitions and Accounting Terms.

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired Entity or Business” shall mean either (x) the assets and liabilities constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) the Equity Interests of any such Person, which Person shall, as a result of such stock acquisition, become a Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary of the Borrower, with (i) the Borrower being the surviving Person of any merger to which it is a party, (ii) a Subsidiary Guarantor being the surviving Person of any merger to which it is a party or (iii) a Wholly-Owned Subsidiary of the Borrower being the surviving person of any merger to which it is a party).

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and non-cash stock or stock option compensation expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time; provided that increases or decreases in Adjusted Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and senior or executive officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body)

of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, renewed, increased or restructured from time to time.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.21.

“Applicable Commitment Commission Percentage” shall mean, initially, a percentage per annum equal to 0.50%.  From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Commitment Commission Percentage shall be that percentage per annum set forth below opposite the Total Net Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentences:

Total Net Leverage Ratio	Applicable Commitment Commission Percentage
Greater than 3.50 to 1.00	0.50%
Less than or equal to 3.50 to 1.00	0.375%

The Total Net Leverage Ratio used in a determination of the Applicable Commitment Commission Percentage shall be determined based on the delivery of a certificate (each, a “Quarterly Pricing Certificate”) of an Authorized Financial Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender) within 45 days after the last day of each fiscal quarter of the Borrower (or within 90 days after the last day of the fourth fiscal quarter of the Borrower).  The Quarterly Pricing Certificate shall set forth the calculation of the Total Net Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Applicable Commitment Commission Percentage which shall be thereafter applicable (until such Applicable Commitment Commission Percentage is changed in accordance with the following sentences).  The Applicable Commitment Commission Percentage so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent or (y) the date which is 45 days (or 90 days in the case of the fourth fiscal quarter of the Borrower) following the last day of the fiscal quarter of the Borrower for which the Applicable Commitment Commission Percentage was most recently determined pursuant to this definition (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to a new Applicable Commitment Commission Percentage (and thus commencing a new Start Date), the Applicable Commitment Commission Percentage shall be 0.50%.  Notwithstanding anything to the contrary contained above in this definition, (A) the Applicable Commitment Commission Percentage shall be 0.50% (x) at all times during which an Event of Default shall occur and be continuing (and after any cure or waiver of such Event of Default (but only so long as no other Event of Default then exists) the pricing level otherwise determined in accordance with this definition shall apply) and (y) at all times prior to the date of delivery of the financial statements of the Borrower pursuant to Section 9.01(b) for the fiscal quarter of the Borrower ending September 30, 2012 and (B) the Applicable Commitment Commission Percentage in respect of any Tranche of Extended Revolving Loan Commitments shall be the applicable percentage per annum set forth in the relevant Extension Offer accepted by the respective Extending RL Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if it is subsequently determined that the Total Net Leverage Ratio set forth in any Quarterly Pricing Certificate delivered to the Administrative Agent is inaccurate for any reason and, as a result thereof, the RL Lenders received a Commitment Commission that is less than that which would have been applicable thereto had the Total Net Leverage Ratio been accurately determined, then the Borrower shall pay to the Administrative Agent for the account of each RL Lender such additional Commitment Commission for such period in an amount equal to the remainder of (x) the amount of Commitment Commission to which such RL Lenders would have received had the Total Net Leverage Ratio been correctly computed minus (y) the amount of Commitment Commission actually paid to such RL Lenders for such period, together with interest on such additional amounts (to the extent permitted by law) for such period at a rate per annum equal to the Base Rate that was in effect from to time during such period plus the Applicable Margin during such period for Revolving Loans maintained as Base Rate Loans.  Such Commitment Commission and accrued interest shall be due and payable on the earlier of (i) the occurrence of a Default or an Event of Default under Section 11.05 with respect to the Borrower and (ii) within five Business Days after the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Total Net Leverage Ratio was inaccurately computed; provided that in the case of preceding clause (ii), nonpayment of such Commitment Commission and interest as a result of any such inaccuracy shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the applicable default rate), at any time prior to the date that is five Business Days after the Borrower obtains knowledge (including by way of notification hereof from the Administrative Agent or the Required Lenders) that the Total Net Leverage Ratio was inaccurately calculated.

“Applicable Excess Cash Flow Repayment Percentage” shall mean 50%; provided that, so long as no Event of Default or Specified Default exists on the respective Excess Cash Flow Payment Date, (i) if the Total Net Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than or equal to 4:00:1.00 but greater than 3:00:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 25% and (ii) if the Total Net Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than or equal to 3:00:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 0%.

“Applicable Margin” shall mean a percentage per annum equal to: (i) in the case of Initial Term Loans maintained as (x) Base Rate Loans, 3.25%, and (y) Eurodollar Loans, 4.25%; (ii) in the case of Revolving Loans maintained as (x) Base Rate Loans, 3.25%, and (y) Eurodollar Loans, 4.25%; (iii) in the case of Swingline Loans, 3.25%; (iv) in the case of any Type of Incremental Term Loan of a given Tranche that is not an Initial Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the respective Incremental Term Loan Commitment Agreement; (v) in the case of any Type of Revolving Loans or Swingline Loans made pursuant to any Extended Revolving Loan Commitments, that percentage per annum set forth in the relevant Extension Offer accepted by the respective Extending RL Lenders; (vi) in the case of any Type of Extended Term Loans of a given Tranche, that percentage per annum set forth in the relevant Extension Offer accepted by the respective Extending Term Lenders.  Notwithstanding anything to the contrary contained above in this definition, the Applicable Margin shall be increased as and to the extent necessary to comply with Section 2.14(a) or 2.15(a), as the case may be.

“Applicable Threshold Price” shall have the meaning provided in Schedule 2.17.

“Asset Sale” shall mean (i) any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to a Credit Party of any asset (including, without limitation, any Equity Interests in another Person) and (ii) any issuance by any Subsidiary of the Borrower of its Equity Interests to any Person other than the Borrower or any Subsidiary thereof, but (x) excluding sales of assets pursuant to Sections 10.02(ii), (iii), (vi), (vii), (viii), (xi), (xiii), (xiv), (xv), (xvi), (xvii) and (xviii) and (y) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $500,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Auction” shall have the meaning provided in Section 2.17(a).

“Auction Amount” shall have the meaning provided in Schedule 2.17.

“Auction Assignment and Assumption” shall have the meaning provided in Schedule 2.17.

“Auction Manager” shall have the meaning provided in Section 2.17(a).

“Auction Notice” shall have the meaning provided in Schedule 2.17.

“Authorized Financial Officer” of any Person shall mean the chief financial officer, the vice-president finance, the treasurer or assistant treasurer of such Person or, if there is no chief financial officer, vice-president finance, treasurer or assistant treasurer of such Person, any other senior executive officer of such Person designated by the president of such Person as being a financial officer authorized to deliver and certify financial information under this Agreement.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, an Authorized Financial Officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, and (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day plus 1.00%.  For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto as provided herein.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Specified Transaction, the Test Period most recently ended on or prior to the date of any such Specified Transaction for which financial statements have been delivered to the Lenders pursuant to this Agreement; provided that, with respect to any Specified Transaction that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 9.01(b) for the fiscal quarter of the Borrower ending June 30, 2012, the Calculation Period shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2012 (taken as one accounting period), with (x) Consolidated EBITDA and Consolidated Interest Expense (prior to giving pro forma effect to the applicable Specified Transaction required to be calculated on a pro forma basis) being as set forth in the second sentence of the definition of Test Period and (y) the applicable Total Net Leverage Ratio and Interest Expense Coverage Ratio for purposes of determining pro forma compliance with Section 10.07  being the applicable ratios in effect for the Test Period ending June 30, 2012.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted restored, repaired or improved or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, in either case, to the extent that such proceeds or awards are not required to be applied in accordance with Section 5.02(f), (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not required to be applied pursuant to Section 5.02(d), (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Subsidiary of the Borrower and that actually are paid for by a Person other than the Borrower or any Subsidiary of the Borrower and for which neither the Borrower nor any Subsidiary of the Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) expenditures that constitute operating lease expenses in accordance with GAAP, (vi) expenditures that constitute Permitted Acquisitions, (vii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries or (viii) any non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 365 days from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of Foreign Subsidiaries of the Borrower only (in addition to instruments referred to in clauses (i) through (vi) above), instruments equivalent to those referred to in clauses (i) through (vi) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary of the Borrower organized in such jurisdiction.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Change of Control” shall mean any of (i) (x) any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) (A) is or shall become the “beneficial owners” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 40% or more on a fully diluted basis of the Voting Equity Interests of the Borrower, or (B) shall have obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors or (y) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors, or (ii) a “change of control” (or similar term) shall occur pursuant to, and as defined in, (x) any Senior Notes Document or (y) any Permitted Unsecured Debt Document evidencing or relating to any Indebtedness in an outstanding aggregate principal amount of $25,000,000 or more.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests and Liens have been granted pursuant to any Security Document, including, without limitation, all Gaming Pledge Agreement Collateral, all GCA Collateral and all cash and Cash Equivalents delivered as collateral pursuant to Sections 2.18(a), 4.02(c), 5.02 or 11 (in each case, other than Excluded Property).

“Collateral Agent” shall mean the Administrative Agent (together with its successors in such capacity in accordance with Section 12.09) acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Term Loan Commitment, an Incremental Term Loan Commitment, a Revolving Loan Commitment or an Extended Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Compliance Certificate” shall have the meaning provided in Section 9.01(f).

“Confidential Information Memorandum” shall have the meaning provided in the definition of “Projections” appearing in this Section 1.01.

“Consolidated Current Assets” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, all assets that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination, other than (a) cash and Cash Equivalents, (b) amounts related to current or deferred Taxes based on income or profits, (c) assets held for sale, (d) permitted loans to third parties, (e) Pension Plan assets, (f) deferred bank fees and (g) derivative financial instruments.

“Consolidated Current Liabilities” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, and (f) the current portion of pension liabilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (v) any extraordinary gains, (w) any non-cash income or gains, (x) any after-tax effect of income or loss from the early extinguishment of (i) Indebtedness (including obligations under any Interest Rate Protection Agreements or Other Hedging Agreements) or (ii) other derivative instruments, (y) non-cash purchase accounting adjustments and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business), adjusted by (A) adding thereto (in each case, other than in respect of clause (x) below, to the extent deducted in determining Consolidated Net Income for such period and not otherwise excluded from the calculation of Consolidated EBITDA pursuant to clauses (v), (w), (x), (y) and (z) above in this definition), without duplication, the amount of:

(i)                                     total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period;

(ii)                                  provision for taxes based on income, profits or capital and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period;

(iii)                               all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period (including amortization of intangible assets and amortization of deferred financing fees, debt issuance costs and other financing fees, expenses and discounts);

(iv)                              the amount of all Transaction Expenses for such period;

(v)                                 the amount of all non-cash charges and non-cash expenses of the Borrower and its Subsidiaries determined on a consolidated basis for such period;

(vi)                              the amount of all prepayment premiums paid in connection with any retirement of Indebtedness;

(vii)                           the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized for such period in connection with any Specified Transaction or the implementation of an operational initiative after the Initial Borrowing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) a duly completed certificate signed by an Authorized Financial Officer of the Borrower shall have been delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 9.01(f) certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized for such period and are factually supportable in the good faith judgment of the Borrower, and (y) such actions are to be taken within 18 months after the consummation of the respective Specified Transaction which is expected to result in such cost savings, expense reductions, other operating improvements or synergies for such period, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA pursuant to this definition, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are associated with the implementation of an initiative following the Initial Borrowing Date, all steps shall have been taken for realizing such savings, operating expense reductions, other operating improvements and synergies, (D) projected amounts not yet realized may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies, and (E) the aggregate amount of cost savings, operating expense reductions, other operating improvements and synergies added pursuant to this clause (vii) in determining Consolidated EBITDA for any Test Period shall not exceed 10.0% of Consolidated EBITDA for such Test Period (determined before giving effect to any adjustments made pursuant to this clause (vii);

(viii)                        the amount of any net loss for such period from disposed, abandoned or discontinued operations;

(ix)                              the amount of proceeds received in respect of business interruption insurance for such period to the extent not already included in the calculation of Consolidated Net Income for such period;

(x)                                 the amount of other customary and reasonable accruals, payments and expenses (including legal, tax, structuring and other costs and expenses) incurred during such period in connection with any Specified Transaction, any issuance of Equity Interests or an other incurrence of debt, disposition or Investment permitted hereunder or any amendment of this Agreement, the other Credit Documents or any definitive documentation evidencing any or relating to other Indebtedness permitted hereunder (whether or not any such transaction undertaken was not completed);

(xi)                              all expenses of the Borrower and its Subsidiaries related to the environmental remediation of contamination originating at Clark County Assessor’s Parcel No. 237-08-301-002 in Primm, Nevada in an aggregate amount for all periods not to exceed $5,000,000;

(xii)                           the amount of any expenses, charges or losses for such period that are covered by indemnification or other reimbursement provisions in connection with any Specified Transaction or any asset sale permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 270 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 270 days);

(xiii)                        to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 270 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 270 days), the amount of expenses, charges or losses for such period with respect to liability or casualty events (but excluding business interruption);

(xiv)                       expense incurred by the Borrower and its Subsidiaries during such period related to Interest Rate Protection Agreements arising in connection with interest rate fluctuations; and

(xv)                          pre-opening costs for such period that are required by GAAP to be charged as an expense prior to or upon opening and grand opening promotional expenses of the type that the Borrower has historically netted out of its sales in accordance with GAAP, and

(B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period), without duplication, the amount of:

(i)                                     all cash payments and cash charges made during such period relating to any non-cash charges taken in a previous period pursuant to preceding clause (A)(v); and

(ii)                                  the amount of any net gain for such period from disposed, abandoned or discontinued operations for such period.

For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.  Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated EBITDA for portions of such period occurring on or prior to June 30, 2012 shall be calculated in accordance with the second sentence of the definition of Test Period contained herein.

“Consolidated Indebtedness” shall mean, at any time, the remainder of (A) the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (ii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations which have not been paid within three Business Days of becoming due) shall not be included in any determination of “Consolidated Indebtedness”, minus (B) the lesser of (x) the aggregate amount of all Unrestricted cash and Cash Equivalents on hand of the Borrower and the Subsidiary Guarantors at such time and (y) $25,000,000.

                                                                                                “Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs and original issue discount for such period, plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period, minus (iii) the aggregate amount of cash interest income of the Borrower and its Subsidiaries during such period.  Notwithstanding anything to the contrary contained above, for purposes of determining the Interest Expense Coverage Ratio, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the one year anniversary of the Initial Borrowing Date,  Consolidated Interest Expense for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the second sentence of the definition of Test Period contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, (iii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower and (iv) for purposes of calculating the Interest Expense Coverage Ratio, cash interest income of the Borrower and its Subsidiaries shall be excluded.

“Consolidated Total Assets” shall mean, at any time of determination thereof, the aggregate amount of all assets of the Borrower and its Subsidiaries as set forth in the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP.

“Consolidated Total Tangible Assets” shall mean, at the time of determination thereof, the aggregate amount of all assets (as reflected on a consolidated balance sheet of the Borrower and its Subsidiaries) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles and Intellectual Property, as set forth on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, without duplication, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director of the Borrower if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guaranty and Collateral Agreement, each other Security Document, each Joinder Agreement, each Incremental Term Loan Commitment Agreement and each Incremental RL Commitment Agreement.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall mean an amount (not less than zero) equal to, initially, $15,000,000, which amount (x) shall be increased on each Excess Cash Flow Payment Date, so long as any payment required pursuant to Section 5.02(e) has been made on or prior to such date, by an amount equal to the remainder of (A) the amount of Excess Cash Flow for the respective Excess Cash Flow Payment Period minus (B) the sum of (i) the Applicable Excess Cash Flow Repayment Percentage of Excess Cash Flow for the respective Excess Cash Flow Payment Period and (ii) the amount by which the required Excess Cash Flow payment for the respective Excess Cash Flow Payment Period has been reduced pursuant to clause (B) of Section 5.02(e), and (y) shall be reduced by the sum of, in each case, without duplication, (I) the aggregate amount of Dividends theretofore paid or made pursuant to Section 10.03(vii) after the Initial Borrowing Date, (II) the aggregate amount of Investments theretofore made pursuant to Section 10.05(xix) after the Initial Borrowing Date, (III) the aggregate amount of cash payments theretofore made pursuant to Section 10.08(i)(A) after the Initial Borrowing Date and (IV) the aggregate amount of Capital Expenditures theretofore made pursuant to Section 10.13(c) after the Initial Borrowing Date.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Declined Proceeds” shall have the meaning provided in Section 5.02(k).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to the last paragraph of Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied or waived in writing by the Required Lenders prior to the date of funding, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination (in good faith) that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such

Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any proceeding of the type described in Section 11.05, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.18 upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Deposit Account Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and the Borrower and containing terms providing “control” (for purposes of the UCC) over the Deposit Account governed by such Deposit Account Control Agreement.

“Discount Range” shall have the meaning provided in Schedule 2.17.

“Dividend” shall mean any dividend or other distribution (whether in cash, securities or other property (other than common Equity Interests of the respective Person paying such dividend or distribution) with respect to any Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property (other than common Equity Interests of the respective Person paying such dividend or distribution)) including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of the Borrower or any of its Subsidiaries.

“Documentation Agents” shall mean each of Jefferies Finance LLC and Macquarie Capital (USA) Inc, in their respective capacity as Co-Documentation Agents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower incorporated or organized in the United States or any State thereof or the District of Columbia, but excluding (i) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC and (ii) any Domestic Subsidiary substantially all of whose assets are the Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but excluding (i) individuals and (ii) the Borrower and its Subsidiaries (except to the limited extent permitted by Section 2.17) and Affiliates.

“Embargoed Person” shall have the meaning provided in Section 10.12(c).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or adjudicatory proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, legally binding guideline or policy and rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all capital stock, shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until any such instruments are so converted or exchanged.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA), trade or business (whether or not incorporated) which together with the Borrower is deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA, and/or Section 412, 4971, 4977 and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean, with respect to any Borrowing of Eurodollar Loans for any Interest Period, the higher of (i) (a) the rate per annum (rounded upward to the nearest 1/100th of 1%)

determined by the Administrative Agent at approximately 11:00 a.m. (London Time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollar (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), (ii) with respect to Initial Term Loans only, 1.25%, (iii) with respect to any Tranche of Incremental Term Loans, such percentage as may be agreed to in the respective Incremental Term Loan Commitment Agreement, and (iv) with respect to any Tranche of Extended Term Loans, such percentage as may be agreed to in the relevant Extension Offer by the respective Extending Term Lenders.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, (ii) to the extent not otherwise included in the calculation of Adjusted Consolidated Net Income for such period, the aggregate amount of business interruption insurance proceeds received by the Borrower or any of its Subsidiaries for such period and (iii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures (1) to the extent financed with equity proceeds, Equity Interests or Indebtedness (other than Revolving Loans and Swingline Loans) or (2) to the extent made pursuant to Section 10.13(c)), (ii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding written contracts (the “Contract Consideration”) entered into during such period relating to Capital Expenditures to be made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided, to the extent that the aggregate amount of internally generated funds actually utilized to finance such Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made with the proceeds of asset sales (other than sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, insurance or Indebtedness, (2) repayments made pursuant to Section 10.08(i) and (3) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Term Loan Repayment pursuant to Section 5.02(b)), (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (v) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds (other than sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness), and (vi) the aggregate amount of all cash Dividends paid pursuant to Section 10.03(iii) during such period.

“Excess Cash Flow Payment Date” shall mean the date occurring 95 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2012).

“Excess Cash Flow Payment Period” shall mean (x) with respect to the repayment required on the first Excess Cash Flow Payment Date, the period from June 1, 2012 to the last day of the Borrower’s fiscal year ending December 31, 2012 (taken as one accounting period), and (y) with respect to the repayment required on each successive Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” shall have the meaning provided in Section 2.17(e).

“Excluded Property” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Excluded Subsidiary” shall mean each (i) Captive Insurance Subsidiary and (ii) Immaterial Subsidiary.

“Excluded Taxes” shall mean, in the case of each Lender and the Administrative Agent, (i) any Tax imposed on or measured (however denominated) by the net income or net profits of a Lender or the Administrative Agent pursuant to the laws of the United States of America or the jurisdiction (or any political subdivision) in which such Lender or the Administrative Agent is incorporated or organized or the jurisdiction in which the principal office or applicable lending office of such Lender or the Administrative Agent is located or any subdivision thereof or therein or as the result of any other present or former connection between such party and the jurisdiction imposing such Tax (other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Credit Document, or sold or assigned an interest in any Loan, any participation in any Letter of Credit or any Credit Document), (ii) any franchise taxes or branch profits Taxes imposed by any jurisdiction described in preceding clause (i), (iii) in the case of a Foreign Lender, any United States federal withholding Taxes resulting from a requirement of law on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 5.04(a), (iv) Taxes attributable to a Lender’s failure to comply with Section 5.04(b) and (v) any Taxes imposed pursuant to FATCA.

“Executive Order” shall have the meaning provided in Section 8.21.

“Existing Credit Agreement” shall mean that Credit Agreement, dated as of December 31, 2010, among the Borrower, Wilmington Trust Company, as administrative agent, and the lenders party thereto.

“Existing Indebtedness” shall have the meaning provided in Section 10.04(iv).

“Expiration Time” shall have the meaning provided in Schedule 2.17.

“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.16(a)(ii).

“Extended Term Loans” shall have the meaning provided in Section 2.16.

“Extended Term Note” shall have the meaning provided in Section 2.05(a).

“Extending RL Lender” shall have the meaning provided in Section 2.16(a)(ii).

“Extending Term Lender” shall have the meaning provided in Section 2.16.

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Offer” shall have the meaning provided in Section 2.16.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Borrower or the Subsidiary of the Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates (rounded upward to the nearest 1/100th of 1%) on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“First Lien Senior Secured Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) the aggregate outstanding principal amount of all Consolidated Indebtedness that is secured by a Lien on any assets or property of the Borrower or any of its Subsidiaries on such date (other than Liens that are junior and subordinated to the Liens of the Collateral Agent in the Collateral pursuant to intercreditor arrangements that are reasonably satisfactory to the Administrative Agent) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date.

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Former Lender” shall have the meaning provided in Section 13.04(c)

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with GAAP are subject (to the extent provided therein) to Section 13.07(a).

“Gaming Authorities” shall mean the Governmental Authorities charged with the administration and enforcement of the Gaming Regulations.

“Gaming Business” and “Gaming Businesses” shall mean the businesses and operations of the Borrower and its Subsidiaries with respect to, and the properties and assets of the Borrower and its Subsidiaries used in connection with, any casinos (including riverboat and hotel casinos and all gaming devices therein), or other gaming businesses and other lines of business incidental thereto, including, but not limited to, the manufacture, sale or distribution of liquor or alcoholic beverages related to the foregoing gaming businesses, now or in the future owned by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries has an interest either through a joint venture or as a party to a management agreement.

“Gaming Permits” shall mean, collectively, every license, permit, consent, approval, registration, finding of suitability, waiver, exemption or other authorization required to own, operate or otherwise conduct or own an interest in an entity or manage an entity which owns, operates or otherwise conducts, casino, gaming or liquor operations granted or issued by any Gaming Authority and any other applicable Governmental Authorities.

“Gaming Pledge Agreement” shall have the meaning provided in Section 6.08.

“Gaming Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Gaming Pledge Agreement.

“Gaming Regulations” shall mean the laws, rules, regulations and orders applicable to the ownership or conduct of Gaming Businesses or casino and gaming activities of the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities, and applicable Liquor Laws.

“GCA Collateral” shall mean all “Collateral” as defined in the Guaranty and Collateral Agreement.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, all Gaming Authorities.

“Guarantor” shall mean the Borrower and each Subsidiary Guarantor.

“Guaranty” shall mean the guaranty of the Borrower and the Subsidiary Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.

“Guaranty and Collateral Agreement” shall have the meaning provided in Section 6.09.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Subsidiary of the Borrower (x) that has not guaranteed any other Indebtedness of the Borrower, (y) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), when added to the consolidated total assets of all other Immaterial Subsidiaries (as set forth in the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), do not constitute more than 3.0% of the Consolidated Total Assets and (z) whose portion of Consolidated EBITDA, when added to the portion of Consolidated EBITDA attributable to all other Immaterial Subsidiaries, does not constitute more than 3.0% of Consolidated EBITDA (in each case, as determined for the Test Period most recently ended for which financial statements have been delivered to the Lenders pursuant to this Agreement).

“Incremental Commitment” shall mean either an Incremental Term Loan Commitment or an Incremental RL Commitment.

“Incremental Commitment Requirements” shall mean, with respect to any provision of Incremental Term Loan Commitments on an Incremental Term Loan Borrowing Date or Incremental RL Commitments on any Incremental RL Commitment Date, the satisfaction of each of the following conditions on any such date:  (i) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments and/or Incremental RL Commitments then provided had been incurred, and the proceeds of such Loans had been applied, on any such date); provided that the Lenders providing Incremental Term Loan Commitments the proceeds of which are to be used solely to finance a Permitted Acquisition or an Investment permitted pursuant to Section 10.05(xix) or (xxii) may agree to waive this requirement as part of customary “sungard” limitations; (ii) all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date); provided that the Lenders providing the Incremental Term Loan Commitments the proceeds of which are used solely to finance a Permitted Acquisition or an Investment permitted pursuant to Section 10.05(xix) or (xxii) may agree to a subset of such representations and warranties as a condition to such borrowing as part of customary “sungard” limitations; (iii) the Borrower shall be in compliance with (I) the financial covenants contained in Sections 10.07(a) and (b) (but assuming, for purposes of determining pro forma compliance with (x) Section 10.07(a) for the respective Calculation Period, that the minimum Interest Expense Coverage Ratio permitted pursuant to such Section 10.07(a) for such Calculation Period was 0.25:1.00 higher than the Interest Expense Coverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(a) and (y) Section 10.07(b) for such Calculation Period, that the maximum Total Net Leverage Ratio permitted pursuant to such Section 10.07(b) for such Calculation Period was 0.25:1.00 below the Total Net Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(b)) and (II) a First Lien Senior Secured Net Leverage Ratio of less than 3.00:1.00, in each case for the Calculation Period most recently ended on or prior to the effectiveness of such Incremental Term Loan Borrowing Date or Incremental RL Commitment Date, as the case may be, on a pro forma basis, as if the relevant Loans to be made pursuant to the Incremental Commitments (assuming the full utilization thereof), and the proceeds of such Loans had been applied, on the first day of such Calculation Period; (iv) the delivery by the Borrower to the Administrative Agent on or prior to such date of an officer’s certificate executed by an Authorized Financial Officer of the Borrower and certifying as to compliance with preceding clauses (i), (ii) and (iii) and containing the calculations (in reasonable detail) required by preceding clause (iii); (v) the delivery by the Borrower to the Administrative Agent on or prior to such date of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by the Borrower and each Subsidiary Guarantor, acknowledging that such Incremental Commitments and all Loans to be incurred pursuant thereto shall constitute “Secured Obligations” under the Gaming Pledge Agreement and the Guaranty and Collateral Agreement; (vi) to the extent reasonably requested by the Administrative Agent, the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 6.03 or as may otherwise be reasonably satisfactory to the Administrative Agent; (vii) the delivery by the Borrower to the Administrative Agent of such officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request; and (viii) the completion by the Borrower and the other Credit Parties by such date of such other actions relating to any Mortgaged Property (or the Mortgages entered into in connection therewith) as the Administrative Agent may reasonably request in connection with such Incremental Commitments.

“Incremental RL Commitment” shall mean, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 2.01(b) as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental RL Commitment Agreement” shall mean each Incremental RL Commitment Agreement substantially in the form of Exhibit E-2 (appropriately completed) executed in accordance with Section 2.15.

“Incremental RL Commitment Date” shall mean each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 2.15(b).

“Incremental RL Lender” shall have the meaning specified in Section 2.15(b).

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.01(c) and as otherwise permitted by Section 2.14.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule 1.01 (as modified in accordance with Section 2.14) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be terminated pursuant to Section 4.03 or 11.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement substantially in the form of Exhibit E-1 (appropriately completed) executed in accordance with Section 2.14.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement; provided, that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person in respect of Indebtedness of the types described in clauses (i) through (iv) above and clause (vi) below, and (vi) except for purposes of calculating the Total Net Leverage Ratio and the First Lien Senior Secured Net Leverage Ratio, the net obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement.  Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in the ordinary course of business of such Person and (ii) any earn-out obligation until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Credit Party under this Agreement or any Note.

“Individual RL Exposure” of any RL Lender shall mean, at any time, the sum of (x) the aggregate principal amount of all Revolving Loans made by such RL Lender and then outstanding, (y) such RL Lender’s RL Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letter of Credit and any Unpaid Drawings relating thereto and (z) such RL Lender’s RL Percentage multiplied by the aggregate principal amount of all then outstanding Swingline Loans.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Initial Revolving Loan Maturity Date” shall mean May 9, 2017.

“Initial Term Loan” shall have the meaning provided in Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Initial Term Loan Commitment” as the same may be terminated pursuant to Section 4.03 or 11.

“Initial Term Loan Maturity Date” shall mean November 9, 2017.

“Initial Term Note” shall have the meaning provided in Section 2.05(a).

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case of proceeding under the Bankruptcy Code with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Intellectual Property” shall have the meaning provided in Section 8.19.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean each of DBTCA (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder; provided that, if any Extension or Extensions of Revolving Loan Commitments is or are effected in accordance with Section 2.16, then upon the occurrence of the Initial Revolving Loan Maturity Date and on each later date which is or was at any time a Revolving Loan Maturity Date with respect to Revolving Loan Commitments (each, an “Issuing Lender Termination Date”), each Issuing Lender (other than the Administrative Agent except as otherwise provided below) at such time shall have the right to resign as an Issuing Lender on, or on any date within 20 Business Days after, the respective Issuing Lender Termination Date, in each case upon not less than 30 days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Credit Documents as an Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder.  If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), each Issuing Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or an Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as an Issuing Lender hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).  Nothing in this definition shall limit the right of the Administrative Agent to resign hereunder (including in its capacity as an Issuing Lender) in accordance with the provisions of Section 12.09.

“Issuing Lender Termination Date” shall have the meaning provided in the definition of “Issuing Lender” contained herein.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit L (appropriately completed).

“L/C Overadvance” shall have the meaning provided in Section 5.02(a).

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers’ compensation, surety bonds and other similar statutory obligations, (ii) rental obligations of the Borrower or any of its Subsidiaries under Real Property leases to which the Borrower or any of its Subsidiaries are a party to and (iii) such other obligations of the Borrower or any of its Subsidiaries as are permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (w) any Senior Notes, (x) any Permitted Unsecured Debt, (y) any Indebtedness that is subordinated to any of the Obligations and (z) and any Equity Interests).

“Lead Arrangers” shall mean, collectively, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc. and Jefferies Finance LLC, in their capacities as joint Lead Arrangers and Book Running Managers, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution or other Person listed on Schedule 1.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 13.04(b) or 13.04(c).

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.18(a).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit. The Letter of Credit Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“License Revocation” shall mean the revocation, denial, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any material Gaming Permit or other material casino, gambling or gaming license issued by any Gaming Authority covering any Material Gaming Facility or relating to the ownership, management or operation thereof.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquor Laws” shall mean all laws, rules, regulations and ordinances relating to the manufacture, sale or distribution of liquor or alcoholic beverages.

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Major Default” shall mean any Default or Event of Default under Section 11.01, 11.04 (to the extent resulting from the acceleration of the respective other Indebtedness) or 11.05.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(e).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the property, assets, business, operations, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent under the Credit Documents or (y) on the ability of the Credit Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under the Credit Documents.

“Material Gaming Facility” shall mean any gaming facility (including any hotel/casino or other gaming or gambling operation) the absence, loss, closing or partial closing of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Term Loan Maturity Date, each Incremental Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be; provided that, with respect to any Tranche of Extended Term Loans, the Maturity Date with respect thereto shall be the final maturity date as specified in the applicable Extension Offer accepted by the respective Extending Term Lenders.

“Maximum Incremental RL Commitment Amount” shall mean, at any date of determination, the lesser of (x) $15,000,000 and (y) the Maximum Incremental Term Loan Commitment Amount on such date.

“Maximum Incremental Term Loan Commitment Amount” shall mean, at any date of determination, the remainder of (a) $80,000,000 minus (b) the sum of (I) the aggregate principal amount of all Incremental Term Loans incurred pursuant to Section 2.14 prior to such date and (II) the aggregate amount of all Incremental RL Commitments incurred pursuant to Section 2.15 on or prior to such date.

“Maximum Rate” shall have the meaning provided in Section 13.19.

“Maximum Swingline Amount” shall mean $5,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $1,000,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.

“Minimum Hedge Requirement” shall have the meaning provided in Section 9.09.

“Minimum Tranche Amount” shall have the meaning provided in Section 2.16(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, debenture, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, or similar security instrument.

“Mortgage Policy” shall mean an ALTA Lender’s Title Insurance Policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned, leased or subleased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate has, or within the past five years has had, an obligation to contribute.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions, fees and other costs associated therewith, including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Recovery Event Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event, net of (i) costs, expenses and taxes incurred in connection with such Recovery Event, (ii) in the case of any Recovery Event regarding a Non-Wholly Owned Subsidiary, the pro rata portion of such proceeds that is contractually required (including pursuant to the organizational documents of such Subsidiary) to be paid to third Persons holding minority interests of such Subsidiary at the time of such Recovery Event (with such portion not to exceed such third Person’s proportionate share of such proceeds based on its relative holding of Equity Interests in such Subsidiary) and (iii) any funded escrow established in connection with any such Recovery Event (provided that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary thereof, such amounts, net of any related expenses, shall constitute Net Recovery Event Proceeds).

“Net Sale Proceeds” shall mean, for any Asset Sale, the gross cash or Cash Equivalent proceeds (including any cash or Cash Equivalents received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of (i) the costs and expenses of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold), (ii) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold, (iii) in the case of any Asset Sale consummated by a Non-Wholly Owned Subsidiary of the Borrower, the portion of such proceeds that is contractually required (including pursuant to such Subsidiary’s organizational documents) to be paid to third Persons holding minority interests of such Subsidiary at the time of such Asset Sale (with such portion not to exceed such third Person’s proportionate share of such proceeds based on its relative holding of Equity Interests in such Subsidiary), (iv) taxes paid or reasonably estimated to be payable as a result thereof, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary thereof, such amounts, net of any related expenses, shall constitute Net Sale Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds of such Asset Sale occurring on the date of such reduction).

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization that does not provide for payments pursuant to such Plan of Reorganization in respect of the Revolving Obligations to be made with the priority specified in Section 4.02 of the Guaranty and Collateral Agreement and that has not been approved by the Majority Lenders holding Revolving Loans.

“Non-Consenting Lender” shall have the meaning provided in Section 2.13(a).

“Non-Core Asset Sale” shall mean any sale, transfer or other disposition of Non-Core Assets by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries or Affiliates).

“Non-Core Assets” shall mean assets that comprise or consist of (i) the Terrible’s Casino & Bowl in Henderson, Nevada, (ii) the Gold Ranch Casino & RV Resort in Verdi, Nevada, (iii) the Dayton Depot Casino in Dayton, Nevada and (iv) the Sands Regency Casino Hotel in Reno, Nevada, including, in each case, all real and personal property related, complementary, incidental or ancillary to any of the foregoing assets.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-Wholly Owned Subsidiary” shall mean each Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary.

“Note” shall mean each Initial Term Note, each Incremental Term Note, each Extended Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Sara Pelton, Telephone No.: (904) 520-5449, and Telecopier No.: (732) 380-3355, and (ii) for operational notices, the office of the Administrative Agent located at 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256, Attention: Sara Pelton Telephone No.: (904) 520-5449, and Telecopier No.: (732) 380-3355, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts (including any interest, fees and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement or in the other Credit Documents, whether or not such interest, fees or expenses are allowed claims under any such proceeding or under applicable state, federal or foreign law).

“OFAC” shall have the meaning provided in Section 8.21(a)(v).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(b).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent located at 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or an ERISA Affiliate is, or in the past five years has been (or if such pension plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and that is subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA.

“Permitted Acquired Debt” shall have the meaning provided in Section 10.04(v).

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Subsidiary of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person), a Subsidiary Guarantor (so long as a Subsidiary Guarantor is the surviving person) or a Subsidiary of the Borrower (so long as a Subsidiary of the Borrower is the surviving Person, although if a Wholly-Owned Subsidiary of the Borrower is a party to such merger, such Wholly-Owned Subsidiary shall be the surviving person)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Incremental Term Loans, Revolving Loans or Swingline Loans), the issuance of Equity Interests of the Borrower permitted to be issued hereunder, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04 and earnouts agreed to in the definitive documentation for the respective Permitted Acquisition, (B) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.11, (C) such Permitted Acquisition shall not be hostile and shall have been approved by the board of directors (or similar body) and/or the equity holders of the Acquired Entity or Business, and (D) all requirements of Sections 9.14 and 10.02 applicable to Permitted Acquisitions are satisfied (or waived in writing by the Required Lenders prior to the consummation of the respective Permitted Acquisition).  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any modification, refinancing, refunding, renewal, replacement or extension of any such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus fees (including original issue discount) and expenses incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) such modification, refinancing, refunding, renewal, replacement or extension at the time of incurrence has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, and (d) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations (x) on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (y) on terms reasonably satisfactory to the Administrative Agent, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness, taken as a whole, are not materially less favorable to the Borrower and its Subsidiaries or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole; provided that a certificate of a Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (iii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (iv) if the Indebtedness to be so modified, refinanced, renewed, replaced or extended is unsecured, such modification, refinancing, renewal, replacement or extension Indebtedness is also unsecured and (v) if the Indebtedness to be so modified, refinanced, refunded, renewed, replaced or extended is secured, such modification, refinancing, refunding, renewal or extension Indebtedness is secured by the same assets (and proceeds thereof).

“Permitted Unsecured Debt” shall mean any unsecured Indebtedness of the Borrower, which may be guaranteed on an unsecured basis by the Borrower or one or more Subsidiary Guarantors, all of the terms and conditions of which satisfy the requirements of Section 10.04(xv), as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Unsecured Debt Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, loan agreement, instrument, agreement, guaranty and other document relating to each incurrence or issuance of Permitted Unsecured Debt, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Post-Petition Financing” shall have the meaning provided in Section 13.21(b).

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated April 26, 2012 (the “Confidential Information Memorandum”) and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Qualified Person” shall mean, with respect to any Lender party to this Agreement on the Initial Borrowing Date or that becomes a Lender pursuant to Section 2.13, 13.04(b) or 13.04(c), any

Eligible Transferee which shall not have been found unsuitable under the Gaming Regulations of any Gaming Authority, and which meets the requirements, if any, of all jurisdictions regulating the Gaming Business of the Borrower and its Subsidiaries to the extent that the Borrower has so notified the Lenders of such requirements of such jurisdictions pursuant to Section 13.04(e).

“Qualified Preferred Stock” shall mean any preferred stock of the Borrower so long as in each case the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision (other than pursuant to a “change of control” redemption exercisable contingent only on payment in full of the Obligations (other than contingent obligations not then due and owing) and the termination of all Commitments) prior to one year following the last Maturity Date then in effect, except to the extent that the same would be permitted pursuant to Section 10.03, (ii) do not require cash payment of dividends prior to the date occurring one year following the last Maturity Date in effect, except to the extent the same would be permitted pursuant to Section 10.03 and (iii) do not contain any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence based” financial tests may be included).

“Qualifying Bid” shall have the meaning provided in Schedule 2.17.

“Quarterly Payment Date” shall mean the last Business Day of each June, September, December and March occurring after the Initial Borrowing Date, commencing on June 30, 2012.

“Quarterly Pricing Certificate” shall have the meaning set forth in the definition of “Applicable Commitment Commission Percentage”.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (in either case, excluding any business interruption insurance proceeds).

“Refinanced Term Loans” shall have the meaning provided in Section 13.12(e).

“Refinancing” shall mean the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement.

“Refund” shall have the meaning provided in Section 5.04(d).

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation S-X” shall mean Regulation S-X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning provided in Section 5.02(k).

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Replacement Term Loans” shall have the meaning provided in Section 13.12(e).

“Reply Amount” shall have the meaning provided in Schedule 2.17.

“Reply Price” shall have the meaning provided in Schedule 2.17.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Event” shall mean (i) any prepayment or repayment of Initial Term Loans with the proceeds of, or any conversion of Initial Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the Initial Term Loans (as determined by the Administrative Agent in its commercially reasonable judgment and consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees, interest rate floors or “original issue discount”, in each case shared with all lenders or holders of such Indebtedness or Initial Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Initial Term Loans, as the case may be, and without taking into account any fluctuations in LIBOR or comparable rates) and (ii) any amendment or other modification or waiver to this Agreement which effectively reduces the Applicable Margin or interest rate floor (as determined by the Administrative Agent in its commercially reasonable judgment and consistent with generally accepted financial practices) applicable to the Initial Term Loans. Any such determination by the Administrative Agent as contemplated by preceding clauses (i) and (ii) shall be conclusive and binding on the Borrower and all Lenders holding Initial Term Loans, absent manifest error.  The Administrative Agent shall not have any liability to any Person with respect to such determination.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders of such time and (ii) the Total Revolving Loan

Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder) or (ii) are subject to any Lien in favor of any Person other than (A) those of the Collateral Agent for the benefit of the Secured Creditors and (B) Liens of the type described in clauses (i) and (xvii) of Section 10.01.

“Return Bid” shall have the meaning provided in Schedule 2.17.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) increased from time to time pursuant to Section 2.15 or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).  In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Loan Commitment of such Lender.

“Revolving Loan Maturity Date” shall mean the Initial Revolving Loan Maturity Date; provided that, with respect to any Tranche of Extended Revolving Loan Commitments (and related outstandings), the Revolving Loan Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Extending RL Lenders.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“Revolving Obligations” shall mean (i) all Revolving Loans, Swingline Loans, Letters of Credit (including Letter of Credit Outstandings) and Revolving Loan Commitments and (ii) all Obligations relating to the Indebtedness and Commitments described in preceding clause (i).  For the avoidance of doubt, Revolving Obligations includes all interest, fees and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement or in the other Credit Documents, whether or not such interest, fees or expenses are allowed claims under any such proceeding or under applicable state, federal or foreign law.

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans (or with participations in Letter of Credit Outstandings or Swingline Loans).

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such RL Lender shall be determined immediately prior (and without giving effect) to such termination (but otherwise giving effect to any subsequent assignments of outstanding Revolving Loans and Letter of Credit Outstandings); provided, further, that in the case of Section 2.18 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the Total Revolving Loan Commitment (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Extended Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(iii).

“Scheduled Extended Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(iii).

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 5.02(b).

“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b).

“Scheduled Term Loan Repayment” shall mean each Scheduled Initial Term Loan Repayment, each Scheduled Incremental Term Loan Repayment of a given Tranche and each Scheduled Extended Term Loan Repayment of a given Tranche, as the context may require.

“Scheduled Term Loan Repayment Date” shall mean each Scheduled Initial Term Loan Repayment Date, each Scheduled Incremental Term Loan Repayment Date of a given Tranche and each Scheduled Extended Term Loan Repayment Date of a given Tranche, as the context may require.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Secured Obligations” shall mean all Obligations (as defined in the Gaming Pledge Agreement and the Guaranty and Collateral Agreement).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean and include each of the Guaranty and Collateral Agreement, the Gaming Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Senior Exchange Notes” shall have the meaning provided in the definition of “Senior Notes” appearing in this Section 1.01.

“Senior Notes” shall mean the Borrower’s 9.0% senior unsecured notes due 2018 and any exchange notes issued in exchange of such initial notes on substantially identical terms in accordance with the indenture for the Senior Notes (the “Senior Exchange Notes”).

“Senior Notes Documents” shall mean each Senior Note, the indenture pursuant to which the Senior Notes were issued, and each other instrument, agreement, guaranty and other document relating to the issuance of the Senior Notes, as in effect on the Initial Borrowing Date (other than with respect to Senior Exchange Notes) and as the same may be amended, modified, supplemented, replaced, increased, extended, renewed or restructured from time to time in accordance with the terms hereof and thereof.

“Shareholder Subordinated Note” shall mean an unsecured subordinated note issued by the Borrower and not guaranteed in any way by any Subsidiary of the Borrower in the form of Exhibit N, or such other form as may be agreed to by the Administrative Agent, in either case, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $5,000,000.

“Specified Default” shall mean any Default under Section 11.01 or 11.05.

“Specified Transaction” shall mean any Permitted Acquisition, any Investment made pursuant to Section 10.05(xix), (xxi) or (xxii), any Dividend paid or made pursuant to Section 10.03(vii), any Capital Expenditure made pursuant to Section 10.13(c), any permitted non-ordinary course asset sale, any incurrence of Incremental Term Loans, any incurrence of Revolving Loans or Swingline Loans to finance a Permitted Acquisition, any Investment made pursuant to Section 10.05(xix), (xxi) or (xxii), any Dividend paid or made pursuant to Section 10.03(vii),  any payment made pursuant to Section 10.08(i)(A) or any Capital Expenditure made pursuant to Section 10.13(c), any incurrence or issuance of Permitted Unsecured Debt and any payment made pursuant to Section 10.08(i)(A) or (B).

“Start Date” shall have the meaning provided in the definition of “Applicable Commitment Commission Percentage”.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest (as determined by ordinary voting control over such partnership, limited liability company, association, joint venture, or other entity) on such date of determination.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower that is party to the Guaranty and Collateral Agreement.

“Substitute Lender” shall have the meaning provided in Section 13.04(c).

“Supermajority Revolving Lenders” shall mean, at any time, (i) Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least 66 2/3% of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time) plus (ii) solely as to Section 13.12(a)(10)(w), at any time there exists five or fewer RL Lenders, the majority (by number) of such RL Lenders.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean DBTCA for so long as DBTCA is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity.

“Swingline Loan” shall have the meaning provided in Section 2.01(d).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean each Initial Term Loan, each Incremental Term Loan, and each Extended Term Loan.

“Term Loan Commitments” shall mean, collectively, the Initial Term Loan Commitments and the Incremental Term Loan Commitments.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period); provided that in the case of any Test Period which includes the fiscal quarter of the Borrower ending June 30, 2012 and any fiscal quarter of the Borrower prior thereto, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of the Total Net Leverage Ratio, the First Lien Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in Section 1.08.  If the respective Test Period (i) includes the fiscal quarter of the Borrower ended June 30, 2011, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $21,250,000, and (y) Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7,750,000, (ii) includes the fiscal quarter of the Borrower ended September 30, 2011, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $15,854,000, and (y) Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7,750,000, (iii) includes the fiscal quarter of the Borrower ended December 31, 2011, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $20,773,000, and (y) Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7,750,000, (iv)  includes the fiscal quarter of the Borrower ended March 31, 2012, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $21,595,000, and (y) Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7,750,000, and (v) includes the fiscal quarter of the Borrower ending June 30, 2012, (x) Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for such fiscal quarter calculated in accordance with the definition thereof and on a pro forma basis as if the Transaction had occurred on April 1, 2012 and (y) Consolidated Interest Expense shall be deemed to be the sum of actual Consolidated Interest Expense for the period from and including the Initial Borrowing Date to and including the last day of such fiscal quarter plus an amount equal to $7,750,000 multiplied by a fraction the numerator of which is the number of days in said fiscal quarter to but excluding the Initial Borrowing Date and the denominator of which is the number of days in said fiscal quarter; provided that further adjustments may be made to the amounts specified above to the extent provided in Section 1.08.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Incremental Term Loan Commitment” of any Tranche of Incremental Term Loans shall mean, at any time, the sum of the Incremental Term Loan Commitments of such Tranche of each of the Lenders at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Net Leverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Indebtedness on such date to (b) Consolidated EBITDA for the Test Period or Calculation Period, as the case may be, last ended on or prior to such date; provided that for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Indebtedness shall be determined on a pro forma basis in accordance with Section 1.08.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Effective Date (i.e., Initial Term Loans, Revolving Loans and Swingline Loans); provided that, for purposes of Sections 2.13, 13.04(b) and 13.12(a) and (b) and the definition of “Majority Lenders”, Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche”.  In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Initial Borrowing Date shall, except to the extent provided in

Section 2.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14.  Furthermore, after giving effect to an Extension pursuant to Section 2.16, (x) any Revolving Loans pursuant to Extended Revolving Loan Commitments shall constitute a separate Tranche of Revolving Loans from the Tranche of Revolving Loans from which they were converted and (y) any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the entering into of the Credit Documents on the Initial Borrowing Date and the incurrence of Initial Term Loans on such date, (iii) the issuance of the Senior Notes on the Initial Borrowing Date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Transaction Expenses” shall mean all costs, fees and expenses incurred in connection with, and payable prior to or in connection with the closing of, the Transaction and the transactions contemplated in connection with the Transaction, including all closing fees paid to any of the Lenders and the Administrative Agent hereunder, attorney’s fees, accountants’ fees, placement agents’ fees, discounts, commissions and brokerage fees and consultant fees.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in any relevant jurisdiction.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the actuarial present value of the accumulated benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Pension Plan’s actuary in the most recent annual valuation of the Pension Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors or equivalent governing body of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interests (other than director’s qualifying shares and nominal amounts of shares held by another Person, in each case to the extent required by applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest (other than nominal amounts of Equity Interests required to be held by another Person to the extent required by applicable law) at such time.  Unless otherwise indicated herein, or the context otherwise requires, all references herein to any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries shall mean and be deemed to be references to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, as the case may be, of the Borrower.

“Withdrawal Period” shall have the meaning provided in Section 13.04(d).

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)                                  Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)                                 All references to “knowledge” of any Credit Party or a Subsidiary of the Borrower means the actual knowledge of an Authorized Officer, an Authorized Financial Officer or other senior or executive officer or manager of such Credit Party or Subsidiary.

(i)                                     The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(j)                                    All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein and in the other Credit Documents) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

1.03        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04        References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, increases, supplements, refinancings, renewals, replacements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, refinancings, renewals, replacements, supplements, increases and other modifications are permitted by the Credit Documents, and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law (including by succession of comparable successor laws).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as provided in Section 2.09) or performance shall extend to the immediately succeeding Business Day.

1.07        Cumulative Retained Excess Cash Flow Amount Transactions.  If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Retained Excess Cash Flow Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

1.08        Pro Forma Calculations.  (a) Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio, the First Lien Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided that, notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.08, when calculating the Total Net Leverage Ratio and the Interest Expense Coverage Ratio, as applicable, for purposes of (i) the Applicable Excess Cash Flow Repayment Percentage and the Applicable Commitment Commission Percentage and (ii) determining actual compliance (and not compliance on a pro forma basis) with

Section 10.07, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                                 For purposes of calculating the Total Net Leverage Ratio, the First Lien Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or Calculation Period (as applicable) and (ii) subsequent to such Test Period or Calculation Period (as applicable) and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period or Calculation Period (as applicable).  If since the beginning of any applicable Test Period or Calculation Period (as applicable) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period or Calculation Period (as applicable) shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Total Net Leverage Ratio, the First Lien Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)                                  Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by an Authorized Financial Officer of the Borrower in accordance with the terms of this Agreement.

(d)                                 In the event that the Borrower or any Subsidiary of the Borrower incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Net Leverage Ratio, the First Lien Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or Calculation Period (as applicable) and (ii) subsequent to the end of the applicable Test Period or Calculation Period (as applicable) and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Net Leverage Ratio, the First Lien Senior Secured Net Leverage Ratio and the Interest Expense Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day (or, in the case of the Interest Expense Coverage Ratio, the first day) of the applicable Test Period or Calculation Period (as applicable).

1.09        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10        Certifications.  All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

SECTION 2.         Amount and Terms of Credit.

2.01        The Commitments.  (a)  Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date.  Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b)        Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c)                          Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Borrowing Date.  Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

(d)        Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 2.01(d), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party, the Required Lenders or the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders or the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments, as applicable.

(e)         On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(f)         If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Initial Revolving Loan Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the Initial Revolving Loan Maturity Date); provided that, if on the occurrence of the Initial Revolving Loan Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Initial Revolving Loan Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Revolving Loan Maturity Date.

2.02        Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans (unless a greater number of such Borrowings is agreed to by the Administrative Agent).

2.03        Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder or (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 2:00 P.M. (New York time) on such day.  Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Revolving Loans or Incremental Term Loans, and if Incremental Term Loans, the specific Tranche thereof, and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, written notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)        (i)  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 2:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)                                  Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).

(c)                          Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error or willful misconduct.

2.04        Disbursement of Funds.  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 2.01(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately following such notification pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05        Notes.  (a)  The Borrower’s obligations to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, promptly following request also be evidenced (i) in the case of Initial Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) in the case of Revolving Loans (including any Revolving Loans to be made pursuant to an Extended Revolving Loan Commitment), by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a “Revolving

Note” and, collectively, the “Revolving Notes”), (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”), (iv) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”), and (v) in the case of Extended Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-5, with blanks appropriately completed in conformity herewith (each an “Extended Term Note” and, collectively, the “Extended Term Notes”).

(b)                         Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)                          Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06                        Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan; provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted unless the Borrower pays any amounts due under Section 2.11 and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any Event of Default is in existence on the proposed date of conversion and either the Administrative Agent or the Required Lenders have elected to not permit such conversion in its or their sole discretion and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 2:00 P.M. (New York time) (x) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a conversion into Eurodollar Loans and (y) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) in the case of a conversion into Base Rate Loans (in each case, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07                        Pro Rata Borrowings.  All Borrowings of Initial Term Loans, Incremental Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments, applicable Incremental Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08                        Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)                         The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan hereunder, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c)                          Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable on written demand.

(d)                         Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of (A) any repayment or prepayment in full of all outstanding Term Loans of any Tranche and (B) in the case of Revolving Loans, the termination of the Total Revolving Loan Commitment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                          Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09                        Interest Periods.  At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 2:00 P.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, or, to the extent agreed to by all Lenders with Commitments and/or Loans under the relevant Tranche, a nine or twelve month period, provided that (in each case):

(i)                                     all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)                                  the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)                               if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)                                 at the election of the Administrative Agent or the Required Lenders in its or their sole discretion, no Interest Period may be selected at any time if an Event of Default is then in existence; and

(vi)                              no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

If by 2:00 P.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10                        Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)                                     on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to (A) a change that shall subject any Lender to any Taxes (other than (1) Indemnified Taxes exclusively covered by Section 5.04(a) and (2) Excluded Taxes) on its Loans, loan principal, Letters of Credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting the interbank Eurodollar market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, promptly following such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                         At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) within one Business Day of the date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)                          If any Lender determines that after the Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such

Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, promptly following its written demand therefor (together with the reasonable detail described in the last sentence of this clause (c)) such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and customary, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d)                         Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.10 and Section 3.06).

(e)                          Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

2.11                        Compensation.  The Borrower agrees to compensate each Lender, promptly following its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans, or assignment of any of its Eurodollar Loans pursuant to Section 2.13, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12                        Change of Lending Office.  Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that, in the reasonable judgment of such Lender, such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13                        Replacement of Lenders.  (a)  If any Lender becomes a Defaulting Lender, (b) if any Lender is incurring or is reasonably expected to incur costs which are or would be material in amount and are associated with a Gaming Authority’s investigation of whether or not such Lender is a Qualified Person, (c) upon the occurrence of an event giving rise to the operation of Section 2.10(a), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs under any such Section, (d) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) (a “Non-Consenting Lender”), or (e) a Lender rejects (or is deemed to reject) the Extension requested of it under Section 2.16 which Extension has been accepted under Section 2.16 by at least the Majority Lenders of the respective Tranche of Loans whose Loans and Commitments are to be extended pursuant to such Extension, the Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Qualified Persons, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent and, in the case of a replacement of Revolving Loan Commitments, each Issuing Lender and the Swingline Lender or, in the case of a replacement as provided in Section 13.12(b), where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender, provided that:

(a)                                 at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall be obligated to enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender or the Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of a Tranche or Tranches, the outstanding Term Loans of such Tranche or Tranches with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (II) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then accrued and unpaid interest with respect thereto at such time and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01 (other than pursuant to Section 4.01(h)), (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, together with all then accrued and unpaid interest with respect thereto at such time, and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender, together with all then accrued and unpaid interest thereon at such time; and

(b)                                 all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those (x) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Sections 2.11 and 4.01(h) or (y) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above and, if so requested by the Replacement Lender, prompt delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder and, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.  In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption Agreement effecting such replacement within five Business Days after the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender, as the case may be, shall be deemed to have executed and delivered such Assignment and Assumption Agreement without any action on the part of the Non-Consenting Lender or Defaulting Lender.

2.14                        Incremental Term Loan Commitments.  (a)  The Borrower shall have the right to request, at any time after the Initial Borrowing Date, that one or more Lenders (and/or one or more other Persons which are Qualified Persons and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Qualified Person who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments, and all Incremental Term Loans to be made pursuant thereto, shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments (whether constituting a new Tranche of Incremental Term Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans) shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan

Commitment under such Tranche of Incremental Term Loans (including Qualified Persons who will become Lenders) of at least $25,000,000 (or such lower amount as may be reasonably acceptable to the Administrative Agent) and in integral multiples of $5,000,000 in excess thereof (or such other integral multiple as may be reasonably acceptable to the Administrative Agent), (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.14 and the aggregate principal amount of all Incremental Term Loans to be made pursuant thereto shall not exceed the Maximum Incremental Term Loan Commitment Amount at such time, (vi) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower and each such Incremental Term Loan Lender, (vii) each Tranche of Incremental Term Loans shall (A) have an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (C) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans; provided that, if the Applicable Margins for such Tranche of Incremental Term Loans (which, for such purposes only, shall be deemed to include all up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such Tranche of Incremental Term Loans and (y) four years) payable to all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans and any Eurodollar Rate floor or Base Rate floor applicable to such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared generally with all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans) determined as of the initial funding date for such Tranche of Incremental Term Loans exceeds the Applicable Margins (which, for such purposes only, shall be deemed to include all up-front or similar fees or original issue discount originally payable to all Lenders providing the Initial Term Loans or any Incremental Term Loans theretofore incurred and any Eurodollar Rate floor or Base Rate floor applicable to the Initial Term Loans or such Incremental Term Loans) relating to the Initial Term Loans or such Incremental Term Loans immediately prior to the effectiveness of the respective Incremental Term Loan Commitment Agreement by more than 0.50%, then the Applicable Margins relating to the Initial Term Loans and any Incremental Term Loans thereto incurred shall be adjusted to be equal to the Applicable Margins (determined as provided above) relating to such Tranche of Incremental Term Loans minus 0.50%, (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 8.08(c), (ix) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the Initial Term Loans or any other then existing Tranche of Term Loans) unless the requirements of Section 2.14(c) are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranties, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranties, (xi) each Lender (including any Qualified Person who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(c) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents, and (xii) other terms may differ if reasonably satisfactory to the Administrative Agent and the Borrower.

(b)                         At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.14, the Borrower, the Administrative Agent and each such Lender or other Qualified Person which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan

Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitment provided therein (and the making of the respective Incremental Term Loans thereunder) to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.14 shall have been satisfied (or waived in writing by the Required Lenders prior to the incurrence of such Incremental Term Loan Commitments), and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied (or waived in writing by the Lenders providing such Incremental Term Loan Commitments).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 1.01 shall be deemed modified to reflect the Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 2.05.

(c)                                  Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:

(i)                                     the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added; provided, however, if the up-front fees and/or original issue discount (amortized over the shorter of (x) the life of such Tranche of Incremental Term Loans and (y) four years) payable to each Incremental Term Loan Lender providing such Tranche of Incremental Term Loans exceeds the up-front fees and/or original issue discount (amortized over the shorter of (x) the life of such Tranche of Term Loans and (y) four years) originally payable to the Lenders that provided the Tranche of Term Loans to which such Incremental Term Loans are to be added by more than 0.50%, then the Applicable Margins for such Tranche of Term Loans shall be increased as, and to the extent, necessary to eliminate any such deficiency in excess of 0.50%;

(ii)                                  the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Term Loan Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added (with the amount of each Scheduled Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans proportionately); and

(iii)                               on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term

Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans of the respective Tranche and which will end on the last day of such Interest Period).  In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement.

The Incremental Term Loan Agreement may, with the consent of the Borrower and the Administrative Agent, but without the consent of any other Credit Party or the Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.

2.15                        Incremental RL Commitments.  (a)  The Borrower shall have the right to request, at any time after the Initial Borrowing Date, that one or more Lenders (and/or one or more other Persons which are Qualified Persons and which will become Lenders) provide Incremental RL Commitments and, subject to the terms and conditions contained in this Agreement and in the respective Incremental RL Commitment Agreement, make Revolving Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental RL Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to the Administrative Agent an Incremental RL Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment incurred pursuant to this Section 2.15, (ii) any Lender (including any Qualified Persons who will become a Lender) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) each incurrence of Incremental RL Commitments on a given Incremental RL Commitment Date pursuant to this Section 2.15 shall be in a minimum aggregate amount for all Lenders which provide an Incremental RL Commitment (including any Eligible Transferee who will become Lenders) of at least $5,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $1,000,000 in excess thereof (or such other integral multiple as may be acceptable to the Administrative Agent, (iv) the aggregate amount of Incremental RL Commitments to be incurred pursuant to this Section 2.15 at any time shall not exceed the Maximum Incremental RL Commitment Amount at such time, (v) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental RL Lender in respect of each Incremental RL Commitment shall be separately agreed to by the Borrower and each such Incremental RL Lender, (vi) if the Applicable Margins with respect to Revolving Loans to be incurred pursuant to an Incremental RL Commitment shall be higher in any respect than those applicable to any other Revolving Loans, the Applicable Margins for such other Revolving Loans and extension of credit hereunder shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” contained herein, (vii) the proceeds of all Revolving Loans to be made pursuant to any Incremental RL Commitments shall be used only for the purposes permitted by Section 8.08(b), and (viii) all Loans subsequently incurred pursuant to such

Incremental RL Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranties, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranties.

(b)                         At the time of the provision of Incremental RL Commitments pursuant to this Section 2.15, the Borrower, the Administrative Agent and each such Lender or other Qualified Person which agrees to provide an Incremental RL Commitment (each, an “Incremental RL Lender”) shall execute and deliver to the Administrative Agent an Incremental RL Commitment Agreement, with the effectiveness of such Incremental RL Lender’s Incremental RL Commitment to occur on the date set forth in such Incremental RL Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.15 shall have been satisfied (or waived in writing by the Required Lenders prior to the incurrence of such Incremental RL Commitments), and (z) all other conditions precedent that may be set forth in such Incremental RL Commitment Agreement shall have been satisfied (or waived in writing by the Lenders providing such Incremental RL Commitments).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time (A) the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (B) Schedule 1.01 shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders and (C) to the extent requested by any Incremental RL Lender, Revolving Notes will be issued, at the Borrower’s expense, to such Incremental RL Lender in conformity with the requirements of Section 2.05.

(c)                          At the time of any provision of Incremental RL Commitments pursuant to this Section 2.15, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the RL Lenders, and incur additional Revolving Loans from certain other RL Lenders (including the Incremental RL Lenders), in each case to the extent necessary so that all of the RL Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Borrower being obligated to pay to the respective RL Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

2.16                        Extension of Term Loans and Revolving Loan Commitments.  (a)  Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.16, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or Revolving Loan Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like Maturity Date or Revolving Loan Commitments with a like Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time following the Initial Borrowing Date transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and/or Revolving Loan Commitments and otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans)) (each, an “Extension”, any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, and any Extended Revolving Loan Commitments shall constitute a separate Tranche of Revolving Loan Commitments from the Tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(ii)                                  except as to interest rates, fees and final maturity, the Revolving Loan Commitment of any RL Lender (an “Extending RL Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings) (except for covenants or other provisions contained herein applicable only to periods after the then latest Maturity Date then in effect); provided that (x) subject to the provisions of Sections 2.01(f) and 3.07 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Revolving Loan Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments in accordance with their RL Percentages (and, except as provided in Sections 2.01(f) and 3.07, without giving effect to changes thereto on the Initial Revolving Loan Maturity Date, with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings and commitment reductions under Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (B) repayments required upon the Revolving Loan Maturity Date of the non-extending Revolving Loan Commitments) and (y) at no time shall there be Revolving Loan Commitments hereunder (including extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than three different Revolving Loan Maturity Dates;

(iii)                               except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained herein applicable only to periods after the then latest Maturity Date then in effect);

(iv)                              the final maturity date of any Extended Term Loans shall be no earlier than the latest Maturity Date then in effect hereunder and the amortization schedule applicable to Term Loans pursuant to Section 5.02(b) for periods prior to the Initial Term Loan Maturity Date may not be increased;

(v)                                 the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)                              any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii)                           if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Loan Commitments, as the case may be, in respect of which Lenders with Term Loans or Revolving Loan Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loan Commitments, as the case may be, of such Lenders with Term Loans or Revolving Loan Commitments, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders with Term Loans or Revolving Loan Commitments, as the case may be, have accepted such Extension Offer;

(viii)                        all documentation in respect of such Extension shall be consistent with the foregoing;

(ix)                              the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent;

(x)                                 no more than two Extensions may be effected in respect of Revolving Loan Commitments and no more than two Extensions may be effected in respect of Term Loans; and

(xi)                              the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension and (y) the conditions set forth in Section 7 shall be satisfied (or waived in writing by the Required Lenders prior to the effective date of such Extension) (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by an Authorized Officer of the Borrower.  In connection with each Extension Offer, each relevant Lender, acting in its sole and individual discretion, shall determine whether it wishes to participate in the respective Extension contemplated by such Extension Offer.  Any relevant Lender that does not respond to an Extension Offer within the time period contemplated by the applicable Extension Offer shall be deemed to have rejected such Extension Offer.  The election of any relevant Lender to agree to an Extension shall not obligate any other Lender to so agree.

(b)                         With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02, or 13.06 and (ii) no Tranche of Extended Term Loans shall be in an amount of less than $25,000,000 and no Tranche of Extended Revolving Loan Commitments shall be in an amount less than $5,000,000 (in either case, the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (but otherwise subject to Section 13.12(a)) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16, provided that such consent shall not be deemed to be an acceptance of an Extension Offer.

(c)                          The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower (and the other applicable Credit Parties) as (and to the extent) may be necessary in order establish new Tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary, in the reasonable discretion of the Administrative Agent and the Borrower, in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.16. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a Maturity Date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)                         In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

2.17                        Reverse Dutch Auction Repurchases.  (a)  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the occurrence of the Initial Borrowing Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction” and each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent, such investment bank in such capacity, the “Auction Manager”), so long as the following conditions are satisfied (or waived in writing by the Required Lenders prior to the commencement of any Auction):

(i)                                     each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.17 and Schedule 2.17 or such other procedures, terms and conditions established by the Borrower and the Auction Manager and consented to (acting reasonably) by the Administrative Agent;

(ii)                                  no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii)                               the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent) and the offered purchase price shall be at a discount to par;

(iv)                              the aggregate principal amount (calculated on the face amount thereof) of all Term Loans purchased pursuant to this Section 2.17 shall not exceed $50,000,000;

(v)                                 after giving effect to any purchase of Term Loans pursuant to this Section 2.17, the sum of (x) the Total Unutilized Revolving Loan Commitment plus (y) the aggregate amount of all Unrestricted cash and Cash Equivalents of the Borrower and the other Credit Parties shall equal or exceed $35,000,000;

(vi)                              the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vii)                           no more than one Auction may be ongoing at any one time;

(viii)                        no more than three Auctions may be effected in any twelve month period unless otherwise agreed by the Administrative Agent in its reasonable discretion;

(ix)                              each Auction shall be open and offered to all Lenders of the relevant Tranche of Term Loans on a pro rata basis;

(x)                                 no purchase of Term Loans pursuant to this Section 2.17 shall be made with proceeds received from the incurrence of Revolving Loans or Swingline Loans; and

(xi)                              at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of an Authorized Officer of the Borrower certifying as to compliance with preceding clauses (ii), (iv), and (v) (and containing the calculations (in reasonable detail) required by preceding clauses (iv) and (v)).

(b)                         The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction.  The Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.17, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06 (although the par principal amount of Term Loans of the respective Tranche so purchased pursuant to this Section 2.17 shall be applied to reduce the remaining Scheduled Term Loan Repayments of such Tranche of Term Loans of the applicable Lenders being repaid on a pro rata basis).

(c)                          The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.17 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.17 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.17.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

(d)                                 Upon written notice to the Administrative Agent, the Borrower may withdraw its offer for any Auction under this Section 2.17 prior to the completion thereof.

(e)                                  Each Lender participating in any Auction acknowledges and agrees that in connection with such Auction, (i) the Borrower then may have, and later may come into possession of, information regarding the Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.  Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

2.18                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any RL Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such RL Lender is a Defaulting Lender:

(a)                         if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time an RL Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all RL Lenders’ that are Non-Defaulting RL Lenders Individual RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting RL Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to an RL Lender that is a Non-Defaulting Lender, the Individual RL Exposure of such RL Lender does not exceed its Revolving Loan Commitment at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following written notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure (without any permanent reduction in the Total Revolving Loan Commitment) and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii)                               the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv)                              if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(a), then the fees payable to the RL Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v)                                 if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Lender or any RL Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b)                         notwithstanding anything to the contrary contained in Section 2.01(d) or Section 3, so long as any RL Lender is a Defaulting Lender (i) the Swingline Lender shall not fund any Swingline Loan and no Issuing Lender shall issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.18(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among RL Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such RL Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the RL Lenders shall be readjusted to reflect the inclusion of such RL Lender’s Revolving Loan Commitments and on such date such RL Lender shall purchase at par such of the Revolving Loans of the other RL Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such RL Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be returned to the Borrower within five Business Days.  If the Revolving Loan Commitments have been terminated, all Obligations in respect of the Total Revolving Loan Commitment (or related outstandings) have been paid in full (other than contingent indemnification obligations which are not then due and payable) and no Letters of Credit are outstanding, then, so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be returned to the Borrower within five Business Days.

SECTION 3.                            Letters of Credit.

3.01                        Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 10th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender and the Borrower (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b)                         Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 10th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)                                  such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02                        Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $10,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date) and (B) five Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 15 days prior to the Revolving Loan Maturity Date.

3.03                        Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be substantially in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”).

(b)                         The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied (or waived in writing by the Required Lenders prior to the issuance of such Letter of Credit), or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written report (which may be transmitted via facsimile) of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c)                          The initial Stated Amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is reasonably acceptable to the respective Issuing Lender.

3.04                        Letter of Credit Participations.  (a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)                         In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, willful misconduct, bad faith or material breach of this Agreement on the part of such Issuing Lender (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)                          In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, on or prior to 1:00 P.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day (or to the extent that the Administrative Agent so notifies such Participant after 1:00 P.M. (New York time) on such Business Day, on the immediately succeeding Business Day, in either case) in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing

Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)                         Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)                          Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)                           The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever (except in the case of an Issuing Lender’s gross negligence, willful misconduct or material breach of this Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default.

3.05                        Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of written notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 with respect to the Borrower shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower to the extent permitted by applicable law), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 2:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 2:00 P.M. (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default under Section 11.05 or an Event of Default under Section 11.05 with respect to the Borrower, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on written demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)        The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment (other than payment or performance) which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, gross negligence, bad faith or material breach of this Agreement on the part of such Issuing Lender (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06        Increased Costs.  If at any time after the Effective Date and without duplication of any amounts payable under Section 2.10(c), the introduction or effectiveness of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (other than (1) Indemnified Taxes exclusively covered by Section 5.04(a) and (2) Excluded Taxes), then, promptly following the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.  Notwithstanding anything to the contrary in this Section 3.06, the Borrower shall not be required to compensate any Issuing Lender or Participant pursuant to this Section 3.06 for any amounts incurred more than 180 days prior to the date that such Person notifies the Borrower of such Person’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

3.07        Extended Revolving Loan Commitments.  If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the RL Lenders under the applicable Tranche to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable Tranche pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated).  Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Revolving Loan Maturity Date with respect to a given Tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under a Tranche in any Letter of Credit under such Tranche issued before the Initial Revolving Loan Maturity Date.

3.08        Conflict with Letter of Credit Request.  Notwithstanding anything else to the contrary in this Agreement, any Letter of Credit Request or any other document related to issuing a Letter of Credit, (i) in the event of any conflict between the terms hereof and the terms of any Letter of Credit Request or such other document, the terms hereof shall control in all respects and (ii) any grant of a security interest in any Letter of Credit Request shall be null and void.

SECTION 4.         Commitment Commission; Fees; Reductions of Commitment.

4.01        Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.  Notwithstanding the foregoing, Commitment Commission in respect of any Extended Revolving Loan Commitments shall be the rate set forth in the relevant Extension Offer.

(b)        Subject to Section 2.18, the Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.  Notwithstanding the foregoing, the Letter of Credit Fee in respect of any Extended Revolving Loan Commitments shall be the rate set forth in the relevant Extension Offer.

(c)         The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)        The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable and customary expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)         The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees as may be agreed to as provided in Section 2.14(a).

(f)         The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental RL Lenders such fees as may be agreed to as provided in Section 2.15(a).

(g)         The Borrower agrees to pay to the Administrative Agent and its Affiliates such fees as may be agreed to in writing from time to time by the Borrower and/or any of its Subsidiaries and the Administrative Agent and such Affiliates.

(h)        At the time of the effectiveness of any Repricing Event that is consummated prior to the first anniversary of the Initial Borrowing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event described in clause (i) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid or converted in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (ii) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event.  Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

4.02        Voluntary Termination of Unutilized Revolving Loan Commitments.  (a)  Upon at least two Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b)        In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule 1.01 shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is reallocated and/or cash collateralized in the manner set forth in clause (c) below, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01), which shall survive as to such repaid Lender.

(c)         If any Letter of Credit Exposure exists at the time that an RL Lender’s Revolving Loan Commitment is terminated as provided in Section 4.02(b), then:

(i)            all or any part of such Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of the Individual RL Exposures of all RL Lenders that are Non-Defaulting RL Lenders plus such terminated RL Lender’s Letter of Credit Exposure that is to be reallocated does not exceed the aggregate amount of all Non-Defaulting RL Lenders’

Revolving Loan Commitments and (y) immediately following the reallocation to an RL Lender that is a Non-Defaulting Lender, the Individual RL Exposure of such RL Lender does not exceed its Revolving Loan Commitment at such time; and

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (unless the Administrative Agent rescinds such notice in writing) cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such terminated RL Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in an aggregate amount equal to 100% of such terminated RL Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Exposure is outstanding.

4.03        Mandatory Reduction of Commitments.  (a)  The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety at 5:00 P.M. on May 9, 2012, unless the Initial Borrowing Date has occurred on or prior to such date.

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Initial Term Loans on such date).

(c)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Incremental Term Loan Commitment under a given Tranche shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).

(d)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, (i) the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Lender) (other than Extended Revolving Loan Commitments) shall terminate in its entirety upon the Initial Revolving Loan Maturity Date and (ii) the Total Revolving Loan Commitment remaining in effect after the Initial Revolving Loan Maturity Date shall terminate in its entirety upon the Revolving Loan Maturity Date applicable to any Extended Revolving Loan Commitments.

(e)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall be permanently reduced from time to time to the extent required by Section 5.02(j).  Each reduction of the Total Revolving Loan Commitment pursuant to this Section 4.03(e) shall be applied to proportionately reduce the Revolving Loan Commitment of each Lender.

SECTION 5.         Prepayments; Payments; Taxes.

5.01        Voluntary Prepayments.  (a)  Subject to Section 5.02(j), the Borrower shall have the right to prepay the Loans, without premium or penalty (except as set forth in clause (vi) of this Section 5.01(a)), in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 2:00 P.M. (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify (I) whether Initial Term Loans, Incremental Term Loans under a given Tranche, Extended Term Loans under a given Tranche, Revolving Loans or Swingline Loans shall be prepaid, (II) the amount of such prepayment, (III) the Types of Loans to be prepaid, and (IV) in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $50,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each prepayment in respect of any Tranche of Term Loans made pursuant to this Section 5.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; (v) each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans in the order designated in writing by the Borrower to the Administrative Agent at the time that the Borrower delivers its respective notice of prepayment or, in the absence of such designation, in direct order of maturity; and (vi) any prepayment of Initial Term Loans made on or prior to the one year anniversary date of the Initial Borrowing Date in connection with a Repricing Event shall be accompanied by the payment by the Borrower of the fee described in Section 4.01(h).

(b)        In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right (subject to Section 5.02(j)), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to repay all Loans of such Lender, together with accrued and unpaid interest, Fees, and all other amounts (including all amounts, if any, owing under Section 2.11) then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01 shall be deemed modified to reflect the changed Revolving Loan Commitments), and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is reallocated and/or cash collateralized in the manner provided in Section 4.02(c) and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of such Tranche of Term Loans after giving effect to all prior reductions thereto).

5.02        Mandatory Repayments.  (a)  On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans (without a reduction to the Total Revolving Loan Commitment) and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loan (without a reduction to the Total Revolving Loan Commitment) in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time (an “L/C Overadvance”), the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established and controlled by the Administrative Agent solely until such time as the L/C Overadvance no longer exists and then only so long as no Default or Event of Default then exists.

(b)        (i) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 2.17, 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2012	$500,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2012	$500,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2012	$500,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2013	$500,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2013	$500,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2013	$500,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2013	$500,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2014	$500,000

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2014	$500,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2014	$500,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2014	$500,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2015	$500,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2015	$500,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2015	$500,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2015	$500,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2016	$500,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2016	$500,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2016	$500,000

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2016	$500,000

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2017	$500,000

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2017	$500,000

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2017	$500,000

Initial Term Loan Maturity Date	$189,000,000 (or, if less, the then remaining aggregate outstanding principal amount of Initial Term Loans)

(ii)           In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 2.17, 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Incremental Term Loan Repayment”).

(iii)          In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each Tranche of Extended Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Extended Term Loans on the dates and in the principal amounts set forth in the respective Extension Offer accepted by the respective Extending Term Lenders (each such date, a “Scheduled Extended Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 2.17, 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Extended Term Loan Repayment”).

(c)         In addition to any other mandatory repayments pursuant to this Section 5.02, within one Business Day after the date on which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d)        In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days after the date on which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Event of Default or Specified Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than working capital) used or useful in the businesses permitted pursuant to Section 10.11 within (x) 365 days following receipt of such Net Sale Proceeds or (y) if the Borrower or a Subsidiary of the Borrower enters into a legally binding commitment to use such Net Sale Proceeds before the expiration of the 365 day period referred to in preceding clause (x), within 180 days after the end of such 365 day period; and provided further, however, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(d) are not so reinvested within the applicable time period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(d) without regard to the preceding proviso.

(e)         In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder (if positive) of (A) the Applicable Excess Cash Flow Repayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (B) the aggregate amount of principal repayments of Loans (other than any Term Loans (calculated at the face amount thereof) purchased or repaid pursuant to an Auction) to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in a case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(f)         In addition to any other mandatory repayments pursuant to this Section 5.02, within 30 days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Recovery Event Proceeds therefrom do not exceed $500,000), an amount equal to 100% of the Net Recovery Event Proceeds from such Recovery Event shall be applied within such 30 day period as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however that, so long as no Event of Default of Specified Default then exists, such Net Recovery Event Proceeds shall not be required to be so applied within such 30 day period to the extent that such Net Recovery Event Proceeds shall be used to purchase assets used or useful in the businesses permitted pursuant to Section 10.11 within (x) 365 days following the date of the receipt of such Net Recovery Event Proceeds or (y) if the Borrower or a Subsidiary of the Borrower enters into a legally binding commitment to use such Net Recovery Event Proceeds before the expiration of the 365 day period referred to in preceding clause (x), within 180 days after the end of such 365 day period; and provided further, that if all or any portion of such Net Recovery Event Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the applicable period after the date of the receipt of such Net Recovery Event Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Recovery Event Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(f) without regard to the immediately preceding proviso.

(g)         Subject to Section 5.02(j), each amount required to be applied pursuant to Sections 5.02(c), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied (i) first, to repay the outstanding principal amount of Term Loans and shall be allocated among each Tranche of outstanding Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of the respective repayment and (ii) second, to the extent in excess of the amounts required to be applied pursuant to preceding clause (i), to repay the outstanding principal amount of Revolving Loans and/or Swingline Loans (with no corresponding reduction to the Total Revolving Loan Commitment). The amount of each principal repayment of each Tranche of Term Loans made as required by Sections 5.02(c), 5.02(d), 5.02(e) and 5.02(f) shall be applied to reduce the then remaining Scheduled Term Loan Repayments in direct order of maturity.

(h)        With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that:  (i) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (ii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but not an obligation, to minimize breakage cost owing under Section 2.11.

(i)          In addition to any other mandatory repayments pursuant to this Section 5.02, (i) notwithstanding anything to the contrary contained herein, all then outstanding Loans of a respective Tranche (other than Swingline Loans) shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (ii) outstanding Swingline Loans shall be repaid in full on the earlier of (x) the seventh Business Day following the date of the incurrence of such Swingline Loans and (y) the Swingline Expiry Date.

(j)          Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, unless the Supermajority Revolving Lenders otherwise agree, (x) if any RL Lender has any Individual RL Exposure or any other outstanding Revolving Obligations and any Default or Event of Default then exists, no voluntary prepayment of Term Loans shall be permitted pursuant to Section 5.01 and (y) if any Default or Event of Default exists at the time any mandatory repayment of Terms Loans is otherwise required to be made pursuant to this Section 5.02 (but, in the case of any Scheduled Term Loan Repayment, only if any Event of Default exists), then (i) (x) Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans, and if no Swingline Loans or Revolving Loans are or remain outstanding, Letter of Credit Outstandings, shall first be repaid in full in cash or, in the case of Letters of Credit, cash collateralized on terms reasonably satisfactory to the Administrative Agent, as applicable, in the amount otherwise required to be applied to the repayment of Term Loans pursuant to Section 5.02 in the absence of this Section 5.02(j) and (y) if a Major Default then exists, the Total Revolving Loan Commitment also shall be permanently reduced by the amount of any required payment pursuant to preceding sub-clause (x) (determined as if Revolving Loans and Swingline Loans were outstanding in such amount) and (ii) after application pursuant to preceding clause (i), any excess portion of such mandatory repayment of Term Loans not so applied shall be applied to the repayment of Term Loans as otherwise required by Section 5.02 in the absence of this Section 5.02(j).  If any Lender collects or receives any amounts received on account of the Obligations to which it is not entitled as a result of the application of this Section 5.02(j), such Lender shall hold the same in trust for the RL Lenders and shall forthwith deliver the same to the Administrative Agent and/or the Collateral Agent, for the account of the applicable RL Lenders, to be applied in accordance with this Section 5.02(j) or, if then applicable, Section 13.06(d).  Without limiting the generality of the foregoing, this Section 5.02(j) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.

(k)         The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(c), (d), (e) or (f) at least three Business Days prior to the date of such repayment.  Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment.  The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment.  Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02(c), (d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled.  Any Declined Proceeds shall be retained by the Borrower; provided that the Borrower shall not be permitted to use any such Declined Proceeds to pay or make Dividends.

5.03         Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office; provided that, written notice by the Borrower to the Administrative Agent regarding the making of any payment from the Borrower’s account at the Payment Office shall be deemed the making of such payment to the extent that a sufficient amount of funds are available to be withdrawn from such account and such funds are in fact transferred to the Payment Office.  Any payments under this Agreement or under any Note which are made later than 2:00 P.M. (New York time) on any day shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04         Net Payments.  (a)  All payments made by any Credit Party hereunder and under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for Taxes, unless such deduction or withholding is required by any law.  If any deduction or withholding of Taxes is required (as determined by the applicable withholding agent), the relevant Credit Party agrees to (i) with respect to any Indemnified Taxes, pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any such Indemnified Taxes, will not be less than the amount provided for herein or in such Note had no such withholding or deduction been made; (ii) make such deductions or withholdings; and (iii) timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts (or such other evidence reasonably satisfactory to the Administrative Agent) evidencing such payment by the Borrower (to the extent Borrower is responsible for making such withholding or deduction).  The relevant Credit Party agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes so levied or imposed (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04(a) and payable or paid by such Lender.

(b)        Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, and from time to time thereafter upon request of the Borrower or the Administrative Agent, two original copies of a properly completed and executed Internal Revenue Service Form W-9.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (“Foreign Lender”) and not described in the succeeding sentence (regarding Internal Revenue Service Form W-8IMY) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption or reduction under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption or reduction in from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and two accurate and complete original signed copies of Internal

Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement or any Note (including a partnership or a participating Lender), such Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY on behalf of itself and (ii) the relevant forms prescribed in the preceding two sentences as applicable that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender. In addition, each Foreign Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the certification or forms in the preceding two sentences obsolete or inaccurate in any material respect, such Foreign Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate or Internal Revenue Service Form W-8IMY (together with all underlying forms), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Foreign Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Foreign Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  Any Foreign Lender that is entitled to an exemption from or reduction of U.S. federal withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, promptly following any reasonable request by the Borrower or the Administrative Agent, executed originals of such other forms reasonably requested by the Borrower or the Administrative Agent and prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, or promptly notify Borrower and the Administrative Agent of its inability to do so.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such form shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(c)         If a payment made to a Lender under this Agreement or any Note would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) to enable the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.

(d)        If the Borrower pays any additional amount under this Section 5.04 to a Lender and such Lender determines in its sole discretion, exercised in good faith, that it has actually received in connection therewith any refund of its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Refund”), such Lender shall pay to the Borrower an amount that the

Lender shall, in its sole discretion, exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Refund; provided, however, that (i) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Refund with respect to which such Lender has made a payment to the Borrower pursuant to this Section 5.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 5.04 without any exclusions or defenses, (ii) nothing in this Section 5.04(d) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns or their calculations), and (iii) no Lender shall be required to pay any amounts pursuant to this Section 5.04(c) at any time when a Default or an Event of Default exists.

SECTION 6.           Conditions Precedent to Credit Events on the Initial Borrowing Date.  The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction (or waiver in writing by the Required Lenders prior to the incurrence of the Loans or Letters of Credit on the Initial Borrowing Date) of the following conditions:

6.01         Effective Date; Notes.  On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested the same (at least two Business Days prior to the Initial Borrowing Date) the appropriate Initial Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02         Officer’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate in the form Exhibit F, dated the Initial Borrowing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.05, 6.06, 6.07 and 7.01 have been satisfied substantially concurrently with the occurrence of the Initial Borrower Date.

6.03         Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Kirkland & Ellis LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in form and substance reasonably satisfactory to the Administrative Agent, (ii) without duplication of the opinion delivered pursuant to preceding clause (i), from such local counsel, reasonably satisfactory to the Administrative Agent, in each jurisdiction where a Credit Party is “located” for purposes of Section 9-307 of the UCC and/or organized, in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date and (iii) from local gaming counsel reasonably satisfactory to the Administrative Agent, opinions which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover Nevada, Iowa, Missouri and Colorado Gaming Regulations and Gaming Permits and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.04         Corporate Documents; Proceedings; etc.  (a)  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in a form reasonably acceptable to the Administrative Agent with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)        On the Initial Borrowing Date, the Administrative Agent shall have received good standing certificates and bringdown certificates in the jurisdiction of organization of each Credit Party and each jurisdiction where such Credit Party conducts business.

6.05         Refinancing; Senior Notes.  (a)  On the Initial Borrowing Date and concurrently with the funding of the Initial Term Loans hereunder and the issuance of the Senior Notes, all Indebtedness under the Existing Credit Agreement shall have been repaid in full and all commitments in respect thereof shall have been terminated and all Liens and guaranties in connection therewith shall have been terminated (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained).  The Administrative Agent shall have received reasonably satisfactory evidence (including reasonably satisfactory pay-off letters, mortgage releases, Intellectual Property releases and UCC-3 termination statements) that the matters set forth in the immediately preceding sentence have been satisfied as of the Initial Borrowing Date.

(b)        On or prior to the Initial Borrowing Date, the Borrower shall have received gross cash proceeds (calculated before underwriting fees) from the issuance of the Senior Notes in an aggregate amount equal to $200,000,000 and a portion of the Net Cash Proceeds therefrom shall have been used on the Initial Borrowing Date to finance the Transaction.

6.06         Adverse Change, Approvals.  (a)  Since December 31, 2011, there shall not have occurred any event, change, condition, occurrence or circumstance which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)        On or prior to the Initial Borrowing Date, (i) all necessary governmental (domestic and foreign) and material Gaming Permits, third party approvals and/or consents (including, in any event, all required Gaming Authority notices, approvals and consents, except as otherwise contemplated in Section 13.22) required in connection with the Transaction, and the granting of Liens under the Credit Documents shall have been provided and/or obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein, and (ii) the Administrative Agent shall have received copies of all such permits, notices, approvals and/or consents of the applicable Gaming Authorities.  On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

6.07         Litigation.  On the Initial Borrowing Date, there shall be no actions, suits, investigations or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Credit Document or (ii) which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.08         Gaming Pledge Agreement.  On the Initial Borrowing Date, the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as amended, modified, restated, waived or supplemented from time to time, the “Gaming Pledge

Agreement”) and subject to the receipt of any approvals required by the applicable Gaming Authorities (including those described in Section 13.22(ii)) in order to pledge the Equity Interests of any entity licensed by or registered with such Gaming Authorities, shall deliver to the Collateral Agent, as pledgee thereunder (or its designated custodian), all of the Gaming Pledge Agreement Collateral, if any, referred to therein and then owned by the Borrower and each such Wholly-Owned Domestic Subsidiary, (x) endorsed in blank in the case of promissory notes constituting Gaming Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Gaming Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect (if and to the extent perfection is required by the Gaming Pledge Agreement) the security interests purported to be created by the Gaming Pledge Agreement have been taken and the Gaming Pledge Agreement shall be in full force and effect.

6.09         Guaranty and Collateral Agreement.  On the Initial Borrowing Date, the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) shall have duly authorized, executed and delivered a Guaranty and Collateral Agreement in the form of Exhibit H (as amended, modified, restated, waived or supplemented from time to time, the “Guaranty and Collateral Agreement”) covering all of the Borrower’s and each such Wholly-Owned Domestic Subsidiary’s GCA Collateral, together with:

(i)            proper financing statements (Form UCC-1 or the equivalent) fully authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent advisable, to perfect (if and to the extent perfection is required by the Guaranty and Collateral Agreement) the security interests purported to be created by the Guaranty and Collateral Agreement;

(ii)           certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)          delivery of all other recordings and filings of, or with respect to, the Guaranty and Collateral Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent advisable, to perfect (if and to the extent perfection is required by the Guaranty and Collateral Agreement) the security interests intended to be created by the Guaranty and Collateral Agreement; and

(iv)          evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent advisable to perfect (if and to the extent perfection is required by the Guaranty and Collateral Agreement) and protect the security interests purported to be created by the Guaranty and Collateral Agreement have been taken, and the Guaranty and Collateral Agreement shall be in full force and effect.

6.10         Financial Statements; Pro Forma Financials; Projections; etc.  On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (c).

6.11         Solvency Certificate; Insurance Certificates.  On the Initial Borrowing Date, the Administrative Agent shall have received:

(i)            a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit I; and

(ii)           certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.

6.12         Fees, etc.  On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all invoiced reasonable costs, fees and out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses) and other compensation payable to the Administrative Agent pursuant to the terms of this Agreement and the related (i) Commitment Letter, dated April 26, 2012, among the Administrative Agent, the Borrower and the Lead Arrangers to the extent then due and owing, (ii) Fee Letter, dated April 26, 2012 among the Administrative Agent, the Borrower and the Lead Arrangers to the extent then due and owing and (iii) Fee Letter, dated April 26, 2012 between the Administrative Agent and the Borrower to the extent then due and owing.

6.13         Patriot Act.  On or prior to the Initial Borrowing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least five Business Days prior to the Initial Borrowing Date.

In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse condition of the type described in Section 6.06, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date.

SECTION 7.           Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction (or waiver in writing by the Required Lenders prior to the occurrence of the respective Credit Event) of the following conditions:

7.01         No Default; Representations and Warranties.  At the time of each such Credit Event and also immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

7.02         Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b)        Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time.  All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7 unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.

SECTION 8.           Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations and warranties to the Administrative Agent and each of the Lenders, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

8.01         Organizational Status.  Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its material property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified and authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02         Power and Authority.  Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03         No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation (including any Gaming Regulation) or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or otherwise permitted herein) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except, in the case of preceding clauses (i) and (ii), to the extent that any such contravention, conflict, breach, default, or creation of a Lien, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation or organization, certificate of formation, limited liability company or operating agreement, partnership agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04         Approvals.  No order, consent, approval, license, permit, authorization or validation of, notice or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be given, obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document (except (in each case) for (A) those that have otherwise been obtained or made, (B) filings which are necessary to perfect (if and to the extent required by the Gaming Pledge Agreement and the Guaranty and Collateral Agreement) the security interests created under the Security Documents or release existing Liens in connection with the Refinancing, (C) the consent or approval of the applicable Gaming Authorities of the pledge of the Equity Interests of Affinity Gaming, LLC, The Sands Regent, LLC, The Primadonna Company, LLC, Flamingo Paradise Gaming, LLC, Plantation Investments, LLC, Zante, LLC, Dayton Gaming, LLC, and Last Chance, LLC pursuant to the Gaming Pledge Agreement and other informational filings with and under Nevada Gaming Commission Regulation 8.130 and other notices required to be delivered to the applicable Gaming Authorities pursuant to applicable Gaming Regulations in connection with such pledge of such Equity Interests, and (D) the approval of one or more Gaming Authorities that may be required in connection with foreclosure and the exercise of rights and remedies under the Security Documents).

8.05         Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.  (a)  (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 2009, December 31, 2010 and December 31, 2011, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal years ended on such dates, in each case furnished to the Lenders on or prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said financial statements and the results for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(ii)           The pro forma consolidated financial statements of the Borrower and its Subsidiaries at December 31, 2011 after giving effect to the Transaction and the financing therefor, copies of which have been furnished to the Lenders on or prior to the Effective Date, present fairly in all material respects the pro forma consolidated financial position of the Borrower and its Subsidiaries as of December 31, 2011 and the pro forma consolidated results of operations of the Borrower and its Subsidiaries for the twelve-month period ended on December 31, 2011.  Such pro forma financial statements have been prepared on a basis consistent with the historical financial statements set forth in clause (i) of this Section 8.05(a).

(b)        On and as of the Initial Borrowing Date and the date of each Credit Event thereafter, and after giving effect to the Transaction and to all Indebtedness (including the Loans and the Senior Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond its or their respective ability to pay such debts as such debts mature in the ordinary course of business, and (iii) the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses.  For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)         The Projections delivered to the Administrative Agent and the Lenders on or prior to the Effective Date have been prepared in good faith and are based on assumptions believed by the Borrower at the time prepared and on the date of delivery thereof to be reasonable, are based in all material respects on the information reasonably available to the Borrower as of the date of delivery thereof, reflect in all material respects the adjustments required to be made to give effect to the Transactions, it being understood and agreed by the Lenders that actual adjustments may vary from the pro forma adjustments and actual results may vary from such projected results and, in each case, such variations may be material.

(d)        After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2011), since December 31, 2011, there has been no change in the property, assets, business, operations, liabilities or financial condition of the Borrower or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06         Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.07         True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents and in the Confidential Information Memorandum) for purposes of or in connection with the Transaction, this Agreement or the other Credit Documents, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower pursuant to the Credit Documents in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information

(taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, forward looking statements, budgets, estimates, or general market data.

8.08        Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Initial Term Loans will be used by the Borrower to (i) finance the Refinancing and (ii) pay the Transaction Expenses.

(b)        All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries (including for Dividends, Investments and Permitted Acquisitions); provided that (i) not more than $15,000,000 of proceeds of Revolving Loans and Swingline Loans in the aggregate may be used to effect the Transaction and to pay any Transaction Expenses, and (ii) no proceeds of Swingline Loans will be used to refinance then outstanding Swingline Loans.

(c)         All proceeds of Incremental Term Loans will be used for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries (including for Dividends, Investments and Permitted Acquisitions).

(d)        Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan, the issuance of any Letter of Credit nor the use of the proceeds thereof will violate with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09        Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal income tax returns and other material tax returns (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries.  The Returns accurately reflect in all material respects all liability for material taxes of the Borrower and its Subsidiaries for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all material taxes and assessments due and payable by it, other than those that are being contested in good faith and are adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

8.10        Compliance with ERISA.  Except to the extent that a breach of any of the following representations or warranties in this Section 8.10, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) each Pension Plan is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; (ii) each Pension Plan (and each related trust, if any) that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service, or has submitted or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service, or is a prototype plan that has received an Internal Revenue Service opinion letter with respect to the prototype plan document, to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, and, to the Borrower’s knowledge, no event has occurred and no condition or circumstance has existed that has resulted, or could be reasonably likely to result, in the revocation of any such determination or opinion, rejection of such an application or the failure to issue such a favorable determination letter; (iii) no Reportable Event has occurred; (iv) no Pension Plan has an Unfunded Current Liability; (v) no Pension Plan has failed to satisfy the minimum funding standard within the meaning of, and no Pension Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of, Section 412 of the Code or Section 302 or

304 of ERISA; (vi) no determination has been received that any Pension Plan is, or is expected to be, considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (vii) all contributions required to be made by the Borrower with respect to a Pension Plan or Multiemployer Plan have been timely made; (viii) neither the Borrower nor any Subsidiary Guarantor nor any ERISA Affiliate has incurred (or, to the Borrower’s knowledge, reasonably expects to incur) any liability to or on account of a Pension Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, or 4069 of ERISA or Section 436(f), 4971 or 4975 of the Code; (ix) no proceedings have been instituted to terminate or appoint a trustee to administer any Pension Plan; (x) no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary Guarantor or any ERISA Affiliate exists or is reasonably likely to arise on account of any Pension Plan; (xi) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Pension Plan (other than routine claims for benefits) is pending, or, to the Borrower’s knowledge, expected or threatened; (xii) neither the Borrower nor any Subsidiary Guarantor nor any ERISA Affiliate has incurred (or, to the Borrower’s knowledge, reasonably expects to incur) any liability to or on account of a Multiemployer Plan pursuant to Sections 4201, 4204 or 4212 of ERISA; and (xiii) neither the Borrower nor any Subsidiary Guarantor nor any ERISA Affiliate has received any notice that a Multiemployer Plan is “insolvent” or in “reorganization” (as such terms are defined in Title IV of ERISA) or in “endangered” or “critical” status under Section 305 of ERISA.

8.11        The Security Documents.  (a)  The provisions of the Guaranty and Collateral Agreement (taken as a whole) are effective, upon execution and delivery thereof, to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) security interest in all right, title and interest of the respective Credit Parties in the GCA Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, will have a perfected (if and to the extent perfection is required by the Guaranty and Collateral Agreement) security interest in all right, title and interest in all of the GCA Collateral described therein, subject to no other Liens other than Permitted Liens, (i) when financing statements and other filings in appropriate form are filed in the respective jurisdiction of organization of each Credit Party and in the United States Patent and Trademark Office and United States Copyright Office, as required by the Guaranty and Collateral Agreement, and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Guaranty and Collateral Agreement) (to the extent intended to be created thereby and to the extent such perfection is governed by the laws of the United States, any state thereof or the District of Columbia).

(b)        Subject to applicable Gaming Regulations (including the receipt of the approvals of the applicable Gaming Authorities described in Section 13.22(ii)), upon execution and delivery of the Gaming Pledge Agreement, the filing of financing statements and the taking possession or control by the Collateral Agent of the Gaming Pledge Agreement Collateral, the security interests created under the Gaming Pledge Agreement in favor of the Collateral Agent for the benefit of the Secured Creditors, constitute perfected (if and to the extent such perfection is required by the Gaming Pledge Agreement) security interests in the Gaming Pledge Agreement Collateral described in the Gaming Pledge Agreement, subject to no security interests of any other Person, other than non-consensual Permitted Liens of the type permitted under Section 10.01(i).  No filings or recordings are required in order to perfect (or maintain the perfection or priority of (if and to the extent such perfection is required by the Gaming Pledge Agreement)) the security interests created in the Gaming Pledge Agreement Collateral under the Gaming Pledge Agreement other than with respect to that portion of the Gaming Pledge

Agreement Collateral constituting a “general intangible” under the UCC which is not also a “certificated security” (as defined in the UCC as in effect with New York).

(c)                          Each Mortgage, upon its execution, delivery and filing thereof, creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest in and Lien created on such Mortgaged Property may be subject to the Permitted Liens related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

8.12        Properties.  All Real Property owned, leased or subleased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is set forth in Schedule 8.12.  Each of the Borrower and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good and valid title, license (or other) rights to use, in the case of tangible personal property, in all material properties owned by it, valid easement rights in all material easements affecting all material Real Properties, and a valid leasehold or subleasehold interest in all material Real Property or tangible pesonal leased or subleased by it (except as sold or otherwise disposed of as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.13        Capitalization.  On the Initial Borrowing Date, the authorized Equity Interests of the Borrower consists of 21,000,001 units.  All outstanding Equity Interests of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable) and (except as otherwise described on Part A of Schedule 8.13) have been issued free of preemptive rights as of the Initial Borrowing Date.  On the Initial Borrowing Date, the Borrower does not have outstanding securities convertible into or exchangeable for its Equity Interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests, except as described on Part B of Schedule 8.13.

8.14        Subsidiaries.  As of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14 (which Schedule identifies the direct owner of each such Subsidiary on the Initial Borrowing Date and their percentage ownership interest therein).

8.15        Compliance with Statutes, etc.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, Gaming Regulations and Gaming Permits), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has received any written notice or other written communications from any Gaming Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Gaming Permit, or (ii) any other limitations on the conduct of business by the Borrower or any of its Subsidiaries, except, in each case, where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

8.16        Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” required to register as such under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

8.17        Environmental Matters.  (a) Except as set forth on Schedule 8.17, each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws.  Except as set forth on Schedule 8.17, there are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries (or to the knowledge of the Borrower, any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries).  Except as set forth on Schedule 8.17, there are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries (or to the knowledge of the Borrower, any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)        Except as set forth on Schedule 8.17,  Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to constitute a violation of any applicable Environmental Law by, or give rise to an Environmental Claim against, the Borrower or any of its Subsidiaries.

(c)         Notwithstanding anything to the contrary in this Section 8.17, the representations and warranties made in this Section 8.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)        The representations and warranties contained in this Section 8.17 are the sole representations and warranties of the Borrower and its Subsidiaries with respect to Environmental Laws and Hazardous Materials.

8.18        Employment and Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, and (iv) no violation of the Fair Labor Standards Act or any other applicable federal, state or foreign wage and hour laws, except (with respect to any matter specified in clause (i), (ii), (iii) or (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.19        Intellectual Property, etc.  Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each of its Subsidiaries owns or has the right to use all the domestic and foreign patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information, know-how and other intellectual property of any type, whether or not written (including, but not limited to, rights in computer programs, databases and data collections) and formulas, or has rights with respect to the foregoing (collectively “Intellectual Property”) necessary for the present conduct of its business, without any known conflict with the rights of others.  The conduct of the business of the Borrower and its Subsidiaries does not infringe the Intellectual Property rights of others, except for such infringements which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.20        Insurance.  Schedule 8.20 sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

8.21        Anti-Terrorism Law.  Neither the Borrower nor any of its Subsidiaries is in violation of any material legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act.  Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b)        Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its respective Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.21(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 9.         Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01        Information Covenants.  The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)        Monthly Reports.  Within 30 days after the end of each fiscal month of the Borrower (commencing with the fiscal month ending May 30, 2012 and other than the last fiscal month of any fiscal quarter of the Borrower), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year of the Borrower ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year of the Borrower and comparable budgeted figures for such fiscal month as set forth in the respective budget delivered pursuant to Section 9.01(e), all of which shall be certified by an Authorized Financial Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)        Quarterly Financial Statements.  Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower (commencing with its fiscal quarter ended on March 31, 2012), (i) the consolidated balance sheet of the Borrower and its Subsidiaries at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings (or accumulated deficit, as the case may be) and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year of the Borrower ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year of the Borrower and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(e), all of which shall be certified by an Authorized Financial Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period in a form consistent with the Borrower’s historical practice.

(c)                          Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings (or accumulated deficit, as the case may be) and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing or otherwise reasonably acceptable to the

Administrative Agent, together with a report of such accounting firm (which report shall be without a “going concern” or like qualification (other than, with respect to any report delivered within one year prior to a Maturity Date, any such qualification made due to such Maturity Date occurring within one year after such report) or exception and without any qualification or exception as to scope of audit) stating that (unless it is such accounting firm’s policy not to issue such statements) in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Event of Default under Section 10.07 which has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year in a form consistent with the Borrower’s historical practice.

(d)           Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto.

(e)           Budgets.  No later than 60 days following the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent or otherwise consistent in form with the budget delivered to the Administrative Agent prior to the Effective Date (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(f)            Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), a compliance certificate from an Authorized Financial Officer of the Borrower substantially in the form of Exhibit J (each a “Compliance Certificate”) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying in reasonable detail the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 10.07 and 10.13 at the end of such fiscal quarter or fiscal year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) (x) Excess Cash Flow for the respective Excess Cash Flow Payment Period as well as the Applicable Excess Cash Flow Repayment Percentage and (y) the Cumulative Retained Excess Cash Flow Amount as of the Excess Cash Flow Payment Date in respect of the respective Excess Cash Flow Payment Period, and (iii) certify that there have been no changes to Schedules 3.02(b) through 3.06(c), inclusive, of the Guaranty and Collateral Agreement since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents).

(g)           Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation or governmental investigation or proceeding (including, without limitation, any investigation by any Gaming Authority) pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(h)           Environmental Matters.  Promptly after the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii)                                  any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii)                               any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and receipt of all notices by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i)                                     Patriot Act.  Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j)                                    Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request; provided that, the Borrower shall not be required to deliver any information pursuant to this Section 9.01(j) to the extent it (i) is subject to third party confidentiality agreements with Persons that are not Affiliates of the Borrower or attorney/client privilege, (ii) constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law.

Financial information required to be delivered pursuant to Sections 9.01(a), (b) and (c) (in each case, solely to the extent such financial information is included in materials filed with the SEC or posted on the relevant website, as the case may be) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on the Borrower’s behalf on IntraLinks (or another relevant website identified by the Borrower to the Administrative Agent and reasonably acceptable to the Administrative Agent) or is available via the EDGAR system of the SEC on the Internet; provided that in each case the Borrower shall (i) notify the Administrative Agent of the posting of any such information, (ii) to the extent such information is in lieu of information required to be provided under Section 9.01(c), the Borrower separately delivers to the Administrative Agent a report of PricewaterhouseCoopers LLP or other independent certified public accountants of national recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (except as otherwise expressly permitted under Section 9.01(c)) or to any qualification or exception as to the scope of such audit and (iii) promptly deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

9.02        Books, Records and Inspections; Quarterly Conference Calls.  (a)  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in all material respects in conformity in all material respects with (and to the extent required by) generally accepted accounting principles and all applicable requirements of law shall be made in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit, upon reasonable notice to the Borrower, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request and subject to compliance with applicable Gaming Regulations; provided that the Borrower and its Subsidiaries shall not be required to disclose any information to the Administrative Agent or any Lender to the extent it (i) is subject to third party confidentiality agreements with Persons that are not Affiliates of the Borrower or attorney/client privilege, (ii) constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law; provided further that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.02(a) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year; provided, however, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

(b)        The Borrower will, within 30 days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(b) and (c), hold a conference call or teleconference, at a time selected by the Borrower and its Subsidiaries and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of the

Borrower and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower.

9.03        Maintenance of Property; Insurance.  (a)  The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material tangible property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear, casualty or condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries), and (iii) furnish to the Administrative Agent, promptly following its written request therefor (but in no event more frequently than annually), full information as to the insurance carried.  The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)        If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Subsidiaries to, at all times keep and maintain flood insurance in an amount reasonably satisfactory to the Administrative Agent but in no event less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

(c)                          The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent as loss payee and/or additional insured, as applicable, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries) as to any Collateral (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that such insurance policies shall not be cancelled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement) and (iii) shall be deposited with the Collateral Agent.

(d)        If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) following five Business Days’ prior written notice to the Borrower to procure such insurance and the Borrower agrees to reimburse the Administrative Agent promptly following written demand for all reasonable costs and expenses of procuring such insurance.

9.04        Existence; Franchises.  The Borrower will, and will cause each of its Subsidiaries to, take or cause to be taken, (A) all actions necessary to preserve and keep in full force and effect its existence and (B) all reasonable actions necessary to maintain its franchises, rights, licenses, permits, privileges, registered copyrights, registered trademarks, trademark applications, issued patents, patent applications and other Intellectual Property; provided, however, that nothing in this Section 9.04 shall (i) prevent (x) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with this Agreement (including dispositions permitted by Section 10.02), or (y) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) require the maintenance of any franchises, rights, licenses, permits, privileges, registered copyrights, registered trademarks, trademark applications, issued patents, patent applications and other Intellectual Property to the extent that the failure to so maintain, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.05         Compliance with Statutes, etc.  The Borrower will, and will cause each of its Subsidiaries to, (a) comply with all applicable statutes, regulations (including Gaming Regulations) and orders of, and all applicable restrictions imposed by, all governmental bodies (including, without limitation, all Gaming Authorities), domestic or foreign, in respect of the conduct of its business and the ownership of its property (including all applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) take, or cause to be taken, all action necessary to obtain and maintain in full force and effect and in good standing any and all Gaming Permits and approvals or other entitlements allowing for the conduct, either currently or in the future, of their gaming activities, except where the failure to take such action, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.06         Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance.  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for such of the foregoing as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        (i) After the receipt by the Administrative Agent or any Lender of any notice pursuant to Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Mortgaged Property, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, reasonable in scope under the circumstances of the request, indicating, where relevant, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such Mortgaged Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive temporary license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07         ERISA.  As soon as possible and, in any event, within 15 Business Days after the Borrower, any Subsidiary Guarantor or any ERISA Affiliate knows of the occurrence of any of the following, to the extent that same, either individually or (to the extent such occurrence is ongoing and has not been satisfied) in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Financial Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary Guarantor or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary Guarantor, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency and any notices received by the Borrower, such Subsidiary Guarantor or such ERISA Affiliate from the PBGC or any other government agency with respect thereto:  (a)  that a Reportable Event has occurred; (b) that the Borrower, with respect to a Pension Plan, is subject to the advance reporting requirement of PBGC Regulation Section 4043.61, and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Pension Plan within the following 30 days; (c) that a Pension Plan has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Code or Section 302 of ERISA; (d) that a determination has been received that any Pension Plan is, or is expected to be, considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (e) that a Pension Plan has an Unfunded Current Liability; (f) that proceedings, under Title IV of ERISA, have been or are reasonably expected to be instituted to terminate or appoint a trustee to administer a Pension Plan; (g) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Pension Plan; (h) that any contribution required to be made with respect to a Pension Plan or Multiemployer Plan has not been timely made; (i) that notice has been received that a Multiemployer Plan has been “terminated”, or is in “reorganization” or “insolvent” (all within the meaning of Title IV of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA); or (j) that the Borrower, any Subsidiary Guarantor or any ERISA Affiliate will or is reasonably likely to incur (A) any liability with respect to a Pension Plan under Sections 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Sections 436(f), 4971, 4975 or 4980 of the Code, or (B) any liability under Sections 4201, 4204 or 4212 of ERISA with respect to a Multiemployer Plan.  In addition, at the request of any Lender, within 30 days following the later of the date of the request or the date of filing or receipt (as applicable), the Borrower will deliver to the Administrative Agent for delivery to such Lender (i) a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series) of each Pension Plan specified (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) any material notices furnished or received by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate to or from, as applicable, either the plan administrator or an applicable governmental agency with respect to a Pension Plan or Multiemployer Plan.

9.08         Maintenance of Company Separateness.  The Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate offices and records and (iii) the maintenance of separate bank accounts in its own name.  Neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

9.09         Interest Rate Protection.  If at any time during the period from the Initial Borrowing Date to the third anniversary thereof, less than 40% of the aggregate principal amount of the Borrower’s outstanding Indebtedness for borrowed money (other than Revolving Loans and Swingline Loans) is not either bearing interest at a fixed rate or subject to one or more Interest Rate Protection Agreements (the “Minimum Hedge Requirement”), the Borrower will, within 90 days thereafter (or such later date as agreed by the Administrative Agent), enter into Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent such that the Minimum Hedge Requirement is satisfied at all times prior to the third anniversary of the Initial Borrowing Date.

9.10         Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

9.11         Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12         Additional Security; Further Assurances; etc.  (a)  Subject to applicable Gaming Regulations and the terms herein, the Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Collateral of the Borrower and such other Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (in the case of Real Property, Mortgages and such other documentation as set forth in Section 13.22, as may be reasonably requested by the Collateral Agent) (collectively, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and the Borrower and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages (if and to the extent perfection is required by the Security Documents)  superior to and prior to the rights of all third Persons and enforceable against third parties (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed (if and to the extent perfection is required by the Security Documents) in such manner and in such places as are required by law to establish, perfect (if and to the extent perfection is required by the Security Documents), preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges then due, owing and payable in connection therewith shall have been paid in full.  Notwithstanding the foregoing, (i) this Section 9.12(a) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) any fee owned Real Property the Fair Market Value of which is less than $500,000, any Leasehold subject to a ground lease, the Fair Market Value of which is less than $500,000, any Leasehold (other than ground leases) for which the aggregate annual rental payments are less than $500,000 or any Leasehold with respect to which the respective Credit Party has not obtained (after using commercially reasonable efforts to obtain same) the consent of the lessor to grant a mortgage in such Leasehold and (ii) this Section 9.12(a) shall not require any Credit Party to grant any security interest in any Excluded Property.

(b)           The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 9.12 to perfect (and maintain the perfection and priority), if and to the extent perfection is required by the Security Documents, of the security interests in the Collateral (but otherwise subject to any limitations set forth in the Security Documents).  Furthermore, the Borrower will cause to be delivered to the Collateral Agent such opinions of counsel, title insurance, surveys, and, if applicable, flood certifications as may be reasonably requested by the Collateral Agent to assure itself that this Section 9.12 has been complied with.

(c)           The Borrower agrees to use its commercially reasonable efforts to promptly obtain any and all approvals necessary to consummate the transactions contemplated by this Agreement and the other Credit Documents and to assist the Secured Creditors in obtaining any approvals of any Gaming Authority or other Governmental Authority that are required by law for or in connection with any action or transaction contemplated by this Agreement and the other Credit Documents.

(d)           If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e)           Subject to the receipt of any requisite approvals under applicable Gaming Regulations, the Borrower agrees that each action required by clauses (a) through (d) of this Section 9.12 shall be completed no later than the later of (i) the receipt of all requisite approvals under the applicable Gaming Regulations and (ii) 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such date may be extended by the Administrative Agent in its sole discretion); provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

(f)            Within 15 Business Days (as such date may be extended by the Administrative Agent in its sole discretion) (i) after the establishment, creation or acquisition of a Wholly-Owned Domestic Subsidiary (other than a Excluded Subsidiary), the Borrower will cause such Wholly-Owned Domestic Subsidiary (x) to execute and deliver to the Administrative Agent a Joinder Agreement and (y) to deliver to the Administrative Agent such other relevant documentation of the type described in Section 6 as such Wholly-Owned Domestic Subsidiary would have had to deliver on the Initial Borrowing Date if it were a Credit Party on such date to the extent requested by the Administrative Agent and (ii) after any Credit Party acquires any additional Equity Interests of any Subsidiary, such Equity Interests shall be promptly pledged and delivered pursuant to (and to the extent required by) the Gaming Pledge Agreement; provided that if the pledge of the Equity Interests of any Subsidiary acquired or created after the Initial Borrowing Date requires approval under applicable Gaming Regulations, the Borrower shall be required to pledge such Equity Interests only if the requisite approvals from the applicable Gaming Authorities are obtained after the exercise of its commercially reasonable efforts to obtain such approvals (and the Borrower agrees to use its commercially reasonable efforts to obtain such approvals); provided further that, with respect to a Foreign Subsidiary of the Borrower that is a CFC, in no event shall more than 65% of the voting stock (and 100% of the non-voting stock) of each first tier Foreign Subsidiary that is a CFC owned directly by the Borrower or a Subsidiary of a Borrower be pledged.

9.13         Maintenance of Ratings.  The Borrower will use its commercially reasonable efforts to maintain at all times (i) monitored public debt ratings (of any level) from S&P and Moody’s in respect of each Tranche of Loans and (ii) a monitored public corporate rating and a monitored public corporate family rating (in each case, of any level) from S&P and Moody’s.

9.14         Permitted Acquisitions.  Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent at least 10 Business Days’ (or such shorter period of time as may be reasonably acceptable to the Administrative Agent) prior written notice of any Permitted Acquisition, which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) the Administrative Agent shall have received (x) in the case of each proposed Permitted Acquisition in which the aggregate consideration is at least $20,000,000, audited year end financial statements for at least the most recent fiscal year (for which such financial statements are available) and, to the extent available, interim unaudited quarterly financial statements for the then current fiscal year of the Acquired Entity or Business being acquired pursuant to such proposed Permitted Acquisition and (y) in the case of each proposed Permitted Acquisition, a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Borrower and a pro forma consolidated statement of income of the Borrower and its Subsidiaries for the most recently ended four fiscal quarter period, in each case on a pro forma basis after giving effect to such proposed Permitted Acquisition; (iv) the Borrower shall be in compliance with the financial covenants contained in Sections 10.07(a) and 10.07(b) on a pro forma basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period (but assuming, for purposes of determining pro forma compliance with (x) Section 10.07(a) for such Calculation Period, that the minimum Interest Expense Coverage Ratio permitted pursuant to such Section 10.07(a) for such Calculation Period was 0.25:1.00 higher than the Interest Expense Coverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(a) and (y) Section 10.07(b) for such Calculation Period, that the maximum Total Net Leverage Ratio permitted pursuant to such Section 10.07(b) for such Calculation Period was 0.25:1.00 below the Total Net Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(b)); (v) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the respective Permitted Acquisition (both before and after giving effect thereto) (it being understood that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or all respects, or as the case may be) as of such earlier date; (vi) any newly created or acquired direct or indirect Subsidiary of the Borrower shall be a Subsidiary Guarantor and shall have complied with the requirements of Section 9.12, within the time periods specified therein, provided, however, notwithstanding the foregoing requirements of this clause (vi), the aggregate amount of consideration paid in respect of Permitted Acquisitions of Acquired Entities or Businesses that do not become Subsidiary Guarantors or the assets of which are not subject to the Security Documents shall not exceed $5,000,000; and (vii) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Financial Officer thereof, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iv) and (vi).

9.15         End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its

Subsidiaries’ fiscal quarters to end on the last day of each three month period ending on March 31, June 30, September 30 and December 31.

SECTION 10.         Negative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01       Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)            Liens for taxes, assessments or governmental charges or levies which are not required to be paid pursuant to Section 9.10;

(ii)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’, construction contractor’s liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)          Liens in existence on the Initial Borrowing Date and described on Schedule 10.01, plus renewals, refinancings, restructurings, replacements and extensions of such Liens, subject to any limitations set forth on Schedule 10.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, refinancing, restructuring, replacement or extension other than as permitted by Section 10.04(iv) and (y) any such renewal, refinancing, restructuring, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries (other than proceeds thereof);

(iv)          Liens created pursuant to this Agreement and the Security Documents;

(v)           licenses (including of Intellectual Property), sublicenses (including of Intellectual Property), leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(vi)          Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04, provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower (other than proceeds and accessions thereof);

(vii)         Liens placed upon equipment, machinery or fixed or capital assets acquired by the Borrower or any of its Subsidiaries after the Initial Borrowing Date and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, machinery, fixed or capital assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment, machinery or fixed or capital assets so acquired does not encumber any other asset of the Borrower or any Subsidiary of the Borrower (other than proceeds and accessions thereof);

(viii)        easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, defects or irregularities affecting Real Property that do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries and in each case not securing Indebtedness;

(ix)           Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x)            Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 11.09 in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(xi)           statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii)          Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, government contracts, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of appeal bonds and obligations in respect of the payment for borrowed money);

(xiii)         Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or an Investment permitted by Section 10.05(xix), (xxi) or (xxii), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(v), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or Investment and do not attach to any other asset of the Borrower or any of its Subsidiaries (other than proceeds and accessions thereof);

(xiv)        Permitted Encumbrances;

(xv)         Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi)        Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii)       (A) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, (B) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (C) Liens encumbering reasonable customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xviii)      pledges and deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(xix)         Liens (i) on cash advances in favor of the seller of any property to be acquired in Permitted Acquisitions and other Investments permitted by Sections 10.05(xix) and (xxii) (which cash advances may be applied against the purchase price for such Permitted Acquisition or other Investment), and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 10.02 so long as such Lien is limited to the property to be so disposed of, in each case solely to the extent such Permitted Acquisition, other Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xx)          any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses not prohibited by this Agreement to which the Borrower or any of its Subsidiaries is a party;

(xxi)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(xxii)        in the case of any Non-Wholly Owned Subsidiary of the Borrower or any joint venture, any customary put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xxiii)       Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xxiv)       Liens on property of any Non-Guarantor Subsidiary securing Indebtedness of the applicable Non-Guarantor Subsidiary permitted under Section 10.04;

(xxv)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(xxvi)       Liens not otherwise permitted pursuant to this Section 10.01 which secure obligations of the Borrower or any of its Subsidiaries permitted under this Agreement not exceeding $7,500,000 in the aggregate at any time outstanding.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii) and (xiii) of this Section 10.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the assets subject to such Liens).

10.02       Consolidation, Merger, Purchase or Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of Intellectual Property, inventory, materials, equipment, goods and services in the ordinary course of business) of any Person, except that:

(i)            Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 10.13;

(ii)           each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii)          Investments may be made to the extent permitted by Section 10.05;

(iv)          the Borrower and its Subsidiaries may sell assets (including Equity Interests of any Subsidiary but otherwise subject to the proviso to this clause (iv) in the case of a Subsidiary Guarantor), so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(d) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iv) shall not exceed $5,000,000 in any fiscal year of the Borrower, provided that the sale of the Equity Interests of any Subsidiary Guarantor shall not be permitted pursuant to this clause (iv) unless such sale is for all of the outstanding Equity Interests of such Subsidiary Guarantor;

(v)           each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04);

(vi)          each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)         each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(viii)        (A) any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Subsidiary Guarantor so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving Person of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Subsidiary Guarantor is the surviving Person of any such merger, consolidation, dissolution or liquidation, and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation), and (B) any Non-Guarantor Subsidiary may merge or consolidate with and into, or be dissolved or liquidated into, or dispose of any of its property to, any other Non-Guarantor Subsidiary and (C) any Subsidiary of the Borrower may dispose of any of its property to any Credit Party so long as in the case of a disposition by a Subsidiary Guarantor to another Credit Party, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so disposed of shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such disposition); it being understood and agreed that any filings with the United States Patent and Trademark Office or the United States Copyright Office with respect to the disposed assets may be made up to 30 days after the date of such disposition (as such date may be extended by the Administrative Agent in its sole discretion);

(ix)           Permitted Acquisitions may be made to the extent permitted by Section 9.14;

(x)            the Borrower and its Subsidiaries may consummate Non-Core Asset Sales, so long as (w) no Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (y) the Fair Market Value of all Non-Core Assets sold pursuant to this clause (x) does not exceed $30,000,000 and (z) the Net Sale Proceeds therefrom (I) are applied and/or reinvested as (and to the extent) required by Section 5.02(d) and (II) pending such application or reinvestment, are deposited into a Deposit Account with the Collateral Agent over which an Deposit Account Control Agreement is in full force and effect pursuant to cash collateral arrangements reasonably satisfactory to the Administrative Agent;

(xi)           the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of assets which, in the reasonable judgment of the Borrower or such Subsidiary, are determined to be uneconomical, surplus, worn out, immaterial or obsolete in the conduct of its ordinary course business;

(xii)          the Borrower and its Subsidiaries may cancel Intellectual Property, allow the expiration of Intellectual Property in accordance with its statutory term or allow the abandonment or lapse of Intellectual Property; provided that Borrower or the applicable Subsidiary of the Borrower obtains any available renewals, extensions and the like except where, in the reasonable judgment of the Borrower or such Subsidiary in the conduct of its ordinary course business (A), to do so would be uneconomical or impracticable or (B) the Intellectual Property in question is surplus, worn out, immaterial or obsolete;

(xiii)        the Borrower and its Subsidiaries may dispose of equipment to the extent that (A) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) the proceeds of such disposition are promptly applied to the purchase price of such replacement equipment;

(xiv)        to the extent constituting dispositions, the granting of Permitted Liens and Dividends permitted by Section 10.03;

(xv)         transfers of property subject to Recovery Events;

(xvi)        the Borrower and its Subsidiaries may lease (as lessor) assets to a third party following the acquisition thereof pursuant to a Permitted Acquisition or an Investment pursuant to Section 10.05(xix) or (xxii) during the period of time the Borrower or the respective Subsidiary is diligently pursuing obtaining any necessary Gaming Permits for the Borrower or such Subsidiary to operate such assets in compliance with the applicable Gaming Regulations;

(xvii)       the Borrower and its Subsidiaries may unwind any Interest Rate Protection Agreements or Other Hedging Agreements permitted hereunder pursuant to the terms thereof;

(xviii)      the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash or other Cash Equivalents at Fair Market Value; and

(xix)        dispositions of Investments in Non-Wholly-Owned Subsidiaries and joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in the joint venture arrangements and similar binding arrangements; provided that the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(d).

To the extent the Required Lenders (or all of the Lenders, as the case may be) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or another Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03      Dividends.  The Borrower will not, and will not permit any of its Subsidiaries to declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i)            any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay Dividends to any Wholly-Owned Subsidiary of the Borrower;

(ii)           any Non-Wholly Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, partners or members generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)          the Borrower may make Dividends solely to redeem or repurchase outstanding shares of the Borrower’s common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of officers, directors or employees of the Borrower or any of its Subsidiaries, provided that (x) at the time of any Dividend (including any such redemption or repurchase) permitted to be made pursuant to this Section 10.03(iii) and including any payment made on a Shareholder Subordinated Note, no Specified Default or Event of Default shall then exist or result therefrom, (y) the only consideration paid by the Borrower in respect of such redemptions and repurchases shall be cash and Shareholder Subordinated Notes and (z) the sum of (I) the aggregate amount of cash Dividends pursuant to this Section 10.03(iii) plus (II) the aggregate amount of all cash payments (whether in respect of principal, interest or otherwise) made on all Shareholder Subordinated Notes in any fiscal year of the Borrower shall not exceed $2,000,000; provided that unused amounts in any fiscal year of the Borrower may be used in the immediately succeeding fiscal year of the Borrower; provided, further that no such amounts carried forward into a subsequent fiscal year of the Borrower may be used until all cash Dividends permitted pursuant to this Section 10.03(iii) for such subsequent fiscal year without regard to this proviso are first used in full;

(iv)          the Borrower may acquire shares of its Equity Interests in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(v)           redemptions, repurchases, defeasances, repayments or other acquisitions or retirements for value of Equity Interests of the Borrower to the extent required by any Gaming Authority having jurisdiction over the Borrower or any of its Subsidiaries;

(vi)          the Borrower may pay or make Dividends so long as such Dividends are paid or made solely with Equity Interests of the Borrower otherwise permitted to be issued by the Borrower hereunder;

(vii)         the Borrower may pay or make additional cash Dividends (including to purchase, redeem or otherwise acquire for cash any Equity Interests issued by the Borrower), so long as (i) the aggregate amount of all cash Dividends paid or made pursuant to this clause (vii) does not exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Dividend, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with (x) the financial covenants contained in Sections 10.07(a) and (b), in each case for the respective Calculation Period (but assuming, for purposes of determining pro forma compliance with (x) Section 10.07(a) for such Calculation Period, that the minimum Interest Expense Coverage Ratio permitted pursuant to such Section 10.07(a) for such Calculation Period was 0.25:1.00 higher than the Interest Expense Coverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(a) and (y) Section 10.07(b) for such Calculation Period, that the maximum Total Net Leverage Ratio permitted pursuant to such Section 10.07(b) for such Calculation Period was 0.25:1.00 below the Total Net Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(b)), (y) a First Lien Senior Secured Net Leverage Ratio of less than 3.00:1.00, and (iv) prior to the making of such Dividend, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii);

(viii)        cash Dividends to holders of the Equity Interests of the Borrower in lieu of the issuance of fractional shares of such Equity Interests; provided, however, that any such Dividend shall not be for the purpose of evading any covenants or restrictions set forth in this Section 10.03 or otherwise to facilitate any Dividend or other return of capital to the holders of such Equity Interests (as determined in good faith by the board of directors of the Borrower); and

(ix)          the Borrower may pay or make Dividends so long as such Dividends are paid or made (x) solely with net proceeds received from an issuance of Equity Interests of the Borrower permitted to be issued hereunder and (y) within 90 days of the date of such receipt of such net proceeds.

10.04      Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)           Indebtedness of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii)          Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted by Section 10.13) and purchase money Indebtedness described in Section 10.01(vii), provided that in no event shall the sum of the outstanding aggregate principal amount of all Capitalized Lease Obligations and outstanding purchase money Indebtedness permitted by this clause (iii) exceed at any time 3.0% of Consolidated Total Tangible Assets;

(iv)          Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 10.04(iv) (the “Existing Indebtedness”) (as reduced by any repayments thereof on or after the Initial Borrowing Date other than as part of a Permitted Refinancing thereof), and any Permitted Refinancing thereof subject to any limitations set forth on Schedule 10.04(iv);

(v)           Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or Indebtedness of the Borrower or a Subsidiary of the Borrower assumed at the time of a Permitted Acquisition or an Investment permitted under Section 10.05(xix) or (xxi) involving the purchase of an asset or assets securing such Indebtedness) and any Permitted Refinancing thereof (such Indebtedness, in either case, “Permitted Acquired Debt”), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Investment and (y) the aggregate principal amount of all Indebtedness permitted by this clause (v) shall not exceed $5,000,000 at any one time outstanding;

(vi)          intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 10.05, provided that (i) any note evidencing any such Indebtedness, to the extent held by a Credit Party, shall be pledged to the Collateral Agent pursuant to the applicable Security Documents (to the extent required thereby) and (ii) any such Indebtedness owed by a Credit Party to a Non-Guarantor Subsidiary shall be subject to the subordination provisions set forth on Exhibit M and the Administrative Agent shall have received reasonably satisfactory evidence thereof;

(vii)         unsecured Indebtedness of the Borrower represented by the Senior Notes, and unsecured guaranties thereof by the Subsidiary Guarantors, in an aggregate principal amount not to exceed $200,000,000 (as reduced by any repayments or prepayments of principal thereof other than as part of a Permitted Refinancing) and any Permitted Refinancing thereof;

(viii)        (A) Contingent Obligations of the Borrower or any Subsidiary Guarantor with respect to Indebtedness (other than under any Shareholder Subordinated Note) and obligations of the Borrower or any Subsidiary Guarantor otherwise permitted under this Agreement and (B) Contingent Obligations of any Non-Guarantor Subsidiary with respect to Indebtedness and obligations of any other Non-Guarantor Subsidiary;

(ix)          Indebtedness of the Borrower or any of its Subsidiaries under any foreign exchange contracts or currency swap agreements constituting Other Hedging Agreements entered into in connection with the Borrower’s or any of its Subsidiaries foreign operations so long as entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(x)           Indebtedness of the Borrower or any of its Subsidiaries arising from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(xi)          Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, customs bonds or similar obligations required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(xii)         unsecured subordinated Indebtedness of the Borrower under Shareholder Subordinated Notes issued in connection with any redemption or repurchase of common Equity Interests of the Borrower pursuant to Section 10.03(iii);

(xiii)        Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Permitted Acquisitions, Investments permitted pursuant to Section 10.05(xix), (xxi) or (xxii) and permitted asset sales, so long as any such obligations are those of the Person making the respective Permitted Acquisition, Investment or asset sale;

(xiv)        Indebtedness of the Borrower or any of its Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(xv)         additional unsecured Indebtedness incurred by the Borrower constituting Permitted Unsecured Debt, and unsecured guaranties thereof by the Subsidiary Guarantors, so long as (I) no Specified Default or Event of Default exists at the time of incurrence thereof or would result therefrom; (II) the Borrower shall be in compliance, on a pro forma basis, with the financial covenants contained in Sections 10.07(a) and 10.07(b), in each case for the respective Calculation Period (but assuming, for purposes of determining pro forma compliance with (x) Section 10.07(a) for such Calculation Period, that the minimum Interest Expense Coverage Ratio permitted pursuant to such Section 10.07(a) for such Calculation Period was 0.25:1.00 higher than the Interest Expense Coverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(a) and (y) Section 10.07(b) for such Calculation Period, that the maximum Total Net Leverage Ratio permitted pursuant to such Section 10.07(b) for such Calculation Period was 0.25:1.00 below the Total Net Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(b)); (III) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, offers to repurchase upon a change of control, asset sale or event of loss and acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring six months following the latest Maturity Date then in effect; (IV) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and other related Permitted Unsecured Debt Document) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-acceleration); (V) the Net Debt Proceeds therefrom are used solely to finance a Permitted Acquisition and to pay any related fees and expenses; and (VI) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (I) through (V) and containing the calculations (in reasonable detail) required by preceding clause (II); and

(xvi)        so long as no Specified Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.

10.05      Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or make any capital contribution to, any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)            the Borrower and its Subsidiaries may acquire and hold accounts receivables and notes receivable owing to any of them or otherwise extend credit to customers and suppliers, in each case, if created or acquired in the ordinary course of business;

(ii)           the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)          the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 10.05, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv)          the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers;

(v)           the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation, travel and entertainment expenses and other similar expenditures, in each case in the ordinary course of business;

(vi)          the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii);

(vii)         (A) the Borrower and the Subsidiary Guarantors may make Investments (I) between and among (or for the benefit of) one another and (II) to (or for the benefit of) Non-Guarantor Subsidiaries in an aggregate amount not at any time to exceed, when added to the aggregate amount of Investments made pursuant to Section 10.05(xxi), $25,000,000, and (B) Non-Guarantor Subsidiaries may make Investments to (or for the benefit of) any other Non-Guarantor Subsidiaries and any Credit Party;

(viii)        Permitted Acquisitions shall be permitted in accordance with Section 9.14;

(ix)          the Borrower and its Subsidiaries may acquire and hold non-cash consideration received from asset sales to the extent permitted pursuant to Section 10.02;

(x)           the Borrower may acquire and hold obligations of one or more officers, directors or employees of the Borrower or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of the Borrower so long as no cash is paid by the Borrower or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(xi)          the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 10.04(ix);

(xii)         the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xiii)        Contingent Obligations of the Borrower and its Subsidiaries permitted by Section 10.04, to the extent constituting an Investment, shall be permitted;

(xiv)        Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit;

(xv)         Investments to the extent that payment for such Investments is made solely with Equity Interests of the Borrower permitted to be issued hereunder;

(xvi)        Investments consisting of licensing of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(xvii)       Investments consisting of the opening of deposit accounts and securities accounts in the ordinary course of business;

(xviii)      Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xix)        the Borrower and its Subsidiaries may make additional Investments to or in a Person, so long as (i) the aggregate amount of all Investments made pursuant to this clause (xix) does not exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Investment, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Investment is made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with (x) the financial covenants contained in Sections 10.07(a) and (b), in each case for the respective Calculation Period (but assuming, for purposes of determining pro forma compliance with (x) Section 10.07(a) for such Calculation Period, that the minimum Interest Expense Coverage Ratio permitted pursuant to such Section 10.07(a) for such Calculation Period was 0.25:1.00 higher than the Interest Expense Coverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(a) and (y) Section 10.07(b) for such Calculation Period, that the maximum Total Net Leverage Ratio permitted pursuant to such Section 10.07(b) for such Calculation Period was 0.25:1.00 below the Total Net Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(b)), and (y) a First Lien Senior Secured Net Leverage Ratio of less than 3.00:1.00, and (iv) prior to the making of such Investment, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii);

(xx)         Investments consisting of repayments or other acquisitions of Indebtedness of the Borrower or any of its Subsidiaries that are expressly permitted pursuant to Section 10.08(i);

(xxi)        the Borrower and its Subsidiaries may make Investments in joint ventures in an aggregate amount not to exceed at any time, when added to the aggregate amount of Investments made pursuant to Section 10.05(vii)(A)(II), $25,000,000; provided that the Borrower or a Subsidiary thereof is party to a management agreement with such joint venture; and

(xxii)       in addition to Investments permitted by clauses (i) through (xxi) of this Section 10.05, so long as no Specified Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make additional Investments to or in a Person in an aggregate amount for all Investments made pursuant to this clause (xxii), not to exceed $15,000,000.

For purposes of this Section 10.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (including any write-downs or write-offs thereof) but giving effect to any cash returns or cash distributions received by such Person with respect thereto in an amount not to exceed the original amount of such Investment.

10.06      Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)            Dividends may be paid to the extent provided in Section 10.03;

(ii)           loans may be made and repaid and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)          customary fees, indemnities and reimbursements may be paid to directors and officers of the Borrower and its Subsidiaries;

(iv)          the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(v)           transactions between or among (i) the Borrower and the Subsidiary Guarantors to the extent that such transactions are not otherwise prohibited under this Agreement and (ii) Non-Guarantor Subsidiaries to the extent that such transactions are not otherwise prohibited under this Agreement;

(vi)          Subsidiaries of the Borrower may pay fees to the Borrower or any Subsidiary Guarantor in exchange for management or other services provided to such Subsidiaries;

(vii)         transactions pursuant to agreements in existence on the Initial Borrowing Date and set forth on Schedule 10.06 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect; and

(viii)        the issuance of Equity Interests of the Borrower permitted to be issued hereunder.

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the Borrower or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (vi) of this Section 10.06.

10.07      Interest Expense Coverage Ratio; Total Net Leverage Ratio.  (a)  The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

June 30, 2012	1.80:1.00

September 30, 2012	1.80:1.00

December 31, 2012	1.80:1.00

March 31, 2013	1.90:1.00

June 30, 2013	1.90:1.00

September 30, 2013	1.90:1.00

December 31, 2013	1.90:1.00

March 31, 2014	2.00:1.00

June 30, 2014	2.00:1.00

September 30, 2014	2.00:1.00

December 31, 2014	2.00:1.00

March 31, 2015	2.15:1.00

June 30, 2015	2.15:1.00

September 30, 2015	2.15:1.00

December 31, 2015	2.15:1.00

March 31, 2016	2.15:1.00

June 30, 2016	2.15:1.00

September 30, 2016	2.15:1.00

December 31, 2016	2.15:1.00

March 31, 2017	2.15:1.00

June 30, 2017	2.15:1.00

September 30, 2017 and the last day of each fiscal quarter thereafter	2.15:1.00

(b)        The Borrower will not permit the Total Net Leverage Ratio on the last day of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

June 30, 2012	6.75:1.00

September 30, 2012	6.75:1.00

December 31, 2012	6.75:1.00

March 31, 2013	6.75:1.00

June 30, 2013	6.75:1.00

September 30, 2013	6.75:1.00

December 31, 2013	6.50:1.00

March 31, 2014	6.50:1.00

June 30, 2014	6.50:1.00

September 30, 2014	6.25:1.00

December 31, 2014	6.25:1.00

March 31, 2015	6.25:1.00

June 30, 2015	6.00:1.00

September 30, 2015	6.00:1.00

December 31, 2015	6.00:1.00

March 31, 2016	6.00:1.00

June 30, 2016	6.00:1.00

September 30, 2016	6.00:1.00

December 31, 2016	6.00:1.00

March 31, 2017	6.00:1.00

June 30, 2017	6.00:1.00

September 30, 2017 and the last day of each fiscal quarter thereafter	6.00:1.00

10.08      Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitation on Voluntary Payments, etc.  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)            on and after the execution and delivery of any Senior Note Document or any Permitted Unsecured Debt Document, make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations (other than contingent obligations not then due and payable) and the termination of the Total Revolving Loan Commitment) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Senior Note or Permitted Unsecured Debt; provided, however, the Borrower may make voluntary or optional payments, prepayments, redemptions, repurchases or acquisitions of or with respect to any Senior Notes or Permitted Unsecured Debt:

(A) so long as (i) the aggregate amount of all such payments, prepayments, redemptions, repurchases and acquisitions does not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective payment, prepayment, redemption, repurchase or acquisition, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such payment, prepayment, redemption, repurchase or acquisition is paid or made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with (x) the financial covenants contained in Sections 10.07(a) and (b), in each case for the respective Calculation Period (but assuming, for purposes of determining pro forma compliance with (x) Section 10.07(a) for such Calculation Period, that the minimum Interest Expense Coverage Ratio permitted pursuant to such Section 10.07(a) for such Calculation Period was 0.25:1.00 higher than the Interest Expense Coverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(a) and (y) Section 10.07(b) for such Calculation Period, that the maximum Total Net Leverage Ratio permitted pursuant to such Section 10.07(b) for such Calculation Period was 0.25:1.00 below the Total Net Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(b)), and (y) a First Lien Senior Secured Net Leverage Ratio of less than 3.00:1.00, and (iv) prior to the payment or making of such payment, prepayment, redemption, repurchase or acquisition the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii);

(B)          in the case of the Senior Notes, (i) with proceeds of Permitted Refinancings thereof and (ii) exchanges thereof for Senior Exchange Notes; and

(C)          to extent consisting solely of the conversion or exchange of such Senior Notes or Permitted Unsecured Debt into Equity Interests of the Borrower permitted to be issued hereunder;

(ii)           make (or give any notice in respect of) any principal, interest or other payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note, except to the extent permitted by Section 10.03(iii);

(iii)          on and after the execution and delivery of any Permitted Unsecured Debt Document, amend, modify or change, or permit the amendment, modification or change of, any provision of any Permitted Unsecured Debt Document to the extent that the Permitted Unsecured Debt Document in the amended, modified or changed form would not be able to be incurred at such in accordance with the terms of Section 10.04(xv);

(iv)          amend, modify or change, or permit the amendment, modification or change of, any provision of any Senior Notes Document to the extent that any such amendment, modification or change could reasonably be expected to be adverse to the interests of the Lenders in any material respect; it being understood that this clause (iv) shall not prohibit Permitted Refinancings consummated in accordance with the requirements of the definition thereof;

(v)           amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Shareholder Subordinated Note, other than any amendment, modification or waiver that extends the maturity thereof or reduces the rate of interest thereon or other modifications which are not adverse to the interests of the Lenders in any material respect and have been consented to by the Administrative Agent; or

(vi)          amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders; provided that amendments necessary to convert the Borrower from a limited liability company to a corporation are permitted.

10.09      Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Senior Notes Documents and, on and after the execution and delivery thereof, the Permitted Unsecured Debt Documents, (iv) customary provisions restricting subletting, subleasing, transferring, assignment or transfer of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Sections 10.01(iii), (v), (vi), (vii), (xiii), (xviii), (xix)(i), (xxi), (xxiii), (xxiv), (xv),and (xxvi) and (viii) restrictions or encumbrances with respect to a Subsidiary of the Borrower imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or all or substantially all of the assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement and the other Credit Documents, (ix) restrictions and encumbrances in a contractual obligation which exist on the Initial Borrowing Date and (to the extent not otherwise permitted by this Section 10.09) are listed on Schedule 10.09, and any modification, replacement, renewal, extension or refinancing of such contractual obligation so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders or materially more restrictive on the Borrower and its Subsidiaries, (x) restrictions and encumbrances binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower pursuant to a Permitted Acquisition or an Investment made under Section 10.05(xix), (xxi) or (xxii), so long as such restrictions and encumbrances were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment and do not apply to any Person other than the Subsidiary so acquired, (xi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture (and its assets or Equity Interest issued by such Person) entered into in the ordinary course of business, (xii) restrictions and encumbrances on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (xiii) restrictions and encumbrances arise in connection with cash or other deposits permitted under Section 10.01 and 10.05 and limited to such cash or deposit are restrictions on cash earnest money deposits in favor of sellers in connection with Permitted Acquisitions and Investments permitted under Sections 10.05(xix), (xxi) and (xxii).

10.10      Limitation on Issuance of Equity Interests.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred Equity Interests other than (x) Qualified Preferred Stock of the Borrower and, in connection with issuances of Equity Interests permitted under Section 10.10(b)(v), of Non-Wholly Owned Subsidiaries of the Borrower, (y) preferred Equity Interests issued by a Subsidiary of the Borrower to the Borrower or a Subsidiary Guarantor and (z) preferred Equity Interests issued by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary, or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other common Equity Interests that are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be, or that are not mandatorily redeemable prior to the date occurring 91 days following the latest Maturity Date then in effect (except to the extent the same would be permitted pursuant to Section 10.03).

(b)        The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower and its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors and for nominal shares required to be held by local nationals, in each case to the extent required by applicable law, (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement or (v) issuances by Non-Wholly Owned Subsidiaries of their respective Equity Interests to the Borrower, its Subsidiaries and to other third Persons, so long as (x) the Investment made by the Borrower or such Subsidiary as a result of such Issuance is permitted under Section 10.05(vii), (xix), (xxi) or (xxii) and (y) any such issuances to third Persons are at fair market value and the Net Sale Proceeds received from such third Persons in connection with such issuances are applied and/or reinvested as (and to the extent) required by Section 5.02(d).

10.11      Business, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date, any reasonable extensions thereof (including internet gaming) and any business reasonably related to, necessary for, in support or anticipation of, ancillary or complementary to or in preparation for (or required by a Gaming Authority to be developed, constructed, improved or acquired in connection with licensing approval for) any such business.

10.12      Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person.  (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 8.21(a), (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Borrower’s and its Subsidiaries’ compliance with this Section 10.12).

(b)        The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit any of the funds of the Borrower or any of its Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in material violation of any applicable law.

(c)         The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit (x) any of the funds or properties of the Borrower or any of its Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law, or the Loans made by the Lenders would be in violation of any applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) any Embargoed Person to have any direct or indirect interest, in the Borrower or any of its Subsidiaries, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law or the Loans are in violation of any applicable law.

10.13      Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of Borrower, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of the Borrower the sum of (x) $40,000,000 (or, in respect of the period from the Initial Borrowing Date through December 31, 2012, $30,000,000) and (y) a percentage of the acquisition price of each Acquired Entity or Business acquired after the Initial Borrowing Date pursuant to a Permitted Acquisition, which percentage shall equal either 5% at any time prior to the first anniversary of the Initial Borrowing Date or 3% thereafter; provided that, in the case of the respective fiscal year in which such Permitted Acquisition of an Acquired Entity or Business is consummated (commencing with any such Permitted Acquisition consummated in the Borrower’s fiscal year ending December 31, 2012), such amount shall be prorated by multiplying the amount specified for such Acquired Entity or Business in preceding clause (y) by a percentage, the numerator of which is the number of days in such fiscal year after the date of the respective Permitted Acquisition and the denominator of which is 365.

(b)           In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year of the Borrower, provided that (x) no amounts once carried forward pursuant to this Section 10.07(b) may be carried forward to any fiscal year of the Borrower thereafter and (y) no amounts carried forward into a subsequent fiscal year of the Borrower may be used until all Capital Expenditures permitted pursuant to clause (a) above for such subsequent fiscal year are first used in full.

(c)           In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.13(a) or (b)), so long as (i) the aggregate amount for all such Capital Expenditures does not exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Capital Expenditure, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Capital Expenditure is made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with (x) the financial covenants contained in Sections 10.07(a) and (b), in each case for the respective Calculation Period (but assuming, for purposes of determining pro forma compliance with (x) Section 10.07(a) for such Calculation Period, that the minimum Interest Expense Coverage Ratio permitted pursuant to such Section 10.07(a) for such Calculation Period was 0.25:1.00 higher than the Interest Expense Coverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(a) and (y) Section 10.07(b) for such Calculation Period, that the maximum Total Net Leverage Ratio permitted pursuant to such Section 10.07(b) for such Calculation Period was 0.25:1.00 below the Total Net Leverage Ratio actually required to be maintained for such Calculation Period pursuant to such Section 10.07(b)), and (y) a First Lien Senior Secured Net Leverage Ratio of less than 3.00:1.00, and (iv) prior to the making of such Capital Expenditure, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii).

SECTION 11.       Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01      Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02      Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or in any respect to the extent qualified by materiality or Material Adverse Effect) on the date as of which made or deemed made; or

11.03      Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(g)(i), 9.11, 9.12(e), 9.14, 9.15 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent or the Required Lenders; or

11.04      Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required but after giving effect to any grace or cure period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable prior to the stated maturity thereof (other than, in the case of this clause (ii), (x) any secured Indebtedness that is required to be prepaid as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (y) any Indebtedness that is required to be converted into common Equity Interests or Qualified Preferred Stock upon the occurrence of certain designated events so long as no payments (other than such conversion and Dividends paid in lieu of fractional shares permitted under Section 10.03(viii)) in cash or otherwise are required to be made in accordance with such conversion and the issuance of such Equity Interests is otherwise permitted under Section 10.10), provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $10,000,000; or

11.05      Bankruptcy, etc.  (i) The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); (ii) or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not dismissed within 60 days, after commencement of the case; (iii) or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, (iv) there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 consecutive days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered; (vi) the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 consecutive days; (vi) the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (viii) any corporate, limited liability company or similar action is taken by the Borrower or any of its Subsidiaries for the purpose of authorizing any of the foregoing; or

11.06      ERISA.  (a)  (i) Any Pension Plan shall have failed to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is granted under Section 412 of the Code or Section 302 or 304 of ERISA, (ii) a determination shall have been made that any Pension Plan is, or is expected to be, considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (iii) a Reportable Event shall have occurred, (iv) the Borrower, with respect to a Pension Plan, shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Pension Plan within the following 30 days, (v) any Pension Plan shall have had or is likely to have a trustee appointed under Title IV of ERISA to administer such Pension Plan, (vi) any Pension Plan is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, (vii) any Pension Plan shall have an Unfunded Current Liability, (viii) a contribution required to be made with respect to a Pension Plan or a Multiemployer Plan shall not have been timely made, (ix) the Borrower, any Subsidiary Guarantor or any ERISA Affiliate shall have received a notice that a Multiemployer Plan has been terminated (within the meaning of Title IV of ERISA) or is in “endangered” or “critical” status (under Section 305 of ERISA), (x) the Borrower or any Subsidiary Guarantor or any ERISA Affiliate shall have incurred or shall be reasonably likely to incur (A) liability to or on account of a Pension Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, or 4069 of ERISA or Section 436(f), 4971 or 4975 of the Code or (B) liability under Sections 4201, 4204 or 4212 of ERISA with respect to a Multiemployer Plan, or (xi) a “default” by the Borrower within the meaning of Section 4219(c)(5) of ERISA shall have occurred with respect to any Multiemployer Plan; (b) there shall result from any such event or events set forth in clause (a) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability individually has had, or would reasonably be expected to have, a Material Adverse Effect, or to the extent any such lien, security interest or liability has not been satisfied and remains outstanding, when aggregated with all such other liens, security interests or liabilities that have not been satisfied and remain outstanding, would reasonably be expected to have a Material Adverse Effect; or

11.07      Security Documents.  Any of the Security Documents shall cease to be in full force and effect (other than in accordance with its terms), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected (if and to the extent perfection is required by the Security Documents) security interest in, and Lien on, all of the Collateral (other than (i) immaterial portions of the Collateral or (ii) as a result of the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements after notice from the Borrower to file same), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or, if no such period of grace is provided in such Security Document, such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or

11.08      Guaranties.  The Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (other than in accordance with its terms), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty; or

11.09      Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (to the extent not paid or covered by a reputable and solvent third party insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments or decrees equals or exceeds $10,000,000; or

11.10      Gaming Authority.  Any License Revocation occurs with respect to any Material Gaming Facility; or a disciplinary complaint is filed by any Gaming Authority seeking a License Revocation with respect to any material Gaming Permit issued to or held by the Borrower or any of its Subsidiaries, provided that the Borrower or such Subsidiary shall have 90 days from the date of the filing of such disciplinary complaint (or such longer period expressly permitted by the applicable Gaming Authority not to exceed 180 days from the date of the filing of the disciplinary complaint) to cure any issue or deficiency giving rise to the filing of the disciplinary complaint such that the disciplinary complaint is dismissed or settled without a revocation, denial, non-renewal or suspension of any such Gaming Permit or license; or

11.11      Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Sections 2.18 and/or 5.02 to the repayment of the Obligations.

SECTION 12.       The Administrative Agent.

12.01      Appointment.  The Lenders hereby irrevocably designate and appoint DBTCA as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02      Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence, willful misconduct or material breach (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)           Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each Lead Arranger and each Documentation Agent is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Lead Arranger and each Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, no Lead Arranger and no Documentation Agent shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03      Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04      Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05      Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06      Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including, without limitation, any customary indemnifications provided to a deposit account bank pursuant to a “control agreement” referred to in the Guaranty and Collateral Agreement) which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document (including with respect to any agreements or other instruments referred to herein or therein) or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence, willful misconduct or material breach (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07      The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Majority Lenders,” “Superpriority Revolving Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08      Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent in accordance with the terms hereof.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09      Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.05 with respect to the Borrower then exists, the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing

Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, in either case, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)           If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 40th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)           Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10      Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents (including any subordination agreement) for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or the Collateral Agent (at the direction of the Required Lenders) in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders or the Collateral Agent (at the direction of the Required Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to create, take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect (if and to the extent perfection is required by the Security Documents) and maintain perfected (if and to the extent perfection is required by the Security Documents) the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnification obligations not then due and payable) at any time arising under or in respect of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 10.01 and 10.02.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)           The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence, willful misconduct or material breach (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11      Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.       Miscellaneous.

13.01      Payment of Expenses, etc.  (a)  The Borrower hereby agrees to:  (i) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent (limited, in the case of legal fees and expenses, to the reasonable and documented fees and disbursements of White & Case LLP and one local counsel to the Administrative Agent in each relevant jurisdiction and one regulatory counsel to the Administrative Agent in each relevant jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, of each Issuing Lender and the Swingline Lender in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons and, during the continuance of an Event of Default, the Administrative Agent, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or during such Event of Default in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel, one investment advisor, one other consultant and agents for the Administrative Agent and one additional firm of counsel for the Lenders taken as a whole); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees and disbursements of one consultant and of one primary counsel, one local counsel in each relevant jurisdiction and one regulatory counsel in each relevant jurisdiction to the Administrative Agent and the Lenders and, solely in the case of an actual or perceived conflict of interest as determined by the affected Indemnified Person, one additional primary counsel, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel in each relevant jurisdiction to each group of similarly affected Indemnified Persons, taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights, duties or remedies provided herein or in the other Credit Documents (including the performance by the Administrative Agent of its duties under Section 13.15), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim, asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel, investment advisors, other consultants and agents incurred in connection with any such investigation, litigation or other proceeding; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or of any affiliate, director, officer, employee, representative, counsel, trustee, investment advisor, agent or attorney-in-fact of such Indemnified Person, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Credit Documents by such Indemnified Person or of any affiliate, director, officer, employee, representative, counsel, trustee, investment advisor, agent or attorney-in-fact of such Indemnified Person as determined by the final non-appealable judgment of a court of competent jurisdiction and (z) any dispute solely among Indemnified Persons other than claims (i) against the Administrative Agent, any Lead Arranger or any of their Affiliates in its capacity or in fulfilling its role as Administrative Agent, Lead Arranger or any other similar role hereunder and under any of the other Credit Documents or (ii) arising out of any act or omission of the Borrower or any of its Subsidiaries or Affiliates.  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Lead Arranger, any Issuing Lender, any Lender or any of their respective Affiliates set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)           Without duplication of clause (a) above, the Borrower further agrees to pay the reasonable legal fees of gaming counsel for the Administrative Agent in Missouri, Nevada, Colorado and Iowa and any other relevant state or other jurisdiction and all reasonable costs (including reasonable documented out-of-pocket costs of investigation) associated with any qualification (or exemption or waiver therefrom) of any Lender under, or compliance of any Lender with, the Gaming Regulations in connection with this Agreement or the other Credit Documents.

(c)           To the full extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any each other party hereto, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Letter of Credit, any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided in Section 13.01(a).  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence, bad faith, willful misconduct or material breach (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.02      Right of Setoff.  In addition to any rights and remedies now or hereafter granted under applicable law, the Security Documents or otherwise, and not by way of limitation of any such rights or remedies, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, and, with the written consent of the Administrative Agent, each Issuing Lender and each Lender, is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes or fiduciary, escrow and trust purposes) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations of the Credit Parties under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, shall be contingent or unmatured.

13.03      Notices.  (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower (in either case) shall not be effective until received by such Lender, the Administrative Agent or the Borrower, as the case may be.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower may, in such Person’s respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by such Person; provided that approval of such procedures may be limited to particular notices or communications.

13.04      Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under the other Credit Documents without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments and outstanding Loans hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating or (iv) release all or substantially all of the Subsidiary Guarantors under the Guaranty (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least

50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01 shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender promptly following the written request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default then exists, the consent of the Borrower in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after a financial officer of the Borrower shall have received written notice thereof, (iv) the consent of each Issuing Lender, the Swingline Lender and the Administrative Agent shall be required in connection with any assignment of Revolving Loan Commitments (and related Obligations) pursuant to this Section 13.04(b) (such consent not to be unreasonably withheld or delayed), (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) as described in Section 5.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Commitment or Obligation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Commitment or Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)           It is hereby agreed and understood that the Administrative Agent, the Lenders and their respective assignees may be required by certain Gaming Authorities to obtain a license or a finding of suitability in order to remain or become a Lender under this Agreement. If any Gaming Authority shall determine that any Lender is not qualified as an approved financial source or otherwise does not meet the standards pursuant to the Gaming Regulations in the relevant jurisdiction, or any Gaming Authority with jurisdiction over the Gaming Business shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent or the Borrower shall have the right (but not the duty) to designate a lender or lenders (in each case, a “Substitute Lender”, which may be any Lender or Lenders that agree to become a Substitute Lender and with the consent of the Administrative Agent, the Swingline Lender, each Issuing Lender and the Borrower to the extent any such consent is provided for in Section 13.04(b)) that has agreed to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent that such Substitute Lender is a Qualified Person, or has a reasonable basis for a belief that the Substitute Lender is eligible to be a Qualified Person, and in compliance with Gaming Regulations.  The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement pursuant to an Assignment and Assumption Agreement, which assumption shall be required to comply with, and shall become effective in accordance with, the provisions of Section 13.04(b); provided that the purchase price to be paid by the Substitute Lender to the Administrative Agent for the account of the Former Lender for such assumption shall equal the sum of (i) the unpaid principal amount of any Notes held or Loans made by the Former Lender plus accrued interest thereon plus (ii) the Former Lender’s pro rata share of the aggregate amount of Drawings under all Letters of Credit that have not been reimbursed by the Borrower, plus accrued interest thereon, plus (iii) such Former Lender’s pro rata share of accrued Fees to the date of the assumption, and, provided, further, the Borrower shall pay all obligations owing to the Former Lender under the Credit Documents (including all obligations, if any, owing pursuant to Section 2.11, but excluding those amounts in respect of which the purchase price is being paid as provided above).  Each Lender agrees that if it becomes a Former Lender, upon payment to it by the Borrower of all such amounts, if any, owing to it under the Credit Documents, it will execute and deliver an Assignment and Assumption Agreement upon payment of such purchase price.

(d)           Notwithstanding the provisions of clause (c) of this Section 13.04, but subject to applicable Gaming Regulations, if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrower fails to find a Substitute Lender pursuant to clause (c) of this Section 13.04 within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately (i) prepay in full the outstanding principal amount of each Note held or Loan made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period, and (ii) at the option of the Borrower either (A) place an amount equal to such Former Lender’s RL Percentage in each Letter of Credit in a separate cash collateral account with the Administrative Agent for each outstanding Letter of Credit, which amount will be applied by the Administrative Agent to satisfy the Borrower’s reimbursement obligations to the respective Issuing Lender in respect of Drawings under the applicable

Letter of Credit or (B) if no Default or Event of Default then exists, terminate the Revolving Loan Commitment of such Former Lender at which time the other Lenders’ RL Percentages will be automatically adjusted as a result thereof; provided that the option specified in this clause (B) may only be exercised if, immediately after giving effect thereto no Lender’s outstanding Revolving Loans, when added to the product of (a) such Lender’s RL Percentage and (b) the sum of (I) the aggregate amount of all Letter of Credit Outstandings and (II) the aggregate principal amount of all Swingline Loans then outstanding, would exceed such Lender’s Revolving Loan Commitment at such time.

(e)           Subject to the last sentence of this Section 13.04(e), each Lender agrees that all participations and assignments made hereunder shall be subject to, and made in compliance with, all Gaming Regulations applicable to lenders.  Each Lender agrees further that it will not grant participations or assignments (other than to funds that invest in bank loans and are managed by the same investment advisor of such assigning Lender) prior to receiving notice from the Administrative Agent that it has completed the primary syndication of the Commitments and Loans.  The Administrative Agent shall provide such notice to the Lenders and the Borrower promptly after completing such primary syndication.  The Borrower hereby acknowledges that unless the Borrower has provided the Lenders with a written opinion of counsel as to the suitability standards applicable to lenders of any relevant Gaming Authority with jurisdiction over the Gaming Business, no Lender shall have the responsibility of determining whether or not a potential assignee of such Lender would be a Qualified Person under the Gaming Regulations of any such jurisdiction (provided that any relevant Gaming Authority may nonetheless determine such assignee not to be a Qualified Person).

(f)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (f) shall release the transferor Lender from any of its obligations hereunder.

(g)           Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06      Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit differing payments to be made to Lenders pursuant to Extensions in accordance with Section 2.16 and Auctions pursuant to Section 2.17.

13.07      Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (ii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis, and (iii) for the avoidance of doubt, all operating lease expense and other liabilities with respect to leases of the Borrower and its Subsidiaries that would constitute operating leases under GAAP as of the Initial Borrowing Date shall not be included in the calculations of Indebtedness, Capital Expenditures or Consolidated Interest Expense hereunder. The Borrower and the Administrative Agent, on behalf of the Lenders, agree that in the event of any material change in GAAP (any such change, for the purpose of this Section 13.07, an “Accounting Change”) that occurs after the date of this Agreement, then following the written request of any of the Borrower, the Administrative Agent or the Required Lenders, the Borrower and the Administrative Agent shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect any such Accounting Change with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and the Required Lenders, (a) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Change had not been made, and (b) the Borrower shall prepare footnotes to each certificate and the financial statements required to be delivered pursuant to Sections 9.01(a), (b), (c) and (f) that show the material differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating financial covenant compliance (without reflecting such Accounting Change).

(b)           All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE AND SUBJECT TO THE APPLICATION OF THE GAMING REGULATIONS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY

APPLICABLE LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

13.10      Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11      Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12      Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties (other than foreign borrowers) may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly adversely affected in the case of following clause (i) or whose Obligations are being extended in the case of following clause (i)(x)), (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, (y) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment in respect of the applicable Tranche of Term Loans, or (z) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) release all or substantially all of the Guarantors (except as expressly provided in the Credit Documents) from the Guaranty, (iv) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (v) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit or other credit facilities pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.02(g) (it being understood, however, that (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (6)), (7) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (8) except as otherwise provided in this Agreement (including, without limitation, pursuant to Section 2.16, 2.17, 2.18, 4.02(b), 4.02(c), and 5.01(b)), with respect to any voluntary or mandatory prepayment or repayment of the Loans of any Tranche pursuant to Section 5.01, 5.02(c), 5.02(d), 5.02(e), or 5.02(f), effect a non-pro rata prepayment or repayment of such Loans of any Lender under such Tranche which would result in any such lender receiving less than its pro rata share thereof without the consent of such Lender, (9) without the written consent of the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments, amend, modify or waive any condition precedent set forth in Section 7 with respect to the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit or (10) without consent of the Supermajority Revolving Lenders, (w) amend, modify or waive (i) the provisions of Section 4.02 of the Guaranty and Collateral Agreement or Section 5.02(j) of this Agreement, in each case, in a manner adversely affecting the priority status of the Revolving Obligations or (ii) the provisions of Section 13.21 of this Agreement, (x) permit any sale, transfer, disposition or other transaction or series of sales, transfers, dispositions or other transaction that would reduce the Total Consolidated Assets to less than $150,000,000, (y) increase the amount of the Total Revolving Loan Commitment except as permitted under Section 2.15 (as in effect on the Initial Borrowing Date) or (z) permit the Borrower or any of its Subsidiaries to incur any Indebtedness that is secured by a Lien on the Collateral (whether such Lien is senior or pari passu to the Lien on the Collateral pursuant to the Security Documents) other than pursuant to Section 10.01 (as in effect on the Initial Borrowing Date).

(b)           If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the further proviso to Section 13.12(a).

(c)           Notwithstanding anything to the contrary contained in this Section 13.12,  (x) Security Documents (including any Additional Security Documents) and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local or gaming law or advice of local or gaming counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(d)           Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a Substitute Lender in accordance with Section 13.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(e)           In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”) with a replacement “B” term loan tranche denominated in Dollars (the “Replacement Term Loans”), hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the “effective yield” with respect to such Replacement Term Loans shall not be greater than the “effective yield” with respect to such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f)            Notwithstanding anything to the contrary contained in this Section 13.12, the Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14, 2.15 and 2.16.

13.13      Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14      Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15      Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Register shall be available for inspection by the Borrower and, upon the written request of the Borrower to the Administrative Agent, any Gaming Authority specified by the Borrower in such notice, in each case at any reasonable time and from time to time upon reasonable prior notice.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15, provided that the Borrower will not be liable for any portion of such losses, claims, damages or liabilities to the extent resulting from the Administrative Agent’s gross negligence, bad faith, willful misconduct or material breach of this Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.16      Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the extent such information is received by the Administrative Agent or Lender from a third party that is not known by the Administrative Agent or such Lender to be subject to confidentiality arrangements to the Borrower or any of its Subsidiaries, (vi) to the Administrative Agent or the Collateral Agent, (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, (viii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender otherwise permitted by this Agreement, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16, (ix) for purposes of establishing a “due diligence” defense and (x) solely to the extent that such information is independently developed by the Administrative Agent or such Lender.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates that are directly and/or indirectly involved with any Credit Document or any transactions contemplated hereby or thereby, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17      PATRIOT Act.  Each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001) (as amended from time to time, the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

13.18      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Documentation Agents are arms-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent,  the Lead Arrangers and the Documentation Agents on the other hand, (B) each of the Borrower and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Lead Arrangers and the Documentation Agents are, and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lead Arranger nor any Documentation Agent has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent,  the Lead Arrangers and the Documentation Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent, any Lead Arranger nor any Documentation Agent has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers and the Documentation Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.19      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.20      Application of Gaming Regulations.  This Agreement and the Security Documents are subject to the Gaming Regulations, including Liquor Laws.  Without limiting the foregoing, the Administrative Agent and the Lenders acknowledge that rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and such other Governmental Authorities.  Each of the Lenders and the Administrative Agent agrees, at the request of the

Borrower or the respective Gaming Authority, to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower, including to the extent not inconsistent with the internal policies of such Lender or Administrative Agent and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Borrower, any of its Affiliates or the Credit Documents. Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each other Credit Party to authorize, the Administrative Agent and each Lender to cooperate with the applicable Gaming Authorities as described above and releases the Administrative Agent and each Lender from any liability for any such cooperation or related disclosure. Notwithstanding anything to the contrary, all actions taken by each Lender and the Administrative Agent pursuant to this Section 13.20 shall be at sole reasonable expense of the Borrower, who hereby agrees to reimburse all reasonable expenses, including attorneys’ fees, incurred by each Lender and the Administrative Agent in connection with such actions in accordance with Section 13.01.

13.21      REVOLVING CREDIT FACILITY PRIORITY.  (a) EACH LENDER WITH OUTSTANDING TERM LOANS ACKNOWLEDGES AND AGREES THAT THE REVOLVING OBLIGATIONS (INCLUDING OUTSTANDING REVOLVING LOANS, SWINGLINE LOANS AND LETTER OF CREDIT OUTSTANDINGS) ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO SECTION 5.02(j) AND 13.21(f) OF THIS AGREEMENT AND SECTION 4.02 OF THE GUARANTY AND COLLATERAL AGREEMENT (INCLUDING DISTRIBUTIONS PURSUANT TO AN INSOLVENCY OR LIQUIDATION PROCEEDING) PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING TERM LOANS.

(b) Each Lender holding Term Loans hereby agrees that it will not provide the Borrower or any other Credit Party Post-Petition Financing (or support any third party providing any Post-Petition Financing) unless upon the effectiveness of such Post-Petition Financing, all outstanding Revolving Obligations (other than contingent indemnification obligations not then due and payable) shall have been paid in full in cash and the Total Revolving Loan Commitment and all Letters of Credit shall have been terminated (or shall have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time) or the Majority Lenders holding Revolving Obligations have consented to such Post-Petition Financing.

(c) Each Lender holding Term Loans agrees that it will raise no objection to, oppose or contest (or join with or support any third party opposing, objecting to or contesting), a sale or other disposition of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Majority Lenders holding Revolving Obligations have consented to such sale or disposition of such assets.

(d) The provisions of preceding clause (c) shall not prohibit Lenders holding Term Loans from agreeing to or supporting a sale or other disposition of any Collateral free and clear of the Secured Creditors’ Liens or other claims under Section 363 of the Bankruptcy Code so long as all outstanding Revolving Obligations (other than contingent indemnification obligations not then due and payable) are paid in full in cash and the Total Revolving Loan Commitment and all Letters of Credit are terminated (or cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time) at the time of the consummation of such sale or other disposition unless the Majority Lenders holding Revolving Obligations otherwise agree to such sale or other disposition.

(e) Each Lender holding Term Loans agrees that it will not support or agree to any Non-Conforming Plan of Reorganization.

(f) Notwithstanding the provisions of Sections 13.06(a), (b) and (c) or anything to the contrary contained in this Agreement, after the exercise of remedies (including rights of setoff) provided for in Section 11 (or after the Loans have automatically become immediately due and payable as contemplated by the proviso appearing in the last paragraph of Section 11), any amounts received on account of the Secured Obligations (whether as a result of a payment under a Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any insolvency or liquidation proceeding under the Bankruptcy Code or otherwise) shall be applied as provided in Section 4.02 of the Guaranty and Collateral Agreement, in any such case until the prior payment in full in cash of all Revolving Obligations (other than contingent indemnification obligations not then due and payable).  If any Secured Creditor collects or receives any amounts on account of the Secured Obligations to which it is not entitled under Section 4.02 of the Guaranty and Collateral Agreement, such Secured Creditor shall hold the same in trust for the Secured Creditors and shall forthwith deliver the same to the Administrative Agent, for the account of the Secured Creditors, to be applied in accordance with this clause (f).

(g) Without limiting the generality of the foregoing provisions of this Section 13.21, (i) this Section 13.21 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law and (ii) it is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the Revolving Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the other Secured Obligations (and security therefor).

13.22      Post-Closing Requirements.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(i)            the Borrower shall have delivered to the Collateral Agent the following items within 90 days after the Initial Borrowing Date (as such date may be extended (with respect to a given action or actions) at the sole discretion of the Administrative Agent):

(A)          fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings shall cover each Real Property owned or leased by the Borrower or any of its Subsidiaries and designated as a “Mortgaged Property” on Schedule 8.12, together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(B)          a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount reasonably satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Collateral Agent in its discretion may reasonably request;

(C)          to induce the title company to issue the Mortgage Policies referred to in subsection (B) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(D)          either: (i) a survey of each Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such, White & Case LLP and the title company and (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey or (ii) an existing ALTA survery, together with such other documentation (including a so-called “no change” affidavit), in either instance, sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of subsection (B) above;

(E)           to the extent obtainable after utilizing commercially reasonable efforts, (i) fully executed landlord waivers, collateral access agreement, and/or bailee agreements in respect of those Leaseholds of the Borrower or any of its Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule 8.12, and (ii) fully executed landlord consents, estoppels, assignments and such other documentation and certifications in each case as may be reasonably required by the Collateral Agent or necessary in order to create a valid and perfected first Lien against the applicable Mortgaged Property, and in each case, in form and substance reasonably satisfactory to the Collateral Agent;

(F)           to the extent requested by the Administrative Agent, copies of all leases and subleases in which the Borrower or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by the Administrative Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent);

(G)          a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary) and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area as indicated in such “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination); and

(H)          from local counsel in each state in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, each of the Lenders and the other Secured Creditors; and

(ii)           the Borrower shall (x) obtain as promptly as possible, but in any event within 120 days after the Initial Borrowing Date,  all approvals of any Gaming Authority (collectively, the “Gaming Commission Approvals”) required to pledge, or cause to be pledged, the Equity Interests of Affinity Gaming, LLC, The Sands Regent, LLC, The Primadonna Company, LLC, Flamingo Paradise Gaming, LLC, Plantation Investments, LLC, Zante, LLC, Dayton Gaming, LLC, and Last Chance, LLC pursuant to the Gaming Pledge Agreement and (y) upon receipt of the Gaming Commission Approvals, be required as promptly as possible, but in any event within five Business Days after such date of receipt, to pledge, and cause to be pledged, the Equity Interests of Affinity Gaming, LLC, The Sands Regent, LLC, The Primadonna Company, LLC, Flamingo Paradise Gaming, LLC, Plantation Investments, LLC, Zante, LLC, Dayton Gaming, LLC, and Last Chance, LLC in accordance with the terms of the Gaming Pledge Agreement;

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

3755 Breakthrough Way, Suite 300,		AFFINITY GAMING, LLC
Las Vegas, NV 89135

Attention:	Marc H. Rubinstein	By:	/s/ David D. Ross
Tel No.:	702.341.2400	Name:	David D. Ross
Fax No.:	702.341.2581	Title:	Chief Executive Officer

Signature page to Affinity Credit Agreement - 2012

DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Administrative Agent

By:	/s/ MaryKay Coyle
Name:	MaryKay Coyle
Title:	Managing Director

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Director

Signature page to Affinity Credit Agreement - 2012

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Mohammad S. Hasan
Name:	Mohammad S. Hasan
Title:	Vice President

Signature page to Affinity Credit Agreement - 2012

JEFFERIES FINANCE LLC, as Lender

By:	/s/ E.J. Hess
Name:	E. J. Hess
Title:	Managing Director

Signature page to Affinity Credit Agreement - 2012

MIHI LLC, as Lender

By:	/s/ Kevin S. Smith
Name:	Kevin S. Smith
Title:	Authorized Signatory

By:	/s/ T. Morgan Edwards II
Name:	T. Morgan Edwards II
Title:	Authorized Signatory

Signature page to Affinity Credit Agreement - 2012

Execution Version

FORM OF

PLEDGE AGREEMENT

among

AFFINITY GAMING, LLC,

VARIOUS SUBSIDIARIES OF AFFINITY GAMING, LLC,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as COLLATERAL AGENT

Dated as of May 9, 2012

Table of Contents

Page

1. SECURITY FOR OBLIGATIONS	2

2. DEFINITIONS	3

3. PLEDGE OF SECURITIES, ETC.	7

3.1 Pledge	7
3.2 Procedures	10
3.3 Subsequently Acquired Collateral	11
3.4 Transfer Taxes	11
3.5 Certain Representations and Warranties Regarding the Collateral	11

4. APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC.	12

5. VOTING, ETC., WHILE NO EVENT OF DEFAULT	12

6. DIVIDENDS AND OTHER DISTRIBUTIONS	12

7. REMEDIES IN CASE OF AN EVENT OF DEFAULT	13

8. REMEDIES, CUMULATIVE, ETC.	14

9. APPLICATION OF PROCEEDS	15

10. PURCHASERS OF COLLATERAL	15

11. INDEMNITY	15

12. COLLATERAL AGENT NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER	15

13. FURTHER ASSURANCES; POWER-OF-ATTORNEY	16

14. THE COLLATERAL AGENT	17

15. TRANSFER BY THE PLEDGORS	17

16. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS	17

17. LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A REGISTERED ORGANIZATION AND/OR A TRANSMITTING UTILITY); JURISDICTION OF ORGANIZATION; ORGANIZATIONAL IDENTIFICATION NUMBERS; CHANGES THERETO; ETC.	19

i

Table of Contents

(continued)

ANNEX A	-	SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS
ANNEX B	-	SCHEDULE OF SUBSIDIARIES
ANNEX C	-	SCHEDULE OF STOCK
ANNEX D	-	SCHEDULE OF NOTES
ANNEX E	-	SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS
ANNEX F	-	SCHEDULE OF PARTNERSHIP INTERESTS
ANNEX G	-	SCHEDULE OF CHIEF EXECUTIVE OFFICES
ANNEX H	-	FORM OF AGREEMENT REGARDING UNCERTIFICATED SECURITIES, LIMITED LIABILITY COMPANY INTERESTS AND PARTNERSHIP INTERESTS

ii

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT (as amended, restated, amended and restated, modified or supplemented from time to time, this “Agreement”), dated as of May 9, 2012, among each of the undersigned pledgors (each, a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Section 30 hereof, the “Pledgors”) and Deutsche Bank Trust Company Americas, as collateral agent and pledgee (together with any permitted successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Affinity Gaming, LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank Trust Company Americas, as administrative agent (together with any successor administrative agent, the “Administrative Agent”), have entered into a Credit Agreement, dated as of May 9, 2012 (as amended, modified, restated (including any amendment and restatement thereof), extended, refinanced, restructured and/or supplemented from time to time, together with any agreement refinancing in full the Indebtedness under such agreement or successor agreements to the extent such agreement provides that it is to be the “Credit Agreement” hereunder, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account, of the Borrower, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, pursuant to the Guaranty and Collateral Agreement, each Pledgor has jointly and severally guaranteed the payment and performance when due of all Secured Obligations as described (and defined) therein;

WHEREAS, the Borrower and/or one or more Subsidiary Guarantors may at any time and from time to time enter into one or more Interest Rate Protection Agreements or Other Hedging Agreements with one or more Lender Creditors or any affiliate thereof (each such Lender Creditor or affiliate, even if the respective Lender Creditor subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender Creditor’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”);

WHEREAS, it is a condition precedent to the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement and to the Other Creditors entering into Interest Rate Protection Agreements and Other Hedging Agreements that each Pledgor shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Pledgor will obtain benefits from the incurrence of Loans by the Borrower and the issuance of, and participation in, Letters of Credit for the account of the

Borrower under the Credit Agreement and the entering into by the Borrower and/or one or more Subsidiary Guarantors of Interest Rate Protection Agreements or Other Hedging Agreements and, accordingly, desires to enter into this Agreement in order to satisfy the conditions described in the preceding recital and to induce the Lenders to make Loans to the Borrower and issue, and/or participate in, Letters of Credit for the account of the Borrower and the Other Creditors to enter into Interest Rate Protection Agreements or Other Hedging Agreements with the Borrower and/or one or more Subsidiary Guarantors;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

1.  SECURITY FOR OBLIGATIONS.  This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

(i)            the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, reimbursement obligations (both actual and contingent) under Letters of Credit, fees, costs, and indemnities (including in each case, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) of such Pledgor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Pledgor is a party (including, in the case of each Pledgor that is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under its Guaranty) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements or Other Hedging Agreements, being herein collectively called the “Credit Document Obligations”);

(ii)           the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, in each case, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any of its Subsidiaries at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Pledgor to the Other Creditors under, or with respect to (including, in the case of each Pledgor that is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under its Guaranty), each Interest Rate Protection Agreement and Other Hedging Agreement, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising (all such obligations, liabilities and indebtedness described in this clause (ii) being herein collectively called the “Other Obligations”);

(iii)          any and all sums advanced by the Collateral Agent in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral;

(iv)          in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; and

(v)           all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under Section 11 of this Agreement;

all such obligations, liabilities, indebtedness, sums and expenses set forth in clauses (i) through (v) of this Section 1 being herein collectively called the “Obligations,” it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

2.  DEFINITIONS.  (a)  Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.  Reference to singular terms shall include the plural and vice versa.

(b)           Sections 1.02. 1.04, 1.05, 1.06, 1.09 and 1.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

(c)           The following capitalized terms used herein shall have the definitions specified below:

“Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Certificated Security” shall have the meaning given such term in Section 8-102(a)(4) of the UCC.

“Clearing Corporation” shall have the meaning given such term in Section 8-102(a)(5) of the UCC.

“Collateral” shall have the meaning set forth in Section 3.1 hereof.

“Collateral Accounts” shall mean any and all accounts established and maintained by the Collateral Agent in the name of any Pledgor at any time while an Event of Default shall have occurred and be continuing to which Collateral may be credited after the occurrence and during the continuance of an Event of Default.

“Collateral Agent” shall have the meaning set forth in the first paragraph hereof.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Credit Document Obligations” shall have the meaning set forth in Section 1(i) hereof.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement or, after the Credit Document Obligations have been paid in full and all Letters of Credit and Commitments have terminated (or, in the case of Letters of Credit, have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)), an Event of Default (or similar term) under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with an Other Creditor.

“Excluded Property” shall have the meaning given such term in in the Guaranty and Collateral Agreement.

“Exempted Foreign Entity” shall mean any Foreign Subsidiary of the Borrower that is treated as a corporation or an association taxable as a corporation for U.S. Federal income tax purposes.

“Financial Asset” shall have the meaning given such term in Section 8-102(a)(9) of the UCC.

“Gaming Stock” has the meaning set forth in Section 23 hereof.

 “Instrument” shall have the meaning given such term in Section 9-102(a)(47) of the UCC.

“Investment Property” shall have the meaning given such term in Section 9-102(a)(49) of the UCC.

“Lender Creditors” shall have the meaning set forth in the recitals hereto.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest or member’s interest at any time owned by any Pledgor in any limited liability company.

“Non-Revolving Obligations” means the Obligations whether now existing or hereafter arising, other than the Revolving Obligations.

“Non-Revolving Secured Parties” means the Secured Parties other than the Revolving Secured Parties.

“Non-Voting Equity Interests” shall mean all Equity Interests of any Foreign Subsidiary of the Borrower which are not Voting Equity Interests.

“Notes” shall mean (x) all intercompany notes at any time issued to each Pledgor and (y) all other promissory notes from time to time issued to, or held by, each Pledgor.

“Obligations” shall have the meaning set forth in Section 1 hereof.

“Other Creditors” shall have the meaning set forth in the recitals hereto.

“Other Hedging Agreements” shall have the meaning given such term the Credit Agreement.

“Other Obligations” shall have the meaning set forth in Section 1(ii) hereof.

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.

“Person” shall have the meaning given such term the Credit Agreement.

“Pledged Equity Interests” shall mean all Stock, Limited Liability Company Interests and Partnership Interests at any time pledged or required to be pledged hereunder.

“Pledged Equity Interests Requisite Gaming Approvals” shall mean any approvals and consents required under any Gaming Regulations in connection with the pledge of any of the Pledged Equity Interests of a gaming licensee or registered company under applicable Gaming Regulations and the transactions contemplated by the Credit Documents.

“Pledged Notes” shall have the meaning set forth in Section 3.2(a)(iv) hereof.

“Pledged Securities” shall mean all Securities at any time pledged or required to be pledged hereunder.

 “Pledgor” shall have the meaning set forth in the first paragraph hereof.

“Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Pledgor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall mean a “registered organization” as such term is defined in Section 9-102 (a) (70) of the UCC.

“Required Secured Creditors” shall have the meaning given such term in the Guaranty and Collateral Agreement.

“Revolving Secured Parties” means the RL Lenders, the Swingline Lender and the Issuing Lenders.

“Secured Creditors” shall have the meaning set forth in the recitals hereto.

“Secured Debt Agreements” shall mean and include (x) this Agreement, (y) the other Credit Documents, and (z) the Interest Rate Protection Agreements and Other Hedging Agreements entered into with any Other Creditor.

“Securities Account” shall have the meaning given such term in Section 8-501(a) of the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.

“Securities Intermediary” shall have the meaning given such term in Section 8-102(14) of the UCC.

“Security” and “Securities” shall have the meaning given such term in Section 8-102(a)(15) of the UCC and shall in any event also include all Stock and all Notes.

“Security Entitlement” shall have the meaning given such term in Section 8-102(a)(17) of the UCC.

“Stock” shall mean all of the issued and outstanding shares of capital stock at any time owned by any Pledgor of any corporation.

“Termination Date” shall have the meaning set forth in the Guaranty and Collateral Agreement.

“Transmitting Utility” shall mean a “transmitting utility” as such term is defined in Section 9-102(a)(80) of the UCC.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific sections or subsections of the UCC are references to such sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof.

“Uncertificated Security” shall have the meaning given such term in Section 8-102(a)(18) of the UCC.

“Voting Equity Interests” of any Foreign Subsidiary of the Borrower shall mean all classes of Equity Interests of such Foreign Subsidiary entitled to vote (including, for the avoidance of doubt, any interest in an entity that is treated for United States federal income tax purposes as a voting equity interest).

3.  PLEDGE OF SECURITIES, ETC.

3.1  Pledge.  To (i) secure the Revolving Obligations now or hereafter owed, guaranteed or to be performed by such Pledgor, and subject to compliance with all Gaming Regulations, each Pledgor does hereby grant, pledge and collaterally assign to the Collateral Agent for the benefit of the Revolving Secured Creditors, and does hereby create a continuing security interest in favor of the Collateral Agent for the benefit of the Revolving Secured Creditors in all of such Pledgor’s right, title and interest in and to the Collateral, whether now existing or hereafter from time to time acquired, and (ii) secure the Non-Revolving Obligations now or hereafter owed or to be performed by such Pledgor, and subject to compliance with all Gaming Regulations, each Pledgor does hereby grant, pledge and collaterally assign to the Collateral Agent for the benefit of the Non-Revolving Secured Creditors, and does hereby create a continuing security interest in favor of the Collateral Agent for the benefit of the Non-Revolving Secured Creditors in, all of such Pledgor’s right, title and interest in and to the Collateral, whether now existing or hereafter from time to time acquired.  “Collateral” shall mean (subject to the proviso at the end of this Section 3.1), collectively, any and all right, title and interest of the Pledgors in and to the following:

(a)                                 each of the Collateral Accounts, including any and all assets of whatever type or kind deposited by such Pledgor in each such Collateral Account, whether now owned or hereafter acquired, existing or arising, including, without limitation, all Financial Assets, Investment Property, monies, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Credit Agreement or any other Secured Debt Agreement to be deposited in each such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(b)                                 all Securities owned or held by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Securities;

(c)                                  all Limited Liability Company Interests owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such Limited Liability Company Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests and applicable law:

(A)                               all the capital thereof and its interest in all profits, income, surpluses, losses and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

(B)                               all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(C)                               all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

(D)                               all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;

(E)                                all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any such limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(F)                                 all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(d)                                 all Partnership Interests owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such Partnership Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Partnership Interests and applicable law:

(A)                               all the capital thereof and its interest in all profits, income, surpluses, losses and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

(B)                               all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(C)                               all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

(D)                               all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;

(E)                                all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(F)                                 all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(e)                                  all Security Entitlements owned by such Pledgor from time to time in any and all of the foregoing;

(f)                                   all Financial Assets and Investment Property owned by such Pledgor from time to time; and

(g)                                  all Proceeds of any and all of the foregoing;

provided that (i) no Pledgor shall be required at any time to pledge hereunder more than 65% of the total combined voting power of all classes of Voting Equity Interests of any Exempted Foreign Entity, (ii) each Pledgor shall be required to pledge hereunder 100% of the Non-Voting Equity Interests of each Exempted Foreign Entity at any time and from time to time acquired by such Pledgor, which Non-Voting Equity Interests shall not be subject to the limitations described in preceding clause (i), and (iii) no Pledgor shall be required at any time to pledge hereunder any asset or other interest in Excluded Property (it being understood that (A) each item not required to be pledge pursuant to this proviso shall be excluded from “Collateral” and (B) all defined terms in Collateral exclude such items so not required to be pledged.

3.2  Procedures.  (a)  To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, subject to applicable Gaming Regulations and the receipt of any approvals required thereunder, such Collateral shall automatically (and without the taking of any action by the respective Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, the respective Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within 15 Business Days after it obtains such Collateral (as such period may be extended by the Collateral Agent in its sole discretion)) for the benefit of the Collateral Agent and the other Secured Creditors:

(i)                                     with respect to a Certificated Security representing an Equity Interest (other than a Certificated Security credited on the books of a Clearing Corporation or Securities Intermediary), the respective Pledgor shall physically deliver such Certificated Security to the Collateral Agent, endorsed to the Collateral Agent or endorsed in blank;

(ii)                                  with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), the respective Pledgor shall cause the issuer of such Uncertificated Security (unless the issuer of such Uncertificated Security is not a Subsidiary of such Pledgor) to duly authorize, execute, and deliver to the Collateral Agent, an agreement for the benefit of the Collateral Agent and the other Secured Creditors substantially in the form of Annex H hereto (appropriately completed to the reasonable satisfaction of the Collateral Agent and with such modifications, if any, as shall be reasonably satisfactory to the Collateral Agent) pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction;

(iii)                               with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(i) hereof;

(iv)                              with respect to each Note of the Borrower or any other Pledgor in a principal amount in excess of $500,000 (the “Pledged Notes”), physical delivery of such

Pledged Note to the Collateral Agent, endorsed to the Collateral Agent or endorsed in blank; and

(v)                                 with respect to cash proceeds from any of the Collateral described in Section 3.1 hereof which the Collateral Agent is entitled to retain after the occurrence and during the continuance of an Event of Default pursuant to the terms of this Agreement, establishment by the Collateral Agent of a Collateral Account.

(b)         In addition to the actions required to be taken pursuant to Section 3.2(a) hereof, each Pledgor shall take the following additional actions with respect to the Collateral:

(i)                                     with respect to all Collateral of such Pledgor whereby or with respect to which the Collateral Agent may obtain “control” thereof within the meaning of Section 8-106 of the UCC (or under any other provision of the UCC or under the laws of any relevant State other than the State of New York), subject to receipt of the Pledged Equity Interests Requisite Gaming Approvals, such Pledgor shall take all actions as may be requested from time to time by the Collateral Agent so that “control” of such Collateral is obtained and at all time held by the Collateral Agent; and

(ii)                                  each Pledgor shall from time to time cause appropriate financing statements (on Form UCC-1 or other appropriate form) under the Uniform Commercial Code as in effect in the various relevant States, covering all Collateral hereunder (with the form of such financing statements to be reasonably satisfactory to the Collateral Agent), to be filed in the relevant filing offices so that at all times the Collateral Agent has a security interest in all Investment Property and other Collateral which is perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including, without limitation, Section 9-312(a) of the UCC).

3.3  Subsequently Acquired Collateral.  If any Pledgor shall acquire (by purchase, stock dividend or similar distribution or otherwise) any additional Collateral at any time or from time to time after the date hereof, subject to compliance with applicable Gaming Regulations, such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and, furthermore, such Pledgor will, within 15 Business Days after such acquisition, (a) take (or cause to be taken) all action with respect to such Collateral in accordance with the procedures set forth in Section 3.2 hereof, and (b) deliver to the Collateral Agent such supplements to Annexes A through G hereto as are reasonably necessary to cause such annexes to be complete and accurate at such time.

3.4  Transfer Taxes.  Each pledge of Collateral under Section 3.1 or Section 3.3 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

3.5  Certain Representations and Warranties Regarding the Collateral.  Each Pledgor represents and warrants that on the date hereof: (i) the exact legal name of such Pledgor, the type of organization of such Pledgor, whether or not such Pledgor is a Registered

Organization, the jurisdiction of organization of such Pledgor, the organizational identification number (if any) of such Pledgor, and whether or not such Pledgor is a Transmitting Utility, is listed on Annex A hereto; (ii) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B hereto; (iii) the Stock (and any warrants or options to purchase Stock) held by such Pledgor consists of the number and type of shares of the stock (or warrants or options to purchase any stock) of the corporations as described in Annex C hereto; (iv) such Stock constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex C hereto; (v) the Notes held by such Pledgor consist of the promissory notes described in Annex D hereto where such Pledgor is listed as the lender; (vi) the Limited Liability Company Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex E hereto; (vii) each such Limited Liability Company Interest constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex E hereto; (viii) the Partnership Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex F hereto; (ix) each such Partnership Interest constitutes that percentage or portion of the entire partnership interest of the Partnership as set forth in Annex F hereto; (x) the exact address of the chief executive office of such Pledgor is listed on Annex G hereto; (xi) the Pledgor has complied with the respective procedure set forth in Section 3.2(a) hereof with respect to each item of Collateral described in Annexes B through F hereto; and (xi) on the date hereof, such Pledgor owns no other Securities, Stock, Notes, Limited Liability Company Interests or Partnership Interests.

4.  APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC.  If and to the extent necessary to enable the Collateral Agent to perfect its security interest in any of the Collateral or to exercise any of its remedies hereunder, the Collateral Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Collateral Agent) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or any nominee or nominees of the Collateral Agent or a sub-agent appointed by the Collateral Agent.

5.  VOTING, ETC., WHILE NO EVENT OF DEFAULT.  Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate, result in a breach of any covenant contained in, or be inconsistent with any of the terms of any Secured Debt Agreement.  Notwithstanding the foregoing, all such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease in case either (x) an Event of Default under Section 11.05 of the Credit Agreement has occurred and is continuing or (y) any other Event of Default has occurred and is continuing and the Collateral Agent has notified the Borrower thereof, and Section 7 hereof shall become applicable.

6.  DIVIDENDS AND OTHER DISTRIBUTIONS.  Unless and until there shall have occurred and be continuing either (x) an Event of Default under Section 11.05 of the Credit Agreement or (y) any other Event of Default and the Collateral Agent has notified the Borrower thereof, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor.  The Collateral Agent shall be entitled to a perfected security interest in the following Collateral (and all steps in respect of such Collateral required by Section 3.2 shall be taken):

(i)                                     all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

(ii)                                  all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash (although such cash may be paid directly to the respective Pledgor so long as no Event of Default then exists)) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(iii)                               all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash but only if an Event of Default then exists) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate or other reorganization.

Nothing contained in this Section 6 shall limit or restrict in any way the Collateral Agent’s right to receive the proceeds of the Collateral in any form in accordance with Section 3 of this Agreement.  All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Section 6 or Section 7 hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement) for application to the Secured Obligations in accordance with Section 4.02 of the Guaranty and Collateral Agreement.  After any and all Events of Default have been cured and waived, each Pledgor shall have the right to receive the payments, proceeds, dividends, distribution, monies, compensation, property, assets, instruments or rights that it would be authorized to receive and retain pursuant to this Agreement absent an Event of Default.

7.  REMEDIES IN CASE OF AN EVENT OF DEFAULT.  Subject to compliance with applicable Gaming Regulations, in the event an Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Collateral Agent shall be entitled to exercise all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(i)                                     to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to the respective Pledgor;

(ii)           to transfer all or any part of the Collateral into the Collateral Agent’s name or the name of its nominee or nominees;

(iii)          to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Note (including, without limitation, to make any demand for payment thereon);

(iv)          to vote (and exercise all rights and powers in respect of voting) all or any part of the Collateral (whether or not transferred into the name of the Collateral Agent) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Collateral Agent the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);

(v)           at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or, notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase or dispose (all of which are hereby waived by each Pledgor to the extent permitted by applicable law), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable, provided that at least 10 days’ prior written notice of the time and place of any such sale shall be given to the respective Pledgor.  The Collateral Agent shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given.  Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security or the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Collateral Agent on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Collateral Agent nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto; and

(vi)          to set-off any and all Collateral against any and all Obligations, and to withdraw any and all cash or other Collateral from any and all Collateral Accounts and to apply such cash and other Collateral to the payment of any and all Obligations in accordance with the Guaranty and Collateral Agreement.

8.  REMEDIES, CUMULATIVE, ETC.  Each and every right, power and remedy of the Collateral Agent provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Collateral Agent or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Collateral Agent or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Collateral Agent or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof.  No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent or any other Secured Creditor to any other or further action in any circumstances without notice or demand.  The Secured Creditors agree that this Agreement may be enforced only by the action of the Collateral Agent, in each case, acting upon the instructions of the Required Secured Creditors, and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the Guaranty and Collateral Agreement.

9.   APPLICATION OF PROCEEDS.  (a)  All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other monies received by the Collateral Agent hereunder, shall be applied in the manner provided in the Guaranty and Collateral Agreement.

(b)           It is understood and agreed that each Pledgor shall remain jointly and severally liable with respect to its Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it hereunder and the aggregate amount of such Obligations.

10.  PURCHASERS OF COLLATERAL.  Upon any sale of the Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Collateral Agent or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

11.  INDEMNITY.  Each Pledgor jointly and severally agrees to indemnify the Collateral Agent and each other Indemnified Person as provided in Section 13.01 of the Credit Agreement.

12.  COLLATERAL AGENT NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER.  (a)  Nothing herein shall be construed to make the Collateral Agent or any other Secured Creditor liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership.  The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or a Partnership Interest pursuant hereto and is admitted as a member or partner of the respective Limited Liability Company or Partnership, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Creditor, any Pledgor and/or any other Person.

(b)           Except as provided in the last sentence of paragraph (a) of this Section 12, the Collateral Agent, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred.  The Collateral Agent shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Section 12.

(c)           The Collateral Agent and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

(d)           The acceptance by the Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Collateral Agent or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

13.  FURTHER ASSURANCES; POWER-OF-ATTORNEY.  (a)  Each Pledgor agrees that it will join with the Collateral Agent in executing or authorizing and, at such Pledgor’s own expense, filing and/or refiling under the UCC or other applicable law such financing statements, continuation statements and other documents, in form reasonably acceptable to the Collateral Agent, in such offices as the Collateral Agent may deem reasonably necessary or appropriate and wherever required in order to perfect and preserve the Collateral Agent’s security interest in the Collateral hereunder (to the extent permitted by applicable law) and hereby authorizes the Collateral Agent to file financing statements and amendments thereto relative to all or any part of the Collateral (including, without limitation, financing statements which list the Collateral specifically and/or “all assets” as collateral) without the signature of such Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Collateral Agent such additional conveyances, assignments, agreements and instruments as the Collateral Agent may reasonably require or deem reasonably necessary to carry into effect the purposes of this Agreement or to further assure and confirm unto the Collateral Agent its rights, powers and remedies hereunder or thereunder, in each case, in accordance with the terms of this Agreement.

(b)           Subject to applicable Gaming Regulations, each Pledgor hereby constitutes and appoints the Collateral Agent its true and lawful attorney-in-fact, irrevocably, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time after the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to act, require, demand, receive and give acquittance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings and to execute any instrument which the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney is coupled with an interest.

14.  THE COLLATERAL AGENT.  The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood, acknowledged and agreed by each Secured Creditor that by accepting the benefits of this Agreement, each such Secured Creditor acknowledges and agrees that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement.  The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.

15.  TRANSFER BY THE PLEDGORS.  No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein, except as permitted by the Credit Agreement.

16.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS.  (a)  Each Pledgor represents, warrants and covenants as to itself and each of its Subsidiaries that:

(i)            it is the legal, beneficial and record owner of, and has good title to, all of its Collateral consisting of one or more Securities, Partnership Interests and Limited Liability Company Interests and that it has sufficient interest in all of its Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no pledge, lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests created by this Agreement and Permitted Liens);

(ii)           subject to the gaming regulatory matters contemplated in Section 23, it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;

(iii)          this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(iv)          subject to the gaming regulatory matters contemplated in Section 23, and except to the extent already obtained or made, and except for the filing of UCC-1 financing statements in the filing office of each applicable jurisdiction, no consent of any other party (including, without limitation, any stockholder, partner, member or creditor of such Pledgor or any of its Subsidiaries) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required to be obtained by such Pledgor in connection with (a) the execution, delivery or performance of this Agreement by such Pledgor, (b) the validity or enforceability of this Agreement against such Pledgor (except as set forth in clause (iii) above), (c) the perfection or enforceability of the Collateral Agent’s security interest in such Pledgor’s Collateral, or (d) except for applicable Gaming Regulations and compliance with or as may be required by applicable securities laws, the exercise by the Collateral Agent of any of its rights or remedies provided herein;

(v)           neither the execution, delivery or performance by such Pledgor of this Agreement, nor compliance by it with the terms and provisions hereof nor the consummation of the transactions contemplated herein:  (i) will contravene in any material respect any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court, arbitrator or governmental instrumentality, domestic or foreign, applicable to such Pledgor; (ii) will conflict or be inconsistent in any material respect with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens or Liens pursuant to the Security Documents) upon any of the properties or assets of such Pledgor or any of its Subsidiaries pursuant to the terms of any indenture, lease, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or other instrument to which such Pledgor or any of its Subsidiaries is a party or is otherwise bound, or by which it or any of its properties or assets is bound or to which it may be subject; or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Pledgor or any of its Subsidiaries;

(vi)          all of such Pledgor’s Collateral (consisting of Securities, Limited Liability Company Interests or Partnership Interests) has been duly and validly issued and acquired, is fully paid and non-assessable and is subject to no options to purchase or similar rights, except pursuant to a sale or other disposition transaction permitted by the Credit Agreement;

(vii)         each of such Pledgor’s Pledged Notes constitutes, or when executed by the obligor thereof will constitute, the legal, valid and binding obligation of such obligor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(viii)        the pledge, collateral assignment and delivery to the Collateral Agent of such Pledgor’s Collateral consisting of Certificated Securities and Pledged Notes pursuant to this Agreement (and the continued possession by the Collateral Agent thereof) creates a valid and perfected first priority security interest in such Certificated

Securities and Pledged Notes, and the proceeds thereof, subject, in each case, to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities and the Collateral Agent is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and

(ix)          to the extent required by Section 3.2 hereof, “control” (as defined in Section 8-106 of the UCC) has been obtained by the Collateral Agent over all of such Pledgor’s Collateral consisting of Securities (including, without limitation, the Pledged Notes which are Securities) with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC except to the extent that the obligation of the applicable Pledgor to provide the Collateral Agent with “control” of such Collateral has not yet arisen under this Agreement.

(b)           Except as permitted under the Credit Agreement, each Pledgor covenants and agrees that it will exercise commercially reasonable efforts to defend the Collateral Agent’s right, title and security interest in and to such Pledgor’s material Collateral, whether now existing or hereafter acquired, and the proceeds thereof against the claims and demands of all persons whomsoever.

(c)           Each Pledgor covenants and agrees that it will take no action which would violate any of the terms of any Secured Debt Agreement.

17.  LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A REGISTERED ORGANIZATION AND/OR A TRANSMITTING UTILITY); JURISDICTION OF ORGANIZATION; ORGANIZATIONAL IDENTIFICATION NUMBERS; CHANGES THERETO; ETC.  No Pledgor shall change its legal name, its type of organization (including without limitation its status as (x) a Registered Organization, in the case of each Registered Organization or (y) a Transmitting Utility or a Person which is not a Transmitting Utility, as the case may be), its jurisdiction of organization, or its organizational identification number (if any) from that listed on Annex A hereto for such Pledgor (or those that may have been established after the date of this Agreement in accordance with this Section 17) except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) any Pledgor changing its jurisdiction of organization from the United States or a State thereof to a jurisdiction of organization outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than five Business Days’ prior written notice of each change to the information listed on Annex A (or such shorter notice as is acceptable to the Collateral Agent) (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex A which shall correct all information contained therein for the respective Pledgor, and (ii) in connection with such respective change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.  In addition, to the extent that any Pledgor does not have an organizational identification number on the date hereof and later obtains one, such Pledgor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

18.  PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC.  Prior to the Termination Date, the obligations of each Pledgor under this Agreement, unless released pursuant to Section 19 or 32, shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by any circumstance or occurrence whatsoever, including, without limitation:  (i) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Secured Debt Agreement or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof (except to the extent that any such modification expressly and directly relates to such Pledgor’s obligations under this Agreement); (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement; (iii) any furnishing of any additional security to the Collateral Agent or its assignee or any acceptance thereof or any release of any security by the Collateral Agent or its assignee; (iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

19.  TERMINATION; RELEASE.  (a)  After the Termination Date, this Agreement and the security interest created hereby shall automatically terminate (provided that all indemnities set forth herein including, without limitation, in Section 11 hereof shall survive any such termination), and the Collateral Agent, at the request and expense of such Pledgor, will execute and deliver to such Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC termination statements and instruments of satisfaction, discharge and/or reconveyance), and will duly release from the security interest created hereby and, and will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by the Collateral Agent or any of its sub-agents hereunder and, with respect to any Collateral consisting of an Uncertificated Security, a Partnership Interest or a Limited Liability Company Interest (other than an Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.2(a)(ii).

(b)           In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party in accordance with the Credit Agreement) or any other transaction expressly permitted by the Credit Agreement requires a release of the relevant Collateral (x) at any time prior to the Termination Date or (y) at any time thereafter, to the extent permitted by the other Secured Debt Agreements, and in the case of clauses (x) and (y), the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement or such other Secured Debt Agreement, as the case may be, to the extent required to be so applied, the Collateral Agent, at the request and expense of such Pledgor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in the possession of the Collateral Agent (or, in the case of Collateral held by any sub-agent designated pursuant to Section 4 hereto, such sub-agent) and has not theretofore been released pursuant to this Agreement.

(c)           At any time that any Pledgor desires that Collateral be released as provided in the foregoing Section 19(a) or (b), it shall deliver to the Collateral Agent (and the relevant sub-agent, if any, designated pursuant to Section 4 hereof) a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to Section 19(a) or (b) hereof.

(d)           The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Section 19.

20.  NOTICES, ETC.  All notices and communications hereunder shall be in writing and sent or delivered by mail, telecopy or overnight courier service and all such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier or sent by telecopier, except that notices and communications to the Collateral Agent or any Pledgor shall not be effective until received by the Collateral Agent or such Pledgor, as the case may be.  All such notices and other communications shall be in writing and addressed as follows:

(a)           if to any Pledgor, at:

c/o Affinity Gaming, LLC
3755 Breakthrough Way, Suite 300
Las Vegas, NV 89135
Attention: Chief Financial Officer/General Counsel
Fax No.: (702) 341-2581

(b)           if to the Collateral Agent, at:

60 Wall Street
New York, New York 10005
Attention: Sara Pelton
Telephone No.: (904) 520-5449
Telecopier No.: (732) 380-3355

(c)           if to any Lender Creditor, at such address as such Lender Creditor shall have specified in the Credit Agreement;

(d)           if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to the Borrower and the Collateral Agent;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

21.  WAIVER; AMENDMENT.  Except as provided in Sections 30 and 32 hereof, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in accordance with the requirements specified in Section 13.12 of the Credit Agreement.

22.  MISCELLANEOUS.  This Agreement shall and shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and assigns, provided that no Pledgor may assign any of its rights or obligations hereunder in a manner not permitted under the Secured Debt Documents without the prior written consent of the Collateral Agent (with the prior written consent of the Required Secured Creditors).  All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

23.  GAMING REGULATORY MATTERS.  The Collateral Agent, on behalf of the Secured Creditors, acknowledges and agrees that, notwithstanding anything to the contrary contained herein:

(a)           In the event that a Secured Creditor exercises one or more of the remedies set forth in this Agreement or any other Credit Document with respect to any Pledged Equity Interests that are subject to the Pledged Equity Interests Requisite Gaming Approvals (the “Gaming Stock”), including foreclosure, sale, transfer or other disposition of such Gaming Stock, or of the possessory security therein (except a transfer back to the applicable Pledgor) and the exercise of any of the voting and consensual rights afforded the Collateral Agent hereunder or thereunder, such exercise of remedies may be deemed a separate transfer of the Gaming Stock and may require the separate and prior approval of the applicable Gaming Authorities pursuant to applicable Gaming Regulations and/or the licensing of the Collateral Agent and Secured Creditors, unless such licensing requirement is waived by the Gaming Authorities.

(b)           The pledge of the Gaming Stock hereunder is not effective without the prior approval of the applicable Gaming Authorities.  Any amendment of this Agreement may require the approval of the Nevada Gaming Authorities and/or Iowa Gaming Authorities in order to become effective.

(c)           The approval by the applicable Gaming Authority of this Agreement shall not be, and shall not be construed as, the approval, either express or implied, for the Secured Creditors to take any actions or steps provided for in this Agreement for which approval by the Gaming Authorities is required, without first obtaining such prior and separate approval of such Gaming Authority, to the extent required by the applicable Gaming Regulations.

(d)           The Collateral Agent and each sub-agent of the Collateral Agent shall comply with the conditions, if any, imposed by any Gaming Authority in connection with the approvals of the security interests granted hereunder by the Pledgors, including, without limitation, any conditions requiring the Collateral Agent or sub-agent of the Collateral Agent to maintain the certificates representing certain Pledged Securities at a location within the applicable jurisdiction provided to the applicable Gaming Authority and to permit representatives of the Gaming Authorities to inspect such Pledged Securities and certificates thereof during normal business hours.  Neither the Collateral Agent nor any sub-agent of the Collateral Agent shall surrender possession of any Pledged Securities to any Person other than to the respective Pledgor without prior notice to or approval of the applicable Gaming Authorities or as otherwise permitted by applicable Gaming Regulations.

(e)           In connection with the foregoing provisions of this Section 23, it is acknowledged and agreed that (i) neither the Collateral Agent, nor any Secured Creditor, shall have any liability to any Pledgor for any non-compliance or failure to meet obligations as otherwise provided above in this Section 23, except to the extent of the gross negligence, bad faith or willful misconduct of the Collateral Agent or the respective Secured Creditor or, with respect to the Collateral Agent, material breach of any obligation of the Collateral Agent under this Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision); and (ii) neither the Collateral Agent, nor any Secured Creditor, shall transfer any Limited Liability Company Interests in the Pledgors, HGI-ST. JO, LLC and HGI-MARK TWAIN, LLC, without compliance with Sections 313.800-313.850 RSMo. and 11 CSR 45-10.040(3)(B).

24.  HEADINGS DESCRIPTIVE.  The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

25.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, SUBJECT TO THE APPLICABLE GAMING REGULATIONS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY,

GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PARTY AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 20 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

26.  PLEDGOR’S DUTIES.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, except for the safekeeping of Collateral actually in the Collateral Agent’s possession, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.

27.  COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

28.  SEVERABILITY.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

29.  RECOURSE.  This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of such Pledgor contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

30.  ADDITIONAL PLEDGORS.  It is understood and agreed that any Wholly-Owned Domestic Subsidiary of the Borrower, which is not an Excluded Subsidiary, that is required pursuant to Section 9.12 of the Credit Agreement to execute a counterpart of this Agreement after the date hereof shall become a Pledgor hereunder by (x) executing a counterpart hereof or a Joinder Agreement and delivering the same to the Collateral Agent, (y) delivering supplements to Annexes A through G hereto as are necessary to cause such annexes to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

31.  LIMITED OBLIGATIONS.  It is the desire and intent of each Pledgor and the Secured Creditors that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.  Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Pledgor constituting a Guarantor have been limited as provided in the Guaranty and Collateral Agreement.

32.  RELEASE OF PLEDGORS.  If at any time all of the Equity Interests of any Pledgor owned by the Borrower or any of its Subsidiaries are sold to a Person other than a Credit Party in a transaction permitted pursuant to the Credit Agreement (and which does not violate the terms of any other Secured Debt Agreement then in effect), then, such Pledgor shall be released as a Pledgor pursuant to this Agreement without any further action hereunder (it being understood that the sale of all of the Equity Interests in any Person that owns, directly or indirectly, all of the Equity Interests in any Pledgor shall be deemed to be a sale of all of the Equity Interests in such Pledgor for purposes of this Section), and the Collateral Agent is authorized and directed to execute and deliver such instruments of release as are reasonably satisfactory to it.  At any time that the Borrower desires that a Pledgor be released from this Agreement as provided in this Section 32, the Borrower shall deliver to the Collateral Agent a certificate signed by a principal executive officer of the Borrower stating that the release of such Pledgor is permitted pursuant to this Section 32.  The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as a result of the release of any Pledgor by it in accordance with, or which it believes to be in accordance with, this Section 32.

33.  ACKNOWLEDGEMENT OF LIENS.  Each Pledgor, the Collateral Agent, each Revolving Secured Party, and each Non-Revolving Secured Party agrees and acknowledges that (i) the grants of Liens pursuant to the Credit Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral or all other collateral, the Revolving Obligations are fundamentally different from the Non-Revolving Obligations and must be separately classified in any plan of reorganization proposed or adopted in any proceeding under any Debtor Relief Law.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Secured Parties and Non-Revolving Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Revolving Secured Parties shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, prepetition interest, and other claims, all amounts owing in respect of post-petition interest, fees, costs, expenses, premiums, and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such proceeding under any Debtor Relief Law, before any distribution from, or in respect of, any Collateral is made in respect of the claims held by the Non-Revolving Secured Parties), with the Non-Revolving Secured Parties hereby acknowledging and agreeing to turn over to the Revolving Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Non-Revolving Secured Parties.

* * * *

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

AFFINITY GAMING, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Chief Executive Officer

AFFINITY GAMING BLACK HAWK, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

HGI-ST. JO, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

HGI-MARK TWAIN, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

HGI-LAKESIDE, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

THE SANDS REGENT, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

THE PRIMADONNA COMPANY, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

FLAMINGO PARADISE GAMING, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

PLANTATION INVESTMENTS, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

ZANTE, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

DAYTON GAMING, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

LAST CHANCE, LLC, as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

CALIFORNIA PROSPECTORS, LTD., as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	Manager

AFFINITY GAMING FINANCE CORP., as a Pledgor

By:	/s/ David D. Ross
Name:	David D. Ross
Title:	President

Accepted and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By:	/s/ MaryKay Coyle
Name:	MaryKay Coyle
Title:	Managing Director

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Director

Execution Version

GUARANTY AND COLLATERAL AGREEMENT

dated as of

May 9, 2012

among

AFFINITY GAMING, LLC,

CERTAIN DOMESTIC SUBSIDIARIES OF AFFINITY GAMING, LLC

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as COLLATERAL AGENT

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Section 6.17.	Collateral Agent	34
Section 6.18.	Acknowledgement of Liens	34
Section 6.19.	Compliance with Gaming Regulations	34

Schedules

Schedule 3.02(b)	Grantor Legal Name
Schedule 3.02(c)	Mergers and Acquisitions
Schedule 3.02(d)	Grantor Organizational Information
Schedule 3.02(e)	Collateral Address
Schedule 3.02(f)	Commercial Tort Claims
Schedule 3.02(g)	Offices
Schedule 3.02(i)	Intellectual Property
Schedule 3.06(a)	Deposit Accounts
Schedule 3.06(b)	Securities Accounts
Schedule 3.06(c)	Commodities Accounts

Exhibits

Exhibit I	Form of Grant of Security Interest in United States Trademarks
Exhibit II	Form of Grant of Security Interest in United States Patents
Exhibit III	Form of Grant of Security Interest in United States Copyrights

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GUARANTY AND COLLATERAL AGREEMENT dated as of May 9, 2012, among AFFINITY GAMING, LLC, a Nevada limited liability company (the “Borrower”), the other Subsidiaries of the Borrower from time to time party hereto (whether as original signatories or as additional parties as contemplated by Section 6.14 hereof) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent for the Lenders and the other Secured Creditors pursuant to the Credit Agreement (as defined below) (in such capacity, together with any successor collateral agent, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders party thereto from time to time and Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) have entered into the Credit Agreement dated as of May 9, 2012 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or modified from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in Letters of Credit for the account of the Borrower, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more other Credit Parties may at any time and from time to time enter into one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Hedging Creditors”, and, together with the Lender Creditors and their respective successors and permitted assigns, the “Secured Creditors”, with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with a Hedging Creditor being herein called a “Secured Hedging Agreement”);

WHEREAS, the obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement; and

WHEREAS, the Subsidiary Guarantors are Subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.  Credit Agreement; UCC.  Capitalized terms used in this Agreement (including the introductory paragraph and recitals hereof) and not otherwise defined in this Agreement shall have the meanings specified in the Credit Agreement; provided that all terms defined in the New York UCC (as defined in this Agreement) and not defined in this Agreement or the Credit Agreement shall have the meanings specified therein.

Section 1.02.  Interpretive Provisions.  Sections 1.02, 1.04, 1.05, 1.06, 1.09 and 1.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

Section 1.03.  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to, or on account of, an Account.

“Adjusted Net Worth” of any Guarantor at any time shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement, any other Secured Debt Agreement or the Senior Notes).

“Administrative Agent” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Agreement” means this Guaranty and Collateral Agreement, as the same may be amended, modified, restated (including any amendment and restatement hereof) and/or supplemented from time to time in accordance with its terms.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” has the meaning assigned to such term in Section 3.01(a).

“Collateral Agent” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Commodities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent and the Borrower establishing the Collateral Agent’s Control with respect to any Commodities Account.

“Commodities Account” means all “commodities accounts” as such term is defined in the New York UCC.

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance and to exercise remedies under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts”  means, with respect to any Grantor, all contracts, agreements, instruments and documents in any form and portions thereof (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, Licenses and any partnership agreements, joint venture agreements and limited liability company or operating agreements) to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified.

“Control” means (i) in the case of each Deposit Account, “control”, as such term is defined in Section 9-104 of the New York UCC, (ii) in the case of any Securities Account, “control” as such term is defined in Section 8-106 of the New York UCC, and (iii) in the case of any Commodity Account, “control”, as such term is defined in Section 9-106 of the New York UCC.

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“Control Agreements” means, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodities Account Control Agreements.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Copyrights” means all copyright rights in any works of authorship or any other work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent and the Borrower establishing the Collateral Agent’s Control with respect to any Deposit Account.

“Domain Names” means all Internet domain names and associated uniform resource locator addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Event of Default” means any Event of Default under, and as defined in, the Credit Agreement or, after the Obligations owing to the Lender Creditors have been paid in full (other than contingent obligations not yet due and payable) and all Letters of Credit and Commitments have terminated (or, in the case of Letters of Credit, have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)), an Event of Default (or similar term) under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Hedging Creditor.

“Excess Exempted Foreign Subsidiary Voting Equity Interests” means the Voting Equity Interests of a Foreign Subsidiary in excess of 65% of the total combined voting power of all classes of Voting Equity Interests of such Foreign Subsidiary.

“Excluded Deposit Accounts” means, collectively, (i) payroll and payroll taxes accounts and fiduciary, workers’ compensation accounts and other employee wage and benefit payment accounts, escrow and trust accounts, in each case the proceeds of which are used solely to fund such purposes and (ii) any other deposit accounts, so long as the aggregate amount on deposit in all such deposit accounts does not exceed $250,000 in the aggregate at any time.

“Excluded Property” has the meaning assigned to such term in Section 3.01(a).

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“Excluded Securities Accounts” means, collectively, (i) payroll and payroll taxes accounts and fiduciary, workers’ compensation accounts and other employee wage and benefit payment accounts, escrow and trust accounts, in each case, the proceeds of which are used solely to fund such purposes and (ii) any other securities accounts, so long as the aggregate amount on deposit in all such securities accounts does not exceed $250,000 in the aggregate at any time.

“Grantors” means the Borrower and the Subsidiary Guarantors.

“Guarantor” means the Borrower and each Subsidiary Guarantor.

“Hedging Creditors” has the meaning assigned to such term in the recitals of this Agreement.

“Hedging Obligations” means the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest, fees and expenses accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreement, whether or not such interest, fees or expenses are an allowed claim in any such proceeding) of the Borrower and/or one or more other Credit Parties owing under any Secured Hedging Agreement entered into by the Borrower and/or one or more other Credit Parties with any Hedging Creditor so long as such Hedging Creditor participates in such Secured Hedging Agreement, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Intellectual Property” means all intellectual and similar intangible property, including Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know-how or other confidential or proprietary data or information, Software and databases and all embodiments or fixations thereof and related documentation and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Lender Creditors” has the meaning assigned to such term in the recitals of this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement pertaining to Intellectual Property to which any Grantor is a party as a licensee or licensor of Intellectual Property.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Excluded Deposit Accounts” means all Deposit Accounts of such Grantor other than Excluded Deposit Accounts.

“Non-Excluded Securities Accounts” means all Securities Accounts of such Grantor other than Excluded Securities Accounts.

“Non-Revolving Obligations” means the Secured Obligations, whether now existing or hereafter arising, other than the Revolving Obligations.

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“Non-Revolving Secured Parties” means the Secured Parties other than the Revolving Secured Parties.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein.

“Permits” means, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Primary Obligations” has the meaning assigned to such term in Section 4.02(b).

“Pro Rata Share” has the meaning assigned to such term in Section 4.02(b).

“Representative” shall have the meaning assigned to such term in Section 4.02(e).

“Required Secured Creditors” means (i) at any time when any Obligations or any Letters of Credit are outstanding or any Commitments under the Credit Agreement exist, the Required Lenders (or to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders) and to the extent required by Section 13.12 or 13.21 of the Credit Agreement, the Supermajority Revolving Lenders and (ii) at any time after all of the Obligations (other than contingent obligations that are not then due and payable) have been paid in full and all Commitments and Letters of Credit under the Credit Agreement have been terminated (or, in the case of Letters of Credit, have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and no further Commitments may be provided thereunder, the holders of a majority of the aggregate outstanding amount of the Hedging Obligations.

“Revolving Secured Parties” means the RL Lenders, the Swingline Lender and the Issuing Lenders.

“Secondary Obligations” has the meaning assigned to such term in Section 4.02(b).

“Secured Creditors” has the meaning assigned to such term in the recitals of this Agreement.

“Secured Debt Agreements” means and includes this Agreement, the other Credit Documents and each Secured Hedging Agreement.

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“Secured Hedging Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Secured Obligations” means all Obligations and all Hedging Obligations.

“Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent and the Borrower establishing the Collateral Agent’s Control with respect to any Securities Account.

“Security Interest” means each of the security interests granted pursuant to Section 3.01.

“Software” means computer programs, object code, source code, supporting documentation, License rights to any of the foregoing and all media that may contain any of the foregoing, including, without limitation, “software” as such term is defined in the New York UCC and computer programs that may be construed as included in the definition of “goods” under the New York UCC.

“Subsidiary Guarantor” and “Subsidiary Guarantors” have the meanings assigned to such terms in the introductory paragraph of this Agreement.

“Termination Date” has the meaning assigned to such term in Section 6.13(a).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source indicators or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof and (b) all goodwill associated therewith or symbolized thereby.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote (including, for the avoidance of doubt, any interest in an entity that is treated for United States federal income tax purposes as a voting equity interest).

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ARTICLE II

Guaranty

Section 2.01.  Guaranty.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees as a primary obligor and not merely as surety to the Collateral Agent, for the ratable benefit of the Secured Creditors, and to the Secured Creditors, the prompt and complete payment and performance when due and payable (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations of the Borrower and each other Credit Party; provided that notwithstanding anything to the contrary in this Article II, the Borrower shall not guaranty Secured Obligations directly incurred by it (as opposed to Secured Obligations incurred by another Credit Party and guaranteed by the Borrower hereunder).

(b)           Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Agreement) hereby confirms that it is its intention that the guaranty made by the Guarantors not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law.  To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Agreement) hereby irrevocably agrees that the Secured Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor (other than such liabilities in respect of (i) the Senior Notes and (ii) intercompany Indebtedness among or between the Borrower and/or its Subsidiaries, which liabilities shall be deemed to be $0 for the purpose of any reduction to the liabilities as contemplated by this clause (b)) that are relevant under such laws, not constitute a fraudulent transfer or conveyance for purposes of such laws.

(c)           Each Guarantor agrees that the Secured Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guaranty contained in this Article II or affecting the rights and remedies of the Collateral Agent or any other Secured Creditor hereunder.

(d)           No payment made by the Borrower, any of the Subsidiary Guarantors or any other Person or received or collected by the Collateral Agent or any other Secured Creditor from the Borrower, any of the Subsidiary Guarantors or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or payment of any of the Secured Obligations shall be deemed to modify, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in cash in respect of the Secured Obligations or any payment received or collected from such Guarantor in cash in respect of any of the Secured Obligations), remain liable for the Secured Obligations guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until (but subject to Section 2.04 in the case of following clause (i)) the earlier to occur of (i) the Termination Date or (ii) the release of such Guarantor from this Agreement in accordance with the express provisions of Section 6.13(b).

Section 2.02.  Amendments, etc. with respect to the Secured Obligations.  To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Creditor may be rescinded by the Collateral Agent or such other Secured Creditor and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with

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respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent or any other Secured Creditor, and this Agreement, the Credit Agreement and the other Secured Debt Agreements and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, as the Collateral Agent (or the applicable Hedging Creditors solely with respect to Secured Hedging Agreements) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Collateral Agent or any other Secured Creditor for the payment of any of the Secured Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Secured Obligations or for the guaranty contained in this Article II or any property subject thereto, except to the extent required by applicable law.

Section 2.03.  Guaranty Absolute and Unconditional.  Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Creditor upon the guaranty contained in this Article II or acceptance of the guaranty contained in this Article II; each of the Secured Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Article II; and all dealings between the Borrower and any of the other Credit Parties, on the one hand, and the Collateral Agent and the other Secured Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Article II.  Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrower or any of the other Credit Parties with respect to any of the Secured Obligations.  Each Guarantor understands and agrees, to the extent permitted by law, that the guaranty contained in this Article II shall be construed as a continuing, absolute and unconditional guaranty of payment and not of collection.  Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses that it may have arising out of or in connection with any and all of the following:  (a) the validity or enforceability of this Agreement, the Credit Agreement or any other Secured Debt Agreements, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower or any Subsidiary thereof against the Collateral Agent or any other Secured Creditor, (c) any change in the time, manner or place of payment or any amendment, waiver or increase in any of the Secured Obligations in accordance with the terms of the documentation evidencing the same, (d) any exchange, taking, or release of Collateral, (e) any change in the structure or existence of any of the Borrower, any of the other Credit Parties or any other Subsidiary of the Borrower (except in connection with any release permitted by Section 6.13 or any other liquidation, merger or dissolution permitted by the Credit Agreement), (f) any application of Collateral to any of the Secured Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Secured Obligation or the rights of the Collateral Agent or any other Secured Creditor with respect thereto, including, without limitation:  (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly

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deprives the Borrower, any other Credit Party or any other Subsidiary of the Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash or performance of the Secured Obligations guaranteed it hereunder) (with or without notice to or knowledge of the Borrower, any other Credit Party or any other Subsidiary of the Borrower) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Credit Party for its Secured Obligations, or of such Guarantor under the guaranty contained in this Article II, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guaranty for the Secured Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any other Secured Creditor against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.04.  Reinstatement.  The guaranty of any Guarantor contained in this Article II shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any other Credit Party or any other Subsidiary of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Credit Party or any other Subsidiary of the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 2.05.  Payments.  Each Guarantor hereby agrees that payments hereunder will be paid to the Collateral Agent, for the benefit of the Secured Creditors, without set-off, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 5.03 and 5.04 of the Credit Agreement.

Section 2.06.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s, each other Credit Party’s and their respective Subsidiaries’ financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and agrees that none of the Collateral Agent or the other Secured Creditors will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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ARTICLE III

Security Interests in Personal Property

Section 3.01.  Security Interest.  (a)  As (1) security for the payment and performance in full of all Revolving Obligations, each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Revolving Secured Parties, a security interest in all right, title and interest of such Grantor in the Collateral and (2) security for the payment and performance in full of all Non-Revolving Obligations, each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Non-Revolving Secured Parties, a security interest in all right, title and interest of such Grantor in the Collateral. “Collateral” shall mean, collectively (but excluding all Excluded Property), any and all right, title and interest of the Grantors in and to the following:

(i)                                     all Accounts;

(ii)                                  all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii)                               all cash and Deposit Accounts (and all property deposited in or credited to such Deposit Accounts);

(iv)                              all Documents;

(v)                                 all Goods;

(vi)                              all Equipment;

(vii)                           all General Intangibles;

(viii)                        all Instruments;

(ix)                              all Inventory;

(x)                                 all Investment Property (including, without limitation, all Securities Accounts and Commodities Accounts and all property deposited in or credited to such Securities Accounts and Commodities Accounts);

(xi)                              all Letter of Credit Rights with a value equal to or greater than $500,000;

(xii)                           all Intellectual Property, together with all causes of action arising prior to or after the date hereof for infringement of any of the Intellectual Property or unfair competition regarding the same;

(xiii)                        all Permits;

(xiv)                       all Contracts and all Contract Rights;

(xv)                          all commercial tort claims (including those set forth on Schedule 3.02(f) hereto) with a value equal to or greater than $500,000;

(xvi)                       all books and records;

(xvii)                    all Software; and

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(xviii)                 to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include (collectively, “Excluded Property”):

(i)                                     any General Intangibles (including Intellectual Property) or other rights arising under any leases, Licenses, Contracts, agreements or other documents for so long as the grant of such security interest could constitute or result in (A) the cancellation, voiding, impairment, abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein, (B) a breach or termination pursuant to the terms of, or a default under, any such General Intangible (including Intellectual Property), lease, License, Contract, agreement, or other document or (C) a violation of any law or regulation (including applicable Gaming Regulations) which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (A), (B) or (C) above is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction, the Bankruptcy Code or any other then applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing abandonment, invalidation, unenforceability, breach or termination shall no longer be effective and to the extent severable, shall attach immediately to any portion of such General Intangible (including Intellectual Property), lease, License, Contract, agreement or other document that does not result in any of the consequences specified in clause (A), (B) or (C) above;

(ii)                                  Excluded Deposit Accounts and Excluded Securities Accounts;

(iii)                               motor vehicles and other assets subject to certificates of title (except to the extent that the perfection thereof can be accomplished by the filing of a UCC-1 (or similar) financing statement);

(iv)                              any “intent-to-use” applications for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 (or any successor provision), prior to the filing with, and acceptance of, a verified “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act, to the extent that, and during the period in which, the assignment, transfer, pledge or grant of a security interest in such intent-to-use application would impair the validity or enforceability of any registration that issues from that intent-to-use application under applicable federal law;

(v)                                 the “Collateral” under and as defined in the Gaming Pledge Agreement and any asset that may not be encumbered or pledged as collateral pursuant to applicable Gaming Regulations (including, to the extent prohibited by applicable Gaming Regulations, Gaming Permits and slot machines of the Missouri Guarantors, HGI-St. Jo, LLC and HGI-Mark Twain, LLC);

(vi)                              assets as to which the Collateral Agent and the Borrower reasonably (and jointly) determine that the burden or cost of obtaining a security interest in or pledge of any specifically identified assets or category of assets (or perfecting the same) are excessive in relation to the benefit to the Secured Creditors of the security afforded thereby;

(vii)                           assets owned by any Grantor on the date hereof or hereafter acquired that are subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted

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to be incurred pursuant to the Credit Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such asset, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, the Bankruptcy Code or any other requirement of law;

(viii)                        any interest in Joint Ventures and Non-Wholly Owned Subsidiaries which cannot be pledged without the consent of one or more third parties or such pledge is otherwise prohibited by such Person’s organizational documents or documents related thereto or other agreements permitted by the Credit Documents relating to such Joint Ventures and Non-Wholly Owned Subsidiaries, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, the Bankruptcy Code or any other requirement of law;

(ix)                              any Excess Exempted Foreign Subsidiary Voting Equity Interests;

(x)                                 any real property leasehold interests; and

(xi)                              any direct Proceeds, substitutions or replacements or any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute Excluded Property pursuant to the terms of the definition thereof.

Furthermore, any assets or property constituting “Excluded Property” pursuant to the terms of the definition thereof are expressly excluded from each term used in the definition of Collateral (and any component thereof).

provided, however, nothing in this paragraph shall exclude (except to the extent prohibited by applicable Gaming Regulations) from the grant of Security Interests pursuant to Section 3.1(a) any and all Proceeds (other than Proceeds constituting Excluded Property pursuant to the terms of the definition thereof) derived from, or in connection with, any disposition of all or any portion of any assets owned by the Borrower or any other Grantor.

(b)                                 Each Grantor hereby irrevocably authorizes the Collateral Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets, whether now owned or hereafter acquired” of such Grantor, or words of similar meaning, or such other description as the Collateral Agent may determine and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number, if any, issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c)                                  Each Grantor also ratifies its authorization for the Collateral Agent (or its designee) to file on or after the Effective Date, without the signature of any Grantor, in any relevant jurisdiction any financing statements (including fixture filings, as applicable) or other similar filings, recordings or registrations or amendments thereto.

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(d)                                 The Collateral Agent (or its designee) is further authorized to file with the United States Patent and Trademark Office and the United States Copyright Office (or any successor office) such documents in substantially the form of Exhibits I, II or III, as the case may be, or otherwise as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party; provided that (except for filings to be made on the Initial Borrowing Date) such documents shall be provided to the Borrower at least five (5) Business Days prior to filing so that the Borrower can provide corrections or supplements to such documents.

(e)                                  The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Creditor to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

Section 3.02.  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the other Secured Creditors that:

(a)                                 Each Grantor has good and valid title, license (or other rights of use) to the material Collateral and has full power and authority to grant to the Collateral Agent, for the ratable benefit of the Secured Creditors, the Security Interest in such Collateral pursuant hereto, free and clear of all Liens other than Permitted Liens, and to execute, deliver and perform its obligations in accordance with the terms in this Agreement.

(b)                                 Set forth in Schedule 3.02(b) hereto is, as of the date hereof, (i) the exact legal name of each Grantor as such name appears in its respective certificate or document of formation and (ii) each other legal name such Grantor has had in the past year, including the date of the relevant name change (if any).

(c)                                  Except as set forth on Schedule 3.02(c) hereto, as of the date hereof, no Grantor has changed its identity within the past year; it being understood that changes in identity include mergers, acquisitions, consolidations, liquidations into, or transfers of all or substantially all assets to, any Grantor by any other Person, as well as any change in form, nature or jurisdiction of formation and if any such merger, acquisition, consolidation, liquidation, or transfer, has occurred, Schedule 3.02(c) hereto sets forth the information required by Section 3.02(b) and (c) as to each acquiree and each other constituent party to such merger, acquisition or consolidation, liquidation, or transfer as of the date hereof.

(d)                                 Set forth in Schedule 3.02(d) hereto is, as of the date hereof, the (i) type of organization of each Grantor, (ii) jurisdiction of organization, (iii) organizational identification number, if any, of such Grantor, (iv) address (including the county) of the chief executive office of such Grantor and (v) the federal taxpayer identification number of each Grantor.

(e)                                  Set forth in Schedule 3.02(e) hereto is, as of the date hereof, the name and address of any Person other than a Grantor that has possession of any Collateral consisting of Inventory, Equipment and/or Fixtures (other than such Collateral which is (i) in transit, (ii) out for repair or maintenance or (iii) in the possession of employees, officers or directors of any Grantor) with a value in excess of $500,000.

(f)                                   Set forth in Schedule 3.02(f) hereto is, as of the date hereof, a true and correct list of the commercial tort claims held by any Grantor and of which such Grantor has knowledge, including a brief description thereof, which could reasonably be expected to result in awarded damages, in excess of $500,000.

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(g)                                  The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent by the Grantors pursuant to this Agreement for filing in each governmental, municipal or other office specified in Schedule 3.02(g) hereto (or specified by notice from the Borrower to the Collateral Agent after the Initial Borrowing Date in the case of filings, recordings or registrations required by Section 9.12 of the Credit Agreement), are all the filings, recordings and registrations (other than (i) filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office, in order to perfect the Security Interest in Collateral consisting of issued Patents and applications therefor, registered Trademarks and Trademark applications therefor (other than intent-to-use applications), and registered Copyrights and applications therefor, (ii) registrations required to be made with regard to any Collateral which is the subject of any certificate of title or similar statute, (iii) filings or notices required to be made under the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, in respect of any Governmental Authority which is an Account Debtor and (iv) fixture filings pertaining to the perfection of Fixtures) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or with respect to any changed circumstances requiring an amendment to such filing under applicable law.  Each Grantor represents and warrants that a fully executed agreement in the form attached hereto as Exhibit I, II or III, as the case may be, and containing a description of all Collateral consisting of United States issued Patents and Patent applications, United States registered Trademarks and Trademark applications (other than intent-to-use applications), United States registered Copyrights and Copyright applications, in each case owned by any Grantor on the date hereof, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, in respect of all Collateral consisting of United States issued Patents and applications therefor, registered United States Trademarks and applications therefor (other than intent-to-use applications), and United States registered Copyrights and applications therefor, in each case owned by any Grantor on the date hereof, in which a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(h)                                 The Security Interest constitutes (i) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(g) (and the payment of any related fees), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to the filings described in Section 3.02(g) (and the payment of any related fees), a security interest that shall be perfected in all Collateral in which a security interest may be perfected by and upon the receipt and recording of a Grant of Security Interest in Trademarks, Patents and Copyrights, as the case may be, in the form (appropriately completed) attached hereto as Exhibits I, II and III respectively with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205 (other than such actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of issued Patents and applications therefor, registered Trademarks and

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applications therefor (other than intent-to-use applications) and registered Copyrights and applications therefor acquired or developed after the date hereof or with respect to any changed circumstances requiring an amendment to such filing under applicable law).   The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens.

(i)                                     Each Grantor represents and warrants that the Intellectual Property listed in Schedule 3.02(i) hereto (as amended from time to time) for such Grantor includes all Intellectual Property that such Grantor owns in connection with its business as of the date hereof which is registered at the United States Patent and Trademark Office, the United States Copyright Office, or an equivalent thereof in the United States.  Each Grantor represents and warrants that it owns, is licensed to use or otherwise has the right to use, all Intellectual Property that it uses in connection with its present conduct of its business, the failure of which, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  Except as set forth on Schedule 3.02(i) hereto, each Grantor further warrants that it has not received any third party claim that any aspect of such Grantor’s present or contemplated business operations may infringe, violate, misuse, dilute, or misappropriate any Intellectual Property right of any other third party that could reasonably be expected to have a Material Adverse Effect.  Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Grantor represents and warrants that (a) it is the true and lawful owner of all the registrations and applications for Intellectual Property listed in Schedule 3.02(i), (b) said registrations and applications are valid, subsisting and have not been canceled, (c) such Grantor is not aware of any third party claim (i) that any of said registrations and applications is invalid or unenforceable, or (ii) challenging Grantor’s rights to such registrations and applications, and (d) no Grantor is aware of any reasonable basis for such claims.

Section 3.03.  Covenants.  (a)                                 Each Grantor agrees to give the Collateral Agent at least ten days’ advance written notice (or such shorter notice as may be consented to in writing by the Collateral Agent) of any change (i) in its legal name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Collateral Agent with (A) certified organizational documents reflecting any of the changes described in clauses (i), (iii), (iv) or (v) of the first sentence of this Section 3.03(a) and (B) a supplement to the applicable schedules which shall correct all information contained therein for each Grantor reflecting any changes described in this Section 3.03(a).  Each Grantor agrees not to effect or permit any change referred to in the second preceding sentence unless all filings have been made (or at the time of such change shall have been made) under the Uniform Commercial Code or otherwise that are required, if any, in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in the Collateral as required hereby.

(b)                                 Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Collateral ((i) other than Collateral that is deemed by such Grantor to be immaterial to the conduct of the Grantors’ business, taken as a whole, and (ii) with respect to Intellectual Property, as required pursuant to Section 3.05) against all Persons claiming any interest adverse to the Collateral Agent or any other Secured Creditor (other than the holders of Permitted Liens) and to defend the security interests of the Collateral Agent in the Collateral and the priority thereof against any Lien (other than Permitted Liens).  Nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is permitted by the Credit Agreement (including pursuant to Section 9.04).

(c)                                  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the

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Collateral Agent may from time to time reasonably request to preserve, protect and perfect the security interests and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interests hereunder and the filing of any financing statements (including fixture filings) or other documents (including execution of agreements in the form of Exhibits I, II and III attached hereto and filing such agreements with the United States Patent and Trademark Office or United States Copyright Office, as applicable, and any filings or notices required to be made under any applicable Assignment of Claims Act (or similar statute in respect of any Governmental Authority which is an Account Debtor) in connection herewith or therewith.  If any amount payable to any Grantor under or in connection with any of the  Collateral shall be or become evidenced by any promissory note or other instrument issued to such Grantor by any Person and the face amount of such promissory note or other instrument is in excess of $500,000, in each such case such note or instrument shall be promptly pledged and delivered to the Collateral Agent following receipt, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(d)                                 The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the  Collateral, including (upon the occurrence and during the continuation of an Event of Default or with the consent of the applicable Grantor), in the case of Accounts or other  Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such  Collateral for the purpose of making such a verification.  Subject to Section 13.16 of the Credit Agreement, the Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Creditor.

(e)                                  At its option, but only after five (5) Business Days’ prior written notice to the Borrower of its intention to do so, the Collateral Agent may discharge past due Taxes, assessments, charges, fees or Liens at any time levied or placed on the Collateral and not permitted pursuant to Section 10.01 of the Credit Agreement, and may pay for the maintenance and preservation of the  Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent in accordance with Section 13.01 of the Credit Agreement, for any payment made or any out-of-pocket expense incurred and evidenced with reasonable supporting documentation by the Collateral Agent pursuant to the foregoing authorization (and such amounts shall constitute additional Secured Obligations secured hereby), provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Creditor to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens and maintenance as set forth in this Agreement or in the other Secured Debt Agreements.

(f)                                   If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person with a value in excess of $500,000 to secure payment and performance of an Account and such security interest does not constitute Excluded Property, such Grantor shall promptly collateraly assign such security interest to the Collateral Agent.  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g)                                  Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment

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relating to such contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times, in each case, unless such contract is expressly assumed by the Collateral Agent or such Secured Creditor.

(h)                                 None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Collateral (or any part thereof) or shall grant any other Lien in respect of the Collateral (or any part thereof), except as permitted by the Credit Agreement.

(i)                                     None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the  Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than compromises, compoundings, settlements and collections made in the ordinary course of business or in accordance with the reasonable business judgment of such Grantor.

(j)                                    The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 9.03 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuation of an Event of Default, of making, settling and adjusting claims in respect of  Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.  All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable and documented attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

(k)                                 Each Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 30 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Collateral Agent.

Section 3.04.  Other Actions.  In order to ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in accordance with the terms hereof, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a)                                 Instruments and Tangible Chattel Paper.  Each Grantor represents and warrants that each Instrument and each item of Tangible Chattel Paper (i) with a value in excess of $500,000 and

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(ii) in existence on the date hereof, has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank.  If any Grantor shall at any time hold or acquire any Instruments or Chattel Paper with a value in excess of $500,000, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)                                 Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as applicable, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record; provided that no Grantor shall be required to take any action described above in this clause (b) unless the aggregate amount payable to the Grantors evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described above in this clause (b) exceeds $500,000.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under New York UCC Section 9-105 or, as applicable, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(c)                                  Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor in an amount in excess of $500,000, such Grantor shall promptly notify the Collateral Agent thereof and promptly following the reasonable request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(d)                                 Commercial Tort Claims.  If any Grantor shall obtain knowledge that such Grantor holds or has acquired a commercial tort claim which could reasonably be expected to result in awarded damages in an amount exceeding $500,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the ratable benefit of the Secured Creditors, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

Section 3.05.  Covenants Regarding Patent, Trademark and Copyright Collateral.  (a) Except as otherwise permitted under Section 9.04 or Section 10.02 of the Credit Agreement, each Grantor agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts

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to prevent its licensees from doing any act or omitting to do any act) whereby any issued Patent or application therefor which constitutes Collateral would become invalidated or dedicated to the public (to the extent, where Grantor is a licensee of such Patent, Grantor has the rights to do so), and agrees that it shall continue to mark any products covered by an issued Patent with the relevant patent number as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable patent laws.

(b)                                 Except as otherwise permitted under Section 9.04 or Section 10.02 of the Credit Agreement, each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark which constitutes Collateral (to the extent, where Grantor is licensee of such Trademark, Grantor has the rights to do so), (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) use commercially reasonable efforts to maintain substantially the same or higher quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration (or, if such Trademark is unregistered, display such Trademark with notice as required for unregistered Trademarks) to the extent necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable law and (iv) not knowingly use or knowingly authorize the use of such Trademark in any violation of any third party rights.

(c)                                  Except as is otherwise permitted under Section 9.04 or Section 10.02 of the Credit Agreement, each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright which constitutes Collateral (to the extent, where Grantor is a licensee of such Copyright, Grantor has the right to do so), continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable copyright laws.

(d)                                 Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the conduct of its business would reasonably be expected to become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e)                                  In the event any Grantor, either itself or through any agent, employee, licensee or designee, files an application for any Patent, or for the registration of any Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in any Fiscal Quarter, such Grantor shall within 45 days, or 15 days in the case of the United States Copyright Office, after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (beginning with the Fiscal Quarter beginning on or about June 30, 2012) and 90 days, or 15 days in the case of the United States Copyright Office, after the end of each Fiscal Year of the Borrower, inform the Collateral Agent thereof and execute and deliver a grant of security interest in any such Patent, or Trademark or Copyright registration (or application therefor) that constitutes Collateral in the form of Exhibits I, II or III, as applicable, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings as are reasonably necessary for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable until the Termination Date.

(f)                                   Each Grantor will take all reasonable steps in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to

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maintain and pursue each registration or application either owned by such Grantor or where such Grantor has the rights to do so that is material to the conduct of its business relating to the Patents, Trademarks and/or Copyrights which constitute the Collateral (and to obtain the relevant grant or registration) including (a) timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees; and (b) if consistent with reasonable business judgment initiating opposition, interference and cancellation proceedings against third parties; provided that nothing in this Agreement shall prevent such Grantor from not pursuing or maintaining such an application or registration to the extent permitted under Section 9.04 or Section 10.02 of the Credit Agreement.

(g)                                  In the event that any Grantor knows that any  Collateral consisting of Intellectual Property material to the conduct of its business is or has been infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with reasonable business judgment, prosecute its rights in such Intellectual Property diligently, including promptly suing for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution (and taking any actions required by applicable law prior to instituting such suit), and taking such other actions as are appropriate under the circumstances to protect such  Collateral.  Nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any  Collateral consisting of Intellectual Property or require any Grantor to pursue any claim of infringement, misappropriation or dilution, if (x) such Grantor so determines in its reasonable business judgment and (y) it is not prohibited by the Credit Agreement.

Section 3.06.  Cash Management System and Securities Accounts.

(a)                                 Deposit Accounts.  As of the date hereof, no Grantor has opened or maintains any Deposit Accounts other than the accounts listed on Schedule 3.06(a) hereto.  As promptly as practicable, and in any event within 75 days after the Initial Borrowing Date (or such longer period as may be agreed by the Collateral Agent in its sole discretion), all of the Non-Excluded Deposit Accounts of each Grantor shall be subject to the terms of a fully executed Deposit Account Control Agreement.  No Grantor shall hereafter establish or acquire any Non-Excluded Deposit Account unless (1) the applicable Grantor shall have given the Collateral Agent 10 days’ prior written notice (or such shorter period as is agreed by the Collateral Agent) of its intention to establish such new Non-Excluded Deposit Account with a Bank, (2) such Bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Non-Excluded Deposit Account, and (3) the respective Grantor shall furnish to the Collateral Agent a supplement to Schedule 3.06(a) hereto containing the relevant information with respect to the respective Deposit Account and the Bank with which same is established.  The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Non-Excluded Deposit Account or give any notice of sale or exclusive control over any Non-Excluded Deposit Accounts except upon the occurrence and during the continuation of an Event of Default.  No Grantor shall grant Control of any Non-Excluded Deposit Account to any person other than the Collateral Agent.

(b)                                 Securities Accounts.  As of the date hereof no Grantor has any Securities Accounts other than those listed in Schedule 3.06(b) hereto.  As promptly as practicable, and in any event within 75 days after the Initial Borrowing Date (or such longer period as may be agreed by the Collateral Agent in its sole discretion), all of the Non-Excluded Securities Accounts of each Grantor shall be subject to the terms of a fully executed Securities Account Control Agreement. No Grantor shall hereafter establish or acquire any Non-Excluded Securities Account with any Securities Intermediary unless (1) the applicable Grantor shall have given the Collateral Agent 10 days’ prior written notice (or such shorter period as is agreed by the Collateral Agent in its sole discretion), (2) such Securities Intermediary and

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such Grantor shall have duly executed and delivered a Securities Account Control Agreement with respect to such Non-Excluded Securities Account, and (3) the respective Grantor shall furnish to the Collateral Agent a supplement to Schedule 3.06(b) hereto containing the relevant information with respect to the respective Securities Account and the Securities Intermediary with which same is established.  Each Grantor shall (i) accept any cash and Investment Property (other than Excess Exempted Foreign Subsidiary Voting Equity Interests) in trust for the benefit of the Collateral Agent and (ii) deposit within ten (10) Business Days of actual receipt thereof any and all cash and Investment Property (other than (x) any cash or Investment Property deposited into any Excluded Deposit Account or Excluded Securities Account, (y) any Investment Property pledged and delivered to the Collateral Agent pursuant to the Gaming Pledge Agreement and (z) any Excess Exempted Foreign Subsidiary Voting Equity Interest) received by it into a Deposit Account or Securities Account subject to Collateral Agent’s Control. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of Uncertificated Securities or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur.  No Grantor shall grant Control over any Collateral that is Investment Property to any Person other than the Collateral Agent.

(c)           Commodities Accounts.  As of the date hereof, no Grantor has any Commodities Accounts other than those listed in Schedule 3.06(c) hereto.  As promptly as practicable, and in any event within 75 days after the Initial Borrowing Date (or such longer period as may be agreed by the Collateral Agent in its sole discretion), all of the Commodities Accounts of each Grantor shall be subject to the terms of a fully executed Commodities Account Control Agreement.  No Grantor shall hereafter establish or acquire any Commodities Account with any Commodity Intermediary unless (1) the applicable Grantor shall have given the Collateral Agent 10 days’ prior written notice (or such shorter period as is agreed by the Collateral Agent in its sole discretion), (2) such Commodity Intermediary and such Grantor shall have duly executed and delivered a Commodities Account Control Agreement with respect to such Commodities Account, and (3) the respective Grantor shall furnish to the Collateral Agent a supplement to Schedule 3.06(c) hereto containing the relevant information with respect to the respective Commodities Account and the Commodity Intermediary with which same is established. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions or directions to any Commodities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur.

ARTICLE IV

Remedies

Section 4.01.  Remedies upon Default.  Upon the occurrence and during the continuation of an Event of Default, subject to applicable Gaming Regulations, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Collateral Agent, for the ratable benefit of the Secured Creditors, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises

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where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law, (c) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral, (d) instruct all Banks, Securities Intermediaries and Commodity Intermediaries which have entered into a Control Agreement with the Collateral Agent to transfer all monies, securities and instruments held by such Person to an account designated by the Collateral Agent, (e) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with this Section 4.01, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation, (f) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 4.02, (g) take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent and (h) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the New York UCC.

Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, valuation, extension, moratorium, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine in its sole and absolute discretion.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Creditors shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, the Collateral Agent or any Secured Creditor may bid for or purchase, free (to the extent permitted by law) from any right of redemption, extension, moratorium, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and, in respect of a bid by

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any Secured Creditor, may make payment on account thereof by using any claim then due and payable to such Secured Creditor from any Grantor as a credit against the purchase price, and such Secured Creditor may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Secured Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 4.02.  Application of Proceeds.  (a) After the exercise of remedies provided for in the last paragraph of Section 11 of the Credit Agreement (or after the Loans, accrued interest thereon and Commitment Commission have automatically become immediately due and payable and the Total Commitments have been terminated as set forth in the proviso contained in the last paragraph of Section 11 to the Credit Agreement) and irrespective of any other provisions of any Credit Document to the contrary, any amounts (including cash, equity securities, debt securities or any other property; provided that if any such amounts are not in the form of cash, then the amount of such securities or other property applied to each of clause (i) through (vi) below shall be an amount with a fair market value equal to the stated amount required to be applied pursuant to each such clause) received on account of the Secured Obligations (whether as a result of a payment under a Guaranty, any realization on the Collateral, any set-off rights or any distribution in connection with any Insolvency or Liquidation Proceeding (including, without limitation, payments (I) in respect of “adequate protection” for the use of Collateral during such proceeding, (II) in respect of post-petition interest, fees or expenses, (III) in respect of any waiver of any rights to receive distributions in any Insolvency or Liquidation Proceeding, (IV) under any Plan of Reorganization or (V) on account of any liquidation of any Credit Party or otherwise)) shall be turned over to the Collateral Agent (to the extent not received directly by the Collateral Agent) and applied by the Collateral Agent in the following order:

(i) first, to the payment of all documented out-of-pocket costs and expenses incurred by, and all documented indemnity and fee obligations owed to, the Collateral Agent and the Administrative Agent in connection with such collection or sale or otherwise in connection with, or pursuant to, this Agreement, any other Credit Document or any of the Secured Obligations, in each case, to the extent reimbursable under the Credit Agreement, including all court costs and the reasonable and documented fees and documented out-of-pocket expenses of its agents, advisors, consultants and White & Case LLP (including one local counsel to the Administrative Agent in each relevant jurisdiction and one regulatory counsel to the Administrative Agent in each relevant jurisdiction), the repayment of all advances made by the Collateral Agent hereunder or under any other Credit Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Primary Obligations which are Revolving Obligations shall be paid to the Secured Creditors as provided in Section 4.02(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations which

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are Revolving Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), inclusive, an amount equal to the outstanding Secondary Obligations which are Revolving Obligations shall be paid to the Secured Creditors as provided in Section 4.02(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations which are Revolving Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Primary Obligations which are Non-Revolving Obligations shall be paid to the Secured Creditors as provided in Section 4.02(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations which are Non-Revolving Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(v)  fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, an amount equal to the outstanding Secondary Obligations which are Non-Revolving Obligations shall be paid to the Secured Creditors as provided in Section 4.02(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations which are Non-Revolving Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(vi) sixth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (v), inclusive, and following the termination of the security interests created pursuant to this Agreement in accordance with the express provisions of Section 6.13(a) hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

(b)           For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of (I) such Secured Creditor’s Primary Obligations which are Revolving Obligations or Secondary Obligations which are Revolving Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations which are Revolving Obligations or Secondary Obligations which are Revolving Obligations, as the case may be, (II) with respect to Non-Revolving Obligations, such Secured Creditor’s Primary Obligations which are Non-Revolving Obligations or Secondary Obligations which are Non-Revolving Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations which are Non-Revolving Obligations or Secondary Obligations which are Non-Revolving Obligations, as the case may be, (y) “Primary Obligations” shall mean (i) in the case of the Revolving Obligations, all principal of, premium, fees and interest on, all Revolving Loans, all Swingline Loans, all Unpaid Drawings, the Stated Amount of all outstanding Letters of Credit and all Fees that are Revolving Obligations, (ii) in the case of the Non-Revolving Obligations, all principal of, premium, fees and interest on, all Term Loans and all Fees that are Non-Revolving Obligations and (iii) in the case of the Hedging Obligations, all amounts due under each Secured Hedging Agreement (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) and (z) “Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations.

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(c)           When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 4.02 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations.  If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d)           Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Security Documents, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all outstanding Revolving Loans and Swingline Loans under the Credit Agreement and Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Secured Obligations owing to the Lender Creditors as such.  If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Secured Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 4.02(a) hereof.

(e)           All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to the Hedging Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedging Creditors or, in the absence of such a Representative, directly to the Hedging Creditors.

(f)            For purposes of applying payments received in accordance with this Section 4.02, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Hedging Creditors for a determination (which the Administrative Agent, each Representative and the Hedging Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors and the Hedging Creditors, as the case may be.  Unless it has received written notice from a Lender Creditor or a Hedging Creditor to the contrary, the Administrative Agent, each Representative and each Hedging Creditor, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.  Unless it has written notice from a Hedging Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements are in existence.

(g)           It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale

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shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

If any Secured Creditor collects or receives any amounts on account of the Secured Obligations to which it is not entitled under this Section 4.02, such Secured Creditor shall hold the same in trust for the Secured Creditors and shall forthwith deliver the same to the Collateral Agent, for the account of the Secured Creditors, to be applied in accordance with this Section 4.02.

Section 4.03.  Assignment of Intellectual Property Upon an Event of Default.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement upon the occurrence and during the continuance of an Event of Default and effective solely at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or similar registrar in order to effect an absolute assignment of all right, title and interest in any registered Intellectual Property and each application for such registration, and record the same.  If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions:  (i) declare the entire right, title and interest of such Grantor in and to the Intellectual Property, vested in the Collateral Agent for the ratable benefit of the Secured Creditors, in which event such right, title and interest shall immediately vest, in the Collateral Agent for the ratable benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in this Section 4.03 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property; (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or Domain Names have been used; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable Domain Name registrar to the Collateral Agent and provide reasonable access to all media in which any of the licensed items may be recorded or stored and to all Software used for the compilation or printout thereof. Upon and during the continuation of an Event of Default, each Grantor shall, at the reasonable request of the Collateral Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE V

Indemnity, Subrogation and Subordination

Section 5.01.  Indemnity and Subrogation.  In addition to all rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but in each case subject to Section 5.03), the Borrower agrees that (a) in the event a payment of any Secured Obligation shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security

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Document to satisfy in whole or in part any Secured Obligation owed to any Secured Creditor, the Borrower shall indemnify such Grantor in an amount equal to the fair value of the assets so sold.

Section 5.02.  Contribution and Subrogation.  Each Guarantor and Grantor (other than the Borrower with respect to its own Secured Obligations) agrees (subject to Section 5.03) that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worth of the Guarantors on the date the respective payment is made) of any payment made hereunder (whether as Guarantor and/or Grantor hereunder, with proceeds of the Collateral of any Grantor applied hereunder deemed for this purpose to be payments made by it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5.03.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Agreement (and its guarantees contained herein) in accordance with the express provisions of Section 6.13(b) shall thereafter have no contribution obligations, or rights, pursuant to this Section 5.02, and at the time of any such release, the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided herein) based on the payments made hereunder by the remaining Guarantors.  The provisions of this Section 5.02 shall in no respect limit the obligations and liabilities of any Guarantor or Grantor to the Collateral Agent and the other Secured Creditors, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Creditors for the full amount guaranteed by such Guarantor hereunder.

Section 5.03.  Subordination.  Notwithstanding any provision in this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations (other than contingent obligations that are not then due and payable), and no Credit Party shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Creditor against the Borrower or any other Credit Party or any collateral security or guaranty or right of offset held by the Collateral Agent or any other Secured Creditor for the payment of any of the Secured Obligations, nor shall any Credit Party seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Credit Party in respect of payments made by such Credit Party hereunder (or paid with proceeds of Collateral of such Credit Party hereunder), until all the Loans, Unpaid Drawings, and all other Secured Obligations (other than contingent obligations that are not then due and payable) are paid in full in cash, the Total Commitment and all Letters of Credit have been terminated (or, in the case of Letters of Credit, have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and all Secured Hedging Agreements have been terminated, cash collateralized or subject to other arrangements, in each case, in a manner satisfactory to all parties thereto.  If any amount shall be paid to any Credit Party on account of such contribution or subrogation rights at any time when all of the Loans, Unpaid Drawings, and all other Secured Obligations (other than contingent obligations that are not then due and payable) shall not have been paid in full in cash, any Letter of Credit shall remain outstanding (other than Letters of Credit that have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) or any of the Commitments or any Secured Hedging Agreement shall remain in effect (unless all such remaining Secured Hedging Agreements have been cash collateralized or subject to other arrangements, in each case, in a manner satisfactory to the respective parties thereto), such amount

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shall be held by such Credit Party in trust for the Collateral Agent and the other Secured Creditors, segregated from other funds of such Credit Party, and shall, forthwith upon receipt by such Credit Party, be turned over to the Collateral Agent in the exact form received by such Credit Party (duly indorsed by such Credit Party to the Collateral Agent, if required), to be held as collateral security for all of the Secured Obligations (whether matured or unmatured) of, or guaranteed by, such Credit Party and/or then or at any time thereafter may be applied against any Secured Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

ARTICLE VI

Miscellaneous

Section 6.01.  Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted in this Agreement) be in writing and given as provided in Section 13.03(a) and (b) of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in Section 13.03(a) and (b) of the Credit Agreement.

Section 6.02.  Waivers; Amendment.  (a)  No failure or delay by any Secured Creditor in exercising any right or power hereunder or under any other Secured Debt Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Secured Creditors hereunder and under the other Secured Debt Agreements are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision in this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall have been effected in accordance with paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan, or the issuance of a Letter of Credit, shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Creditor may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.12 of the Credit Agreement.

Section 6.03.  Collateral Agent’s Fees and Expenses; Indemnification.  (a)  The parties hereto agree that the Collateral Agent (and any of its sub-agents) shall be entitled to reimbursement of its reasonable and documented out-of-pocket expenses incurred hereunder as provided in Section 13.01 of the Credit Agreement.

(b)           Without duplication or limitation of its indemnification obligations under the other Secured Debt Agreements, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnified Persons as provided in Section 13.01 of the Credit Agreement.

(c)           Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents.  The provisions of this Section 6.03

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shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Secured Debt Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Secured Debt Agreement, or any investigation made by or on behalf of the Collateral Agent or any other Secured Creditor.  All amounts due under this Section 6.03 shall be payable within 15 Business Days after written demand therefor (including documentation reasonably supporting such request).

Section 6.04.  Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Subsidiary Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns and shall inure to the benefit of the other Secured Creditors and their respective successors and permitted assigns.

Section 6.05.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of the Secured Debt Agreements and the making of any Loans, the issuance of Letters of Credit and the entering into of any Secured Hedging Agreements, regardless of any investigation made by any Secured Creditor or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Secured Creditor may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Secured Debt Agreement is outstanding and unpaid or any Letter of Credit is outstanding (other than Letters of Credit that have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and so long as the Total Commitments have not been terminated and the Secured Hedging Agreements have not been terminated, cash collateralized or subject to other arrangements, in each case, in a manner satisfactory to the respective parties thereto.

Section 6.06.  Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute a single contract.  Delivery of an executed signature page to this Agreement by email or facsimile or other electronic transmission expressly permitted as a method of delivery under the Credit Agreement shall be as effective as delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any Credit Party when a counterpart hereof executed on behalf of such Credit Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Credit Party and the Collateral Agent and their respective successors and permitted assigns, and shall inure to the benefit of such Credit Party, the Administrative Agent, the Collateral Agent and the other Secured Creditors and their respective successors and permitted assigns, except that no Credit Party shall have the right to assign or transfer its rights or obligations hereunder or any interest in this Agreement (and any such assignment or transfer shall be void) except in accordance with Section 13.04 of the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Credit Party and may be amended, modified, supplemented, waived or released with respect to any Credit Party

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without the approval of any other Credit Party and without affecting the obligations of any other Credit Party hereunder.

Section 6.07.  Severability.  Any provision in this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.08.  Right of Set-Off.  If an Event of Default shall have occurred and be continuing, the Collateral Agent and each Secured Creditor (with the prior written consent of the Administrative Agent or the Required Lenders) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Secured Obligations at any time owing by the Collateral Agent (other than Excluded Deposit Accounts, Excluded Securities Accounts or other accounts used exclusively for payroll, payroll taxes or fiduciary, escrow and trust purposes) or such Secured Creditor to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under any Secured Debt Agreement owed to the Collateral Agent or such Secured Creditor, irrespective of whether or not the Collateral Agent or such Secured Creditor shall have made any demand under such Secured Debt Agreement and although such Secured Obligations may be unmatured.  The applicable Secured Creditor shall notify the Borrower, the Collateral Agent and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 6.08.  The rights of the Collateral Agent and each Secured Creditor under this Section 6.08 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent and each Secured Creditor may have.

Section 6.09.  Governing Law; Jurisdiction; Consent to Service of Process(a)        .  (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, SUBJECT TO GAMING REGULATIONS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS AS PROVIDED IN SECTION 13.03 OF THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO

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THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT OR ANY OTHER SECURED CREDITOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY SUBSIDIARY GUARANTOR IN ANY OTHER JURISDICTION.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 6.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.11.  Headings.  Article and Section headings and the Table of Contents used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.12.  Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Secured Debt Agreement, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Secured Debt Agreement or any other agreement or instrument, in each case in accordance with its terms, (c) any exchange, release or non-perfection of any Lien on other Collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Secured Obligations or this Agreement (other than a release of any Grantor or Guarantor in accordance with Section 6.13 or the defense of payment or performance).

Section 6.13.  Termination or Release. (a)  After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 6.03 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor, or authorize such Grantor to file, a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement and the termination of all Control Agreements, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the

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Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the first date upon which (x) the Total Commitments under the Credit Agreement have been terminated, no amounts payable under any Note (as defined in the Credit Agreement) is outstanding, all Letters of Credit have been terminated (other than Letters of Credit that have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and all Loans and other Obligations (other than contingent obligations that are not then due and payable) have been paid in full and all Secured Hedging Agreements shall have been terminated, cash collateralized or subject to other arrangements, in each case, in a manner satisfactory to the respective parties thereto.

(b)                                 Prior to the Termination Date, in the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement (in which case such collateral is automatically released from the security interest under this Agreement) or is otherwise released at the direction of the Required Lenders (or all Lenders or such other group of Lenders as may be required by Section 13.12 of the Credit Agreement), so long as the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement, to the extent required to be so applied, the Collateral Agent, at the request and expense of such Grantor, will execute and deliver evidence of such release from the security interest created hereby (including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  Furthermore, in the event that all of the capital stock or other Equity Interests of one or more Subsidiary Guarantors is sold or otherwise disposed of (in each case to a Person other than a Credit Party) or liquidated at any time prior to the Termination Date in compliance with the requirements of Section 10.02 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders or such other group of Lenders as may be required by Section 13.12 of the Credit Agreement)), so long as the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Subsidiary Guarantor (and the Collateral at such time assigned by such Subsidiary Guarantor pursuant hereto) shall, upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to the Borrower or a Subsidiary thereof), be automatically released from this Agreement and the guarantee and security interest granted hereunder (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other Equity Interests of any Subsidiary Guarantor shall be deemed to be a sale of such Subsidiary Guarantor for the purposes of this Section 6.13(b)), and, at the reasonable request and expense of such Subsidiary Guarantor, the Collateral Agent will execute and deliver evidence of such release, including termination or partial release statements and the like in connection therewith and assign, transfer and deliver to such Subsidiary Guarantor (without recourse and without any representation or warranty) such of the Subsidiary Guarantor’s Collateral (and deliver to the applicable Grantor any certificates, agreements or instruments representing the capital stock or Equity Interests of such Subsidiary Guarantor) as is then being (or has been) released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

(c)                                  At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral having a value in excess of $500,000 pursuant to the foregoing Section 6.13(a) or (b), such Grantor shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of such Grantor stating that the release of the respective Collateral is permitted

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pursuant to such Section 6.13(a) or (b).  At any time that the Borrower or the respective Grantor desires that a Subsidiary of the Borrower which has been released from its guaranty pursuant to Article II hereunder be released hereunder as provided in the last sentence of Section 6.13(b), it shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of the Borrower and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 6.13(b).

(d)                                 The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in good faith believed to be in accordance with) this Section 6.13.

Section 6.14.  Additional Subsidiaries.  Pursuant to Section 9.12 of the Credit Agreement, each Wholly-Owned Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) that was not in existence or not a Wholly-Owned Domestic Subsidiary as of the date hereof, is required to enter in this Agreement as a Subsidiary Guarantor and Grantor upon becoming such a Wholly-Owned Domestic Subsidiary.  Upon execution and delivery by the Collateral Agent and such Subsidiary of a Joinder Agreement substantially in the form of Exhibit L to the Credit Agreement, such Subsidiary shall become a Subsidiary Guarantor and Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and Grantor in this Agreement.  The execution and delivery of any such instrument shall not require the consent of any other Credit Party hereunder.  The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any new Credit Party as a party to this Agreement.

Section 6.15.  Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof upon the occurrence of and during the continuation of an Event of Default, which appointment is irrevocable (until all Loans and Notes (in each case together with interest thereon), Fees and all other Secured Obligations (other than indemnities described in Section 6.03 and contingent obligations which are not then due and payable) incurred hereunder and thereunder, are paid in full) and coupled with an interest.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuation of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor, subject to applicable Gaming Regulations, (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, provided that nothing in this Agreement contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Creditors shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them in this

33

Agreement, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, willful misconduct or the material breach of their obligations (if any) under this Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 6.16.  Further Assurances.  Notwithstanding anything to the contrary herein, the parties hereto agree to comply with the requirements set forth in Section 9.12 of the Credit Agreement.

Section 6.17.  Collateral Agent.  The Collateral Agent shall act in accordance with the provisions of Section 12 of the Credit Agreement, the provisions of which shall be deemed incorporated by reference herein as fully as if set forth in their entirety herein.  Each Secured Creditor, by accepting the benefits of this Agreement, agrees to the provisions of Section 12 of the Credit Agreement, including as same apply to the actions of the Collateral Agent hereunder.

Section 6.18.  Acknowledgement of Liens.  Each Grantor, the Collateral Agent, each Revolving Secured Party, and each Non-Revolving Secured Party agrees and acknowledges that (i) the grants of Liens pursuant to the Credit Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral or all other collateral, the Revolving Obligations are fundamentally different from the Non-Revolving Obligations and must be separately classified in any plan of reorganization proposed or adopted in any proceeding under any Debtor Relief Law. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Secured Parties and Non-Revolving Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Revolving Secured Parties shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, prepetition interest, and other claims, all amounts owing in respect of post-petition interest, fees, costs, expenses, premiums, and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such proceeding under any Debtor Relief Law, before any distribution from, or in respect of, any Collateral is made in respect of the claims held by the Non-Revolving Secured Parties), with the Non-Revolving Secured Parties hereby acknowledging and agreeing to turn over to the Revolving Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Non-Revolving Secured Parties.

Section 6.19.  Compliance with Gaming Regulations.  Notwithstanding anything to the contrary herein or in any of the other Credit Documents, the Collateral Agent, on behalf of the Secured Creditors, acknowledges and agrees that the exercise of all rights and remedies under this Agreement is subject to applicable Gaming Regulations and further acknowledges and agrees that:

(a)                                 The exercise of certain rights or remedies set forth in this Agreement may require the prior approval or authorization of the applicable Gaming Authorities pursuant to applicable Gaming Regulations and/or the licensing of the Collateral Agent or other Secured Creditors or their transferee(s), unless such licensing requirement is waived by the applicable Gaming Authorities.

(b)                                 The sale, transfer, possession or disposition of gaming devices, cashless wagering systems, mobile gaming systems, interactive gaming systems, gambling games and implements of gambling (as those terms are defined in the Gaming Regulations) may be subject to the requirements of the Gaming Regulations, including the approval of the applicable Gaming Authorities or the licensing of the Collateral Agent or other Secured Creditors or their transferee(s) before any of them may sell or distribute such Collateral for use or play in any State in which a Grantor is licensed or registered to own

34

or conduct a Gaming Business or for distribution outside of any State in which a Grantor is licensed or registered to own or conduct a Gaming Business to the extent required by applicable Gaming Regulations.

(c)                                  The approval by the applicable Gaming Authority of this Agreement shall not be, and shall not be construed as, the approval, either express or implied, for the Secured Creditors to take any actions or steps provided for in this Agreement for which approval by the Gaming Authorities is required, without first obtaining such prior and separate approval of such Gaming Authority, to the extent required by the applicable Gaming Regulations.

(d)                                 In connection with the foregoing provisions of this Section 6.19, it is acknowledged and agreed that neither the Collateral Agent, nor any other Secured Creditor, shall have any liability to any Grantor for any non-compliance or failure to meet obligations as otherwise provided above in this Section 6.19, except to the extent of the gross negligence, bad faith, willful misconduct of the Collateral Agent or the respective Secured Creditor or the material breach of its obligations under this Agreement (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

[Signature pages to follow]

35

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AFFINITY GAMING, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Chief Executive Officer

AFFINITY GAMING BLACK HAWK, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

HGI-ST. JO, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

HGI-MARK TWAIN, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

HGI-LAKESIDE, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

36

THE SANDS REGENT, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

THE PRIMADONNA COMPANY, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

FLAMINGO PARADISE GAMING, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

PLANTATION INVESTMENTS, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

ZANTE, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

DAYTON GAMING, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

37

LAST CHANCE, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

CALIFORNIA PROSPECTORS, LTD.

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

AFFINITY GAMING FINANCE CORP.

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	President

38

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ MaryKay Coyle
	Name:	MaryKay Coyle
	Title:	Managing Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

39

Exhibit I to

the Guaranty and

Collateral Agreement

FORM OF GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                            ] (the “Grantor”) with principal offices at [                                                        ], hereby grants to Deutsche Bank Trust Company Americas, as Collateral Agent, with principal offices at 60 Wall Street, New York, NY 10005 (the “Collateral Agent”), for the ratable benefit of the Secured Creditors, a security interest in (i) all of the Grantor’s right, title and interest in, to and under to the United States trademark registrations and trademark applications (the “Trademarks”) set forth on Schedule A attached hereto, (ii) all Proceeds (as such term is defined in the Guaranty and Collateral Agreement referred to below) and products of the Trademarks and (iii) the goodwill of the businesses associated with or symbolized by the Trademarks.

This Grant is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Guaranty and Collateral Agreement among the Grantor, the other grantors from time to time party thereto and the Collateral Agent, dated as of May 9, 2012 (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”).

This Grant has been granted in conjunction with the security interest granted to the Collateral Agent under the Guaranty and Collateral Agreement.  The rights and remedies of the Collateral Agent with respect to the security interest granted herein are as set forth in the Guaranty and Collateral Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Collateral Agreement, the provisions of the Guaranty and Collateral Agreement shall govern.

This Grant shall be construed in accordance with and governed by the laws of the State of New York (without regard to conflicts of law principles) and shall terminate in accordance with Section 6.13 of the Guaranty and Collateral Agreement.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [        ] day of [                        ], [        ].

[NAME OF GRANTOR], Grantor

By
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent and Grantee

By
Name:
Title:

By:
Name:
Title:

2

SCHEDULE A

MARK	REG. NO.	REG. DATE

Exhibit II to

the Guaranty and

Collateral Agreement

FORM OF GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                                      ] (the “Grantor”) with principal offices at [                                                        ], hereby grants to Deutsche Bank Trust Company Americas, as Collateral Agent, with principal offices at 60 Wall Street, New York, NY 10005 (the “Collateral Agent”), for the ratable benefit of the Secured Creditors, a security interest in (i) all of the Grantor’s rights, title and interest in, to and under the United States patents and patent applications (the “Patents”) set forth on Schedule A attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Guaranty and Collateral Agreement referred to below) and products of the Patents.

THIS GRANT is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Guaranty and Collateral Agreement among the Grantor, the other grantors from time to time party thereto and the Collateral Agent, dated as of May 9, 2012 (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”).

This Grant has been granted in conjunction with the security interest granted to the Collateral Agent under the Guaranty and Collateral Agreement.  The rights and remedies of the Collateral Agent with respect to the security interest granted herein are as set forth in the Guaranty and Collateral Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Collateral Agreement, the provisions of the Guaranty and Collateral Agreement shall govern.

This Grant shall be construed in accordance with and governed by the laws of the State of New York (without regard to conflicts of law principles) and shall terminate in accordance with Section 6.13 of the Guaranty and Collateral Agreement.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [        ] day of [                        ], [        ].

[NAME OF GRANTOR], Grantor

By
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent and Grantee

By
Name:
Title:

By
Name:
Title:

2

SCHEDULE A

PATENT	PATENT NO.	ISSUE DATE

Exhibit III to

the Guaranty and

Collateral Agreement

FORM OF GRANT OF SECURITY INTEREST
IN UNITED STATES COPYRIGHTS

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, [Name of Grantor], a [                                      ] (the “Grantor”) with principal offices at [                                                        ], hereby grants to Deutsche Bank Trust Company Americas, as Collateral Agent, with principal offices at 60 Wall Street, New York, NY 10005 (the “Collateral Agent”), for the ratable benefit of the Secured Creditors, a security interest in (i) all of the Grantor’s rights, title and interest in, to and under the United States copyrights and copyright applications (the “Copyrights”) set forth on Schedule A attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Guaranty and Collateral Agreement referred to below) and products of the Copyrights.

THIS GRANT is made to secure the satisfactory performance and payment of all the Secured Obligations of the Grantor, as such term is defined in the Guaranty and Collateral Agreement among the Grantor, the other grantors from time to time party thereto and the Collateral Agent, dated as of May 9, 2012 (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”).

This Grant has been granted in conjunction with the security interest granted to the Collateral Agent under the Guaranty and Collateral Agreement.  The rights and remedies of the Collateral Agent with respect to the security interest granted herein are as set forth in the Guaranty and Collateral Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this Grant are deemed to conflict with the Guaranty and Collateral Agreement, the provisions of the Guaranty and Collateral Agreement shall govern.

This Grant shall be construed in accordance with and governed by the laws of the State of New York (without regard to conflicts of law principles) and shall terminate in accordance with Section 6.13 of the Guaranty and Collateral Agreement.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [        ] day of [                        ], [        ].

[NAME OF GRANTOR], Grantor

By
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS as Collateral Agent and Grantee

By
Name:
Title:

By
Name:
Title:

2

COPYRIGHT	COPYRIGHT NO.	ISSUE DATE